UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Amendment No. 1

Information Statement Pursuant to Section 14(e) of the Securities Exchange Act of 1934

Check the appropriate box:

☑ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

NOVO NETWORKS, INC.

(Name of Registrant as specified in its charter)

Payment of filing fee (Check the appropriate box):

☐ No fee required

☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement mother, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date filed:

NOVO NETWORKS, INC.
6440 North Central Expressway, Suite 620
Dallas, Texas 75206

To the Stockholders of Novo Networks, Inc.:

     Our Board proposed the Certificates of Amendment to effect the following amendments to our Certificate of Incorporation (the “Charter Amendments”):

•	To increase the aggregate number of shares that we will have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares will be shares of Common Stock, and 600,000,000 shares will be shares of Preferred Stock;

•	To change our name from Novo Networks, Inc. to Berliner Communications, Inc.;

•	To amend the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock to reduce the conversion price of the Series B Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Convertible Preferred Stock to 321,015,546;

•	To amend the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock to reduce the conversion price of the Series D Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Convertible Preferred Stock to 675,773,394;

•	To provide that, upon the filing of the Certificates of Amendment, all shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock will be automatically converted into Common Stock;

•	To effect a 1:300 reverse stock split, such that the outstanding shares of Common Stock and Convertible Preferred Stock will be reclassified and one new share of Common Stock will be issued for every 300 shares of existing Common Stock; and

•	To amend the Certificate of Incorporation, such that, after giving effect to the reverse stock split, the aggregate number of shares that we will have the authority to issue is 22,000,000 shares, of which 20,000,000 shares will be shares of Common Stock, and 2,000,000 shares will be shares of Preferred Stock.

     All of the foregoing matters are described in more detail in the attached Information Statement, and all capitalized terms are defined therein as well.

     On February 18, 2005, (i) the holders of over 66.67% of our Common Stock, voting as a single class together with the holders of the Series D Convertible Preferred Stock and the Series E Convertible Preferred Stock; (ii) the holders of over 66.67% of our Series B Convertible Preferred Stock, voting as a single class; (iii) all of the holders of our Series D Convertible Preferred Stock, voting as a single class; and (iv) the sole holder of our Series E Convertible Preferred Stock, voting as a single class, approved the Charter Amendments by written consent, to be effective 20 days from the date of the mailing of the Information Statement.

     The Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described therein. However, we encourage you to read the Information Statement carefully.

Sincerely,

Richard B. Berliner
Chief Executive Officer

Dallas, Texas

                    , 2005

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
VOTING SECURITIES AND PRINCIPAL HOLDERS
SUMMARY
THE ACQUISITION
INFORMATION ABOUT US
INFORMATION ABOUT BERLINER COMMUNICATIONS
VOTING AGREEMENT
SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CHANGE OF CONTROL
INTEREST OF CERTAIN PERSONS
DESCRIPTION OF CAPITAL STOCK
AMENDMENT 1
AMENDMENT 2
AMENDMENT 3
AMENDMENT 4
AMENDMENT 5
AMENDMENT 6
AMENDMENT 7
DISSENTERS’ RIGHTS OF APPRAISAL
ADDITIONAL INFORMATION
ANNEX A-1
ANNEX A-2
ANNEX B
ANNEX C
ANNEX D
ANNEX E
ANNEX F

NOVO NETWORKS, INC.
6440 North Central Expressway, Suite 620
Dallas, Texas 75206

INFORMATION STATEMENT
AND
NOTICE OF ACTION TAKEN WITHOUT A MEETING

     This Information Statement and Notice of Action Taken Without a Meeting is being furnished by the board of directors (the “Board”) of Novo Networks, Inc. (the “Company,” “we”, “our” or “us”) to the holders of our Common Stock (as defined herein) at August 15, 2005 (the “Record Date”) in connection with the filing of two certificates of amendment, in the form attached hereto as Annex A-1 and A-2 (the “Certificates of Amendment”), which would effect the following amendments to our Certificate of Incorporation (collectively, the “Charter Amendments”):

Amendment 1	To increase the aggregate number of shares which we will have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares will be shares of Common Stock, and 600,000,000 shares will be shares of Preferred Stock;

Amendment 2	To change our name from Novo Networks, Inc. to Berliner Communications, Inc.;

Amendment 3	To amend the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) to reduce the conversion price of the Series B Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Convertible Preferred Stock to 321,015,546;

Amendment 4	To amend the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock (the “Series D Certificate of Designation”) to reduce the conversion price of the Series D Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Convertible Preferred Stock to 675,773,394;

Amendment 5	To provide that, upon the filing of the Certificates of Amendment, all shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock will be automatically converted into Common Stock;

Amendment 6	To effect a 1:300 reverse stock split, such that the outstanding shares of Common Stock will be reclassified and one new share of Common Stock will be issued for every 300 shares of existing Common Stock; and

Amendment 7	To amend the Certificate of Incorporation, such that, after giving effect to the reverse stock split, the aggregate number of shares that we will have the authority to issue is 22,000,000 shares, of which 20,000,000 shares will be shares of Common Stock, and 2,000,000 shares will be shares of Preferred Stock.

     Pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), any action that may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under federal law these proposals may not be effected until at least 20 days after this Information Statement has first been sent to our stockholders, at which time, we intend to file the Certificates of Amendment with the Delaware Secretary of State (the “Effective Time”).

     Our Board obtained the required approval for the Charter Amendments by means of a written consent of stockholders, dated February 18, 2005 (the “Stockholders’ Written Consent”). A meeting to approve the Charter Amendments is therefore unnecessary, and our Board decided to forego the expense of having one.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is first being mailed on or about ___, 2005, to the holders of our outstanding Common Stock as of the Record Date.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of the Record Date, we had issued and outstanding approximately:

•	200,000,000 shares of issued and outstanding common stock, par value $0.00002 per share (the “Common Stock”), held by approximately 1,206 stockholders of record;

•	No shares of issued and outstanding Series A Convertible Preferred Stock, par value $0.00002 per share (the “Series A Preferred Stock”);

•	4,500 shares of issued and outstanding Series B Convertible Preferred Stock, par value $0.00002 per share (the “Series B Preferred Stock”) held by 18 stockholders of record;

•	No shares of issued and outstanding Series C Convertible Preferred Stock, par value $0.00002 per share (the “Series C Preferred Stock”);

•	9,473 shares of Series D Convertible Preferred Stock, par value $0.00002 per share (the “Series D Preferred Stock”) held by two stockholders of record; and

•	3,913,669 shares of Series E Convertible Preferred Stock, par value $0.00002 per share (the “Series E Preferred Stock”) held by one stockholder of record.

     Set forth below is information as to each class of our voting securities entitled to vote on the Charter Amendment, together with the number of outstanding shares of each such class and number of votes to which each class is entitled.

		Number of Votes
	Number of Shares	to Which Such
Class of Security	Outstanding	Class is Entitled
Common Stock	200,000,000	—	(1)

Series B Preferred Stock	4,500	4,500

Series D Preferred Stock	9,473	9,473

Series E Preferred Stock	3,913,669	3,913,669

Common Stock, voting together as a class with both the holders of the Series D Preferred Stock, voting on an as-converted basis, and the holders of the Series E Preferred Stock, voting on an as-converted basis		4,115,021,332	(2)

(1)	The Common Stock does not have the right to vote separately as a class without voting together with the holders of the Series D Preferred Stock and Series E Preferred Stock.

(2)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

SUMMARY

The Companies
Novo Networks, Inc. (See “Information About Us” beginning on page 11)
6440 North Central Expressway, Suite 620
Dallas, Texas 75206
(214) 777-4100

     Prior to the acquisition of the business and substantially all of the assets and liabilities of Berliner Communications, Inc. (“Berliner Communications”), we had no operations and were searching for a transaction that would involve the exchange of a certain amount of our common stock for the assets or equity of a privately held company that valued our assets, including, without limitation, our cash on hand and our status as a reporting company under the Exchange Act.

Berliner Communications, Inc. (See “Information About Berliner Communications” beginning on page 24)
20 Bushes Lane
Elmwood Park, NJ 07407
(201) 791-3555

     Founded in 1995, Berliner Communications originally provided wireless carriers with comprehensive real estate site acquisition and zoning services. Over the course of the following 10 years, the service offerings were expanded to include radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services.

What We Received in the Acquisition (See “The Acquisition – The Acquisition Agreement” beginning on page 8)

     In exchange for approximately 73.8% of our Common Stock and 100% of our Series E Preferred Stock, Berliner Communications transferred its operations and substantially all of its assets and liabilities to BCI Communications, Inc. (“BCI”), one of our wholly owned subsidiaries.

What Berliner Communications Received in the Acquisition (See “The Acquisition – The Acquisition Agreement” beginning on page 8)

     In exchange for substantially all of the assets of Berliner Communications, BCI assumed substantially all of the liabilities of Berliner Communications and we issued 147,676,299 shares of newly issued, non-assessable shares of our Common Stock and 3,913,669 shares of our newly issued, non-assessable shares of Series E Preferred Stock.

Prior contact, transactions and negations between Us and Berliner (See “The Acquisition – Background of the Acquisition” on page 8)

     We were formally introduced to Berliner Communications by Oasis Capital Partners, LP (“Oasis”) on October 1, 2004, and thereafter we began to negotiate the terms of the Acquisition (as hereinafter defined), which we ultimately consummated on February 18, 2005.

Our Reasons for the Acquisition (See “Voting Agreement” beginning on page 37)

     We believed that the acquisition of substantially all of the assets of Berliner Communications was the most beneficial transaction for our stockholders because of our liquidity position, the increasingly remote possibility of us finding and consummating another viable transaction for the redeployment of our remaining cash assets and our belief that, under any liquidation scenario, our stockholders would not receive any recovery on or value for their holdings.

Stockholder Approval Required to Consummate the Acquisition (See “The Acquisition – Change in Control” beginning on page 10)

     Approval of the holders of the common stock of Berliner Communications was required in order for Berliner Communications to enter into and consummate the sale of substantially all of its assets.

     We did not need stockholder approval to acquire the operations and substantially all of the assets and liabilities of Berliner Communication, nor to issue the shares of our Common and Preferred Stock to Berliner Communications in exchange for such assets because the shares were previously authorized and available for issuance at the discretion of our Board.

Our Ownership After the Acquisition (See “Voting Agreement” beginning on page 37)

     After the Acquisition was completed, control was transferred to Berliner Communications, which now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class together with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications’ ownership represents 98.7% of such voting power.

Conditions to Closing the Acquisition – Execution of the Voting Agreement (See “The Acquisition – The Acquisition Agreement” beginning on page 8)

     The most significant closing condition was the execution of the Voting Agreement (as hereinafter defined), which was entered into by us, Berliner Communications, holders of all of our Series D Preferred Stock and more than two-thirds of the holders of our Series B Preferred Stock. The Voting Agreement provided for, among other things, the approval of certain amendments to our Certificate of Incorporation and the Certificates of Designation for the Series B Preferred Stock and the Series D Preferred Stock.

Post-Closing Covenants After the Acquisition (See “The Acquisition – The Acquisition Agreement beginning on page 8)

     We agreed, as part of the Acquisition, that our Board would take all action necessary to authorize a total of six members to our Board and to appoint the three director designees selected by Berliner Communications; to file the appropriate Current Reports on Form 8-K to disclose Novo’s acquisition of the operations and substantially all of the assets and liabilities of Berliner Communications; and to file the appropriate disclosures on Schedule 14C in connection with the approval of certain amendments to our Certificate of Incorporation that were approved under the terms of the Voting Agreement.

Interest of Certain Persons in the Amendments to Our Certificate of Incorporation (See “The Acquisition – Interest of Certain Persons in the Approval of the Charter Amendments ” on page 10)

     Upon the increase in our authorized Common Stock and the conversion of our Preferred Stock, Berliner Communications will increase its ownership of our Common Stock from 147,875,299 shares to 4,061,344,345 shares or approximately 79.4% of our outstanding Common Stock. As such, Berliner Communications will directly benefit from the adoption of the amendments to our Certificate of Incorporation.

Material Federal Income Tax Consequences of the Acquisition (See “The Acquisition – Material Federal Income Tax Consequences of the Acquisition” on page 11)

     At June 30, 2004, we had net operating loss carryforwards (“NOLs”) of approximately $92.9 million. However, they will likely be impaired as a result of our transaction with Berliner Communications. In any event, the NOLs expire incrementally through 2024.

Accounting Treatment of the Acquisition (See “The Acquisition – Accounting Treatment” beginning on page 11)

     Since the Acquisition was settled through an issuance of a controlling interest in our Common Stock, Berliner Communications is deemed to be the acquirer for accounting purposes. Furthermore, since we were deemed to be a shell company prior to the Acquisition, purchase accounting has not been applied. Therefore, the transaction is being accounted for as a reverse acquisition and a recapitalization of Berliner Communications.

Selected Historical Financial Information

     The following financial information is provided to assist in the review of the financial aspects of the Acquisition. The annual Novo historical information is derived from our audited financial statements as of and for each of the years ended June 30, 2000, through 2004. Our data for the six months ended December 31, 2004, and 2003, has been derived from our interim unaudited financial statements and, in our opinion, includes all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the interim periods. The Berliner Communications historical information is derived from the audited financial statements of Berliner Communications as of and for each of the years ended December 31, 2000, through 2004. This information is a summary and should be read in conjunction with the information about each company under the sections below entitled “Information about Us” and “Information about Berliner Communications”. The historical results included below and elsewhere in this document are not indicative of our future performance.

Our Historical Financial Information

	Six Months Ended December 31,		For the year ended June 30,
	2004	2003	2004	2003	2002 (a)	2001 (a)	2000 (a)
Net sales	$–	$–	$–	$–	$10,486,982	$72,031,554	$55,354,030

Loss from continuing operations	$(1,273,397)	$(1,947,500)	$(3,861,024)	$(3,355,174)	$(20,301,852)	$(48,096,622)	$(28,781,577)

Loss from continuing operations per common share	$(0.01)	$(0.05)	$(0.07)	$(0.06)	$(0.39)	$(0.92)	$(0.74)

Total assets	$2,717,432	$4,849,978	$3,062,298	$7,003,808	$11,131,053	$37,897,369	$218,316,373

Long-term obligations	$–	$–	$–	$–	$–	$5,189,094	$9,465,996

Cash dividends declared per common share	$–	$–	$–	$–	$–	$–	$–

(a)	During the year ended June 30, 2002, our primary telecommunications operating subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). All operations ceased in December of 2001, and as of June 30, 2002, we deconsolidated all of the assets and liabilities of the operating subsidiaries, as they were placed under the control of a liquidating trust.

Berliner Communications’ Historical Financial Information

	For the year ended December 31,
	2004	2003	2002	2001	2000
Net sales	$15,285,904	$17,955,834	$22,939,497	$39,508,304	$26,656,081

Income (loss) from continuing operations	$(785,197)	$(1,621,185)	$(4,828,130)	$(2,638,647)	$1,038,845

Income (loss) from continuing operations per common share	$(0.04)	$(0.08)	$(0.40)	$(0.22)	$0.09

Total assets	$5,192,579	$7,244,206	$10,031,275	$16,416,873	$21,215,600

Long-term obligations	$431,461	$683,333	$10,946,136	$9,795,725	$8,832,305

Cash dividends declared per common share	$–	$–	$–	$–	$–

Selected Unaudited Pro Forma Combined Financial Information

     The merger will be accounted for as a reverse acquisition and a recapitalization of Berliner Communications. The selected unaudited pro forma combined financial information should not be relied upon as being indicative of future results that may be achieved. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the Unaudited Pro Forma Consolidated Statement of Operations and Unaudited Pro Forma Consolidated Balance Sheet attached hereto as Annex F.

As of and for the year
ended December 31, 2004
Net sales	$15,285,904

Loss from continuing operations	$(3,309,798)

Loss from continuing operations per common share	$(0.02)

Total assets	$7,810,011

Long-term obligations	$431,461

Cash dividends declared per common share	$–

THE ACQUISITION

Background of the Acquisition

     During the third quarter of fiscal 2004, we began to pursue a revised plan of operation because of our liquidity position, the increasingly remote possibility of us finding and consummating a viable transaction for the redeployment of our remaining cash assets (a “Business Opportunity”) and our belief that, under any liquidation scenario, our stockholders would not receive any recovery on or value for their holdings. This determination was made based on our belief that the most beneficial transaction for our stockholders would involve the exchange of a certain amount of our Common Stock for the business of a privately held company (a “Strategic Combination”) that valued our assets, including, without limitation, our cash, and our status as a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In pursuing the best Strategic Combination possible, we believed that it would be necessary to effect a recapitalization that would have resulted in all of the holders of our Preferred Stock electing to convert their shares into Common Stock, at a negotiated and substantially reduced conversion price (a “Recapitalization Event”). Considering our limited cash, we believed that the most likely form of Strategic Combination would involve a substantial portion of the consideration being paid in the form of Common Stock.

     During the three months ended March 31, 2004, we contemplated a Recapitalization Event. Despite significant efforts, we were unable to accomplish one at that time. However, our belief continued to be that we would be in a better position to consummate a Strategic Combination if we were able to achieve such a Recapitalization Event. Accordingly, we proposed another one on January 6, 2005, and after several rounds of negotiations, we were ultimately able to obtain the necessary approval from the requisite number of holders of our Series B Preferred Stock and our Series D Preferred Stock (collectively with the Series B Preferred Stock and the Series E Preferred Stock, the “Preferred Stock”). The Recapitalization Event will be completed upon the filing of the Certificates of Amendment with the Delaware Secretary of State.

The Acquisition Agreement

     On February 18, 2005, we entered into an asset purchase agreement, a copy of which is attached to this Information Statement as Annex B (the “Purchase Agreement”), with Berliner Communications, Inc. (“Berliner Communications”) and BCI Communications, Inc. (“BCI”), a Delaware corporation and our wholly-owned subsidiary, whereby BCI acquired (the “Acquisition”) the operations and substantially all of the assets (the “Berliner Assets”) and liabilities of Berliner Communications. Under the Purchase Agreement, BCI acquired the Berliner Assets in exchange for the issuance of 147,676,299 shares of newly issued, non-assessable shares of our Common Stock and 3,913,669 shares of newly issued, non-assessable shares of our Series E Preferred Stock.

     The purchase price was based upon the respective working capital amounts, net worths and other balance sheet items of Berliner Communications and us. Neither party has agreed to indemnify the other for any losses or liabilities arising from the consummation of the transaction, and no representations and warranties made by Berliner Communications, BCI, or us survived the consummation of the Purchase Agreement.

     All closing conditions were satisfied as of February 18, 2005, and the only post-closing obligations consisted of our agreement to take all action necessary to authorize a total of six members to our Board of Directors and to appoint the three director designees selected by Berliner Communications, to file the appropriate current reports on Form 8-K to disclose our purchase of the operations and substantially all of the assets of Berliner Communications, and to file the appropriate disclosures on Schedule 14C in connection with the approval of certain amendments to our Certificate of Incorporation that were approved under the terms of the Voting Agreement. Berliner Communications agreed to cooperate with us in the preparation and filing of all of these reports.

     No state or federal regulatory approvals were required for the consummation of the Purchase Agreement, nor for the approvals of the Charter Amendments, other than (a) the requirement that the United States Securities and Exchange Commission (“SEC”) approve the Definitive Schedule 14C Information Statement (the “Definitive Information Statement”) that must be delivered to the holders of our Common Stock and Preferred Stock who were not parties to the Voting Agreement and (b) the requirement that the Charter Amendments not be filed with the Delaware Secretary of Stock until 20 calendar days after the mailing of the Definitive Information Statement.

     Neither the execution and consummation of the Purchase Agreement nor the approval of the Charter Amendments gave rise to any dissenters’ rights as to the holders of our capital stock or the holders of the capital stock of Berliner Communications.

Effect of Issuance of Common And Preferred Stock to Berliner Communications on the Existing Holders of Our Common Stock

     The issuance of 147,676,299 shares of our Common Stock to Berliner Communications on February 18, 2005, resulted in significant dilution of the existing holders of our Common Stock, such that all of the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, represented only approximately 26.2% of the issued and outstanding shares of Common Stock on February 18, 2005. Also, on February 18, 2005, we issued to Berliner Communications 3,913,669 shares of our newly designated Series E Preferred Stock, which votes on an as-converted basis with the holders of our Common Stock and our Series D Preferred Stock. On February 17, 2005, the 52,323,701 shares of Common Stock then issued and outstanding represented 97.5% of the combined voting power of the Common Stock and the Series D Preferred Stock. After the issuance of 147,676,299 shares of Common Stock and the issuance of 3,913,669 shares of our Series E Preferred Stock to Berliner Communications on February 18, the previously issued and outstanding shares of Common Stock only represented 1.1% of the combined voting power of our Common Stock voting together with our Series D Preferred, on an as-converted basis, and our Series E Preferred, voting on an as-converted basis. For more information regarding the share issuances, refer to the subsection below entitled “Pending Amendments to Our Certificate of Incorporation” and the section below entitled “Description of Capital Stock.”

Pending Amendments to Our Certificate of Incorporation

     No earlier than 20 days after we file and mail our Definitive Information Statement disclosing the approval, by less than unanimous written consent, of: (1) holders of a majority of its Common Stock voting as a single class with the holders of the Series D Preferred Stock and the Series E Preferred Stock; (2) the holders of the Series B Preferred Stock, voting as a single class; (3) the holders of the Series D Preferred Stock, voting as a single class; and (4) the holders of the Series E Preferred Stock, voting as a single class, we will file a certificate to amend our Charter (the “Certificates of Amendment”) with the Delaware Secretary of State. The Certificates of Amendment will, among other things:

•	Increase the aggregate number of shares which we shall have the authority to issue from 225,000,000 to 6,600,000,000 shares, of which 6,000,000,000 shares shall be shares of Common Stock of a par value of $0.00002 each, and 600,000,000 shares shall be shares of Preferred Stock of a par value of $0.00002 each;

•	Change our name from Novo Networks, Inc. to Berliner Communications, Inc.;

•	Amend the Certificate of Designation, Preference and Rights of Series B Preferred Stock to reduce the conversion price of the Series B Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Preferred Stock to 321,015,546;

•	Amend the Certificate of Designation, Preference and Rights of Series D Preferred Stock to reduce the conversion price of the Series D Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Preferred Stock to 675,773,394;

•	Provide that upon the filing of the Certificates of Amendment, all shares of Series B Preferred Stock, Series D Preferred Stock, and Series E Preferred Stock shall be automatically converted into Common Stock;

•	Effect a 1:300 reverse stock split, such that the outstanding shares of Common Stock will be reclassified and one new share of Common Stock will be issued for every 300 shares of existing

Common Stock, and one new share of Preferred Stock, will be issued for every 300 shares of existing Preferred Stock; and

•	Amend the Certificate of Incorporation, such that the aggregate number of shares that we will have the authority to issue is 22,000,000 shares of which 20,000,000 shares shall be shares of Common Stock of a par value of $0.00002, and 2,000,000 shares shall be shares of Preferred Stock of a par value of $0.00002 (collectively, the “Charter Amendments”).

Effect of the Effectiveness of the Charter Amendments on the Existing Holders of Our Common Stock

     Upon the filing of the Certificates of Amendment, among other things, the number of authorized shares of Common Stock will be increased to 6,000,000,000 shares and all of the shares of our Preferred Stock will be converted into an aggregate amount equal to 4,910,456,986 shares. That will result in the 52,323,701 shares of Common Stock, which represented 100% of the issued and outstanding Common Stock as of February 17, 2005, to represent only approximately 1% of our Common Stock after the automatic conversion of the Series B and Series D Preferred Stock.

Interest of Certain Persons in the Approval of the Charter Amendments

     Upon consummation of the Acquisition, Richard B. Berliner became our Chief Executive Officer and Chairman of the Board. He also is the President, Chief Executive Officer, Chairman of the Board, and holder of approximately 31% of the common stock of Berliner Communications. Berliner Communications currently holds 73.8% of our Common Stock and controls 98.7% of our voting power. Mr. Berliner is also a party to a voting agreement, whereby he can exercise 64% or more of the voting securities of Berliner Communications towards the appointment of his designees to the Board of Berliner Communications. Ralph R. Ianuzzi, Jr. and Mehran Nazari are not only members of our Board, but also of the Board of Berliner Communications, and serve as Mr. Berliner’s designees. Mr. Ianuzzi, Jr. also holds 50,000 shares of the common stock of Berliner Communications. Upon the increase in our authorized Common Stock and the conversion of the Series B and Series D Preferred Stock, Berliner Communications will increase its Common Stock ownership from 147,875,299 shares to 4,061,344,345 shares or approximately 79.4% of our outstanding Common Stock. As such, Berliner Communications will directly benefit from the adoption of the Charter Amendments.

Certain Relationships and Related Transactions

     BCI contracts with RBI Real Estate, LLC (“RBI”) for the lease of certain vehicles used in its operations. This contract resulted in payment to RBI in an amount equal to $86,600 during fiscal year 2004. Richard B. Berliner, our Chief Executive Officer and Chairman of the Board, holds a 50% ownership interest in RBI and serves as its Chief Executive Officer. Berliner Communications’ former Chief Operating Officer holds the other 50% ownership interest in RBI.

Change in Control

     As a result of entering into the Purchase Agreement on February 18, 2005, a change of control occurred. As consideration for BCI’s acquisition of the Berliner Assets, we issued to Berliner Communications 147,676,299 newly issued and non-assessable shares of our Common Stock and 3,913,669 newly issued and non-assessable shares of our Series E Preferred Stock.

     Consequently, Berliner Communications now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications’ ownership represents 98.7% of such voting power. For more information regarding the share holdings and voting power, refer to the sections below entitled “Voting Agreement,” “Security Ownership of Directors, Management and Principal Stockholders,” “Change of Control” and “Description of Capital Stock.”

     Under the terms of the Purchase Agreement, Berliner Communications holds the right to appoint three directors. On February 18, 2005, our Board increased the authorized size from four to six, appointed Richard B. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari as members, and appointed Mr. Berliner as Chairman of our Board and our Chief Executive Officer, effective February 18, 2005. The members of our Board immediately prior to the consummation of the Purchase Agreement, namely Peter J. Mixter, John Stevens Robling, Jr. and Barrett N. Wissman, have agreed to resign from their positions on the Board, effective as of the date that the Certificates of Amendment are filed with the Delaware Secretary of State. Mr. Wissman resigned from his position as Chairman of the Board effective as of the date of the Acquisition. Upon the date the Certificates of Amendment are filed, the holders of our Series B Preferred Stock and Series D Preferred Stock will have the right to designate one member of our Board, pursuant to the terms of the Voting Agreement. For more information regarding such rights, refer to the section below entitled “Voting Agreement.”

Accounting Treatment

     Since the Acquisition was settled through an issuance of a controlling interest in our common stock, Berliner Communications is deemed to be the acquirer for accounting purposes. Furthermore, since we were deemed to be a shell company prior to the Acquisition, purchase accounting has not been applied. Therefore, the transaction is being accounted for as a reverse acquisition and a recapitalization of Berliner Communications.

Material Federal Income Tax Consequences of the Acquisition

     At June 30, 2004, we had net operating loss carryforwards (“NOLs”) of approximately $92.9 million. However, they will likely be impaired as a result of our transaction with Berliner Communications. In any event, the NOLs expire incrementally through 2024.

INFORMATION ABOUT US

Our Business

     General. The company now known as Novo Networks was originally incorporated in Delaware in 1987 as Adina, Inc. (“Adina”). Adina’s corporate existence was permitted to lapse in February of 1996 and was subsequently reinstated as eVentures Group, Inc., (“eVentures”) in August of 1999. During the Fall of 1999, eVentures completed a series of transactions whereby it became a holding company with two wholly-owned operating subsidiaries, e.Volve Technology Group, Inc. (“e.Volve”) and AxisTel Communications, Inc. (“AxisTel”), and made a strategic investment in Gemini Voice Solutions, Inc. (“Gemini Voice”), formerly PhoneFree.com, Inc. During the Spring of 2000, eVentures acquired Internet Global Services, Inc. (“iGlobal”) and made additional strategic investments. In December of 2000, eVentures changed its name to Novo Networks. Currently, we own a minority interest in Paciugo Management, LLC and Ad Astra Holdings, LP and related entities. These entities own and manage a gelato manufacturing, retailing and catering business operated under the brand name “Paciugo.”

     Prior Plan of Operation. We expended considerable time and resources in fiscal 2004 pursuing a plan of operation focused on locating, negotiating and, if possible, consummating a potential Business Opportunity. Unfortunately, our efforts did not result in such an outcome, with negotiations ceasing prior to the actual consummation of any Business Opportunity.

     Revised Plan of Operation. We shifted our focus during the third quarter of fiscal 2004 and began to pursue a revised plan of operation because of our liquidity position, lack of a viable Business Opportunity and belief that under any liquidation scenario, our stockholders would not receive any recovery on or value for their holdings. Given that situation, we believed that the most beneficial transaction for our stockholders would involve a Strategic Combination. In pursuing the best Strategic Combination possible, we believed that it would be necessary to effect a Recapitalization Event. It should be noted, however, that the pursuit of a Strategic Combination was not guaranteed to benefit us or any specific holder of our equity securities. With our limited cash, the most likely form of Strategic Combination would involve a substantial portion of the consideration being paid in the form of common stock. Furthermore, a Strategic Combination may require the approval of the holders of our common stock, and perhaps, our outstanding preferred stock. We could offer no assurances that we could obtain such stockholder approval even if we were able to locate a suitable Strategic Combination.

     During the three months ended March 31, 2004, we contemplated a Recapitalization Event that would have resulted in all of the holders of our preferred stock electing to convert their shares into common stock, at a negotiated and substantially reduced conversion price. Despite significant efforts, we were unable to accomplish such Recapitalization Event in the third quarter of our fiscal 2004. Our belief was that we would be in a better position to consummate a Strategic Combination if we were able to achieve such a Recapitalization Event. Accordingly, we proposed another Recapitalization Event on January 6, 2005, and engaged in discussions with the holders of our preferred stock.

     Even if we entered into a Strategic Combination, the consummation of such a transaction would likely cause significant dilution in the holdings of our existing common, and possibly, our preferred stockholders. If accomplishing a Recapitalization Event is a condition to the completion of a Strategic Combination, then the holders of our existing common stock would likely experience significant material dilution of their holdings both at the time of such a Recapitalization Event as well as upon the consummation of the Strategic Combination. Similarly, our preferred stockholders, if converted as part of a Recapitalization Event, would also experience significant material dilution of their holdings as a result of the Strategic Combination.

     On June 7, 2004, we engaged Oasis to serve as our financial consultant and advisor in the identification and implementation of a comprehensive merger or acquisition based upon the long-term strategic objectives as outlined above. Oasis advised and assisted us in (i) identifying a suitable merger or acquisition candidate, (ii) completing due diligence, (iii) structuring and negotiating acceptable terms and (iv) closing the transaction. As previously disclosed, the term of the engagement was for three months, at a monthly rate of $15,000, with the ability to extend on a month-to-month basis. In October of 2004, Oasis agreed to continue providing such services for as long as it took to consummate a Strategic Combination in exchange for an additional payment of $30,000. If a transaction were consummated, Oasis also would be entitled to receive warrants, which will be exercisable for a period of two years, to purchase one percent of our issued and outstanding post-transaction common stock at an exercise price equal to the average of the mean between the closing bid and ask prices for our common stock for the fifteen business days immediately subsequent to the closing date of the transaction. On March 2, 2005, we agreed to make a one-time payment of $25,000 to Oasis, and in consideration thereof, Oasis agreed to reduce the warrants from one percent to one-half percent.

     Novo’s Properties. Prior to the Acquisition, our corporate offices were located at 2311 Cedar Springs Road, Suite 400, Dallas, Texas, occupying approximately 3,300 square feet. Our lease expired on April 30, 2005, and was not renewed. We now occupy approximately 861 square feet of office space at 6440 North Central Expressway, Suite 620, Dallas, Texas 75206.

Our Legal Proceedings

     On March 28, 2005, the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) entered a final decree in Debtor Subsidiaries bankruptcy proceeding. We were not a party to, nor is it or its properties or assets the subject of, any pending other legal proceedings and no such proceedings are known to us to be threatened or pending or contemplated against it, other than routine and non-material litigation that occurs in the normal course of our business operations.

     We have previously disclosed in other reports filed with the SEC certain other legal proceedings pending against our subsidiaries and us. Consistent with the rules promulgated by the SEC, descriptions of these matters have not been included in this Information Statement because they have neither been terminated nor has there been any material developments during the fiscal quarter ended June 30, 2005. Reference should be made to our prior reports for further information concerning other legal proceedings affecting our subsidiaries and us.

     We and our subsidiaries are involved in other legal proceedings from time to time, none of which we believe, if decided adversely to us or our subsidiaries, would have a material adverse effect on our business, financial condition or results of operations.

Market Price and Dividends on Our Common Stock and Related Stockholder Matters

     Our common stock is currently quoted on the National Association of Securities Dealers-Over the Counter Bulletin Board (“OTCBB”). Our common stock has been previously listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) and the OTCBB as follows:

FROM	TO	TICKER MARKET
January 1, 2002	Present	NVNW OTCBB

December 12, 2000	December 31, 2001	NVNW NASDAQ*

November 22, 2000	December 11, 2000	EVNT NASDAQ

August 25, 1999	November 21, 2000	EVNT OTCBB

Prior to August 25, 1999		ADII OTCBB

*	Trading was halted by NASDAQ from July 30, 2001, until December 31, 2001.

     The following table sets forth the high and low bid prices of our common stock on the applicable markets for the quarterly periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions:

QUARTER ENDING	LOW	HIGH
June 30, 2005	$0.008	$0.025

March 31, 2005	$0.005	$0.028

December 31, 2004	$0.005	$0.028

September 30, 2004	$0.022	$0.034

June 30, 2004	$0.021	$0.030

March 31, 2004	$0.022	$0.032

December 31, 2003	$0.020	$0.040

September 30, 2003	$0.017	$0.050

June 30, 2003	$0.030	$0.070

March 31, 2003	$0.040	$0.080

December 31, 2002	$0.050	$0.120

September 30, 2002	$0.010	$0.250

     Our common stock has experienced periods, including, without limitation, certain extended periods, of limited or sporadic quotations. As of June 30, 2005, there were approximately 1,206 record holders of our common stock, 18 record holders of our Series B Preferred Stock, two record holders of our Series D Preferred Stock and one record holder of our Series E Preferred Stock.

     The holders of our common stock are entitled to receive dividends at such time and in such amounts as may be determined by our Board. However, we have not paid any dividends in the past and do not intend to pay cash dividends on our common stock for the foreseeable future. Prior to the execution of the Voting Agreement, the quarterly dividends due and payable to the holders of our Series D Preferred Stock take precedence over any declarations or payments of any dividends or distributions to holders of any of our other series of preferred stock or our common stock and are accrued, in the form of additional preferred stock, on a quarterly basis in arrears.

Equity Compensation Plans

     The following table provides information, as of the end of fiscal 2005, with respect to all compensation plans and individual compensation arrangements under which equity securities are authorized for issuance to employees or non-employees:

				NUMBER OF SECURITIES
				REMAINING AVAILABLE FOR
	NUMBER OF SECURITIES TO		WEIGHTED-AVERAGE	FUTURE ISSUANCE UNDER
	BE ISSUED UPON EXERCISE		EXERCISE PRICE OF	EQUITY COMPENSATION PLANS
	OF OUTSTANDING OPTIONS,		OUTSTANDING OPTIONS,	(EXCLUDING SECURITIES
	WARRANTS AND RIGHTS		WARRANTS AND RIGHTS	REFLECTED IN COLUMN A)
PLAN CATEGORY	(A)		(B)	(C)
Equity Compensation Plans Approved by Security Holders	7,337,051	(1)	$4.99	12,511,504

Equity Compensation Plans Not Approved by Security Holders	5,611,074	(2)	$22.62	–
Total	12,948,125		$12.63	12,511,504

(1)	Represents options granted under our 1999 Omnibus Securities Plan and our 2001 Equity Incentive Plan, each of which was approved by our stockholders (the “Option Plans”).

(2)	Represents option granted under stand-alone option agreements, which were not associated with the Option Plans, and which vested over three or four-year periods.

Our Selected Financial Data

     The following selected financial data should be read in conjunction with the section below entitled “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto, which are attached hereto as Annex E.

	Six Months Ended December 31,		For the year ended June 30,
	2004	2003	2004	2003	2002 (a)	2001 (a)	2000 (a)
Net sales	$–	$–	$–	$–	$10,486,982	$72,031,554	$55,354,030
Loss from continuing operations	$(1,297,075)	$(1,947,500)	$(3,861,024)	$(3,355,174)	$(20,301,852)	$(48,096,622)	$(28,781,577)
Loss from continuing operations per common share	$(0.01)	$(0.05)	$(0.07)	$(0.06)	$(0.39)	$(0.92)	$(0.74)
Total assets	$2,717,432	$4,849,978	$3,062,298	$7,003,808	$11,131,053	$37,897,369	$218,316,373
Long-term obligations	$–	$–	$–	$–	$–	$5,189,094	$9,465,996
Cash dividends declared per common share	$–	$–	$–	$–	$–	$–	$–

(a)	During the year ended June 30, 2002, our primary telecommunications operating subsidiaries filed voluntary petitions under Chapter 11 of Title 11 of the Bankruptcy Code. All operations ceased in December of 2001 and as of June 30, 2002, we deconsolidated all of the assets and liabilities of the operating subsidiaries, as a liquidating trust controls their assets.

Our Supplementary Financial Information

     The following table presents unaudited summary data relating to our results of operations for the first two quarters of the fiscal year ending June 30, 2005, and for each quarter of the fiscal years ended June 30, 2004, and 2003.

	For the Fiscal Year Ended June 30, 2005
	First Quarter	Second Quarter	Total

	(unaudited)
Revenues	$—	$—		$—
Loss from operations before other (income) expense	$(731,195)	$(565,880)		$(1,297,075)
Net income (loss)	$(788,498)	$422,372		$(366,126)
Net income (loss) allocable to common shareholders	$(975,744)	$231,351		$(744,393)
Net income (loss) per share (basic and diluted)	$(0.02)	$0.00	$
Avg. shares outstanding (basic and diluted)	52,323,701	52,323,701

	For the Fiscal Year Ended June 30, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(unaudited)
Revenues	$—	$—	$—	$—	$—
Loss from operations before other (income) expense	$(665,594)	$(1,281,906)	$(484,710)	$(1,428,814)	$(3,861,024)
Net loss	$(734,872)	$(1,431,049)	$(501,974)	$(965,089)	$(3,632,984)
Net loss allocable to common shareholders	$(907,821)	$(1,607,485)	$(681,968)	$(1,144,721)	$(4,341,995)
Net loss per share (basic and diluted)	$(0.02)	(0.03)	$(0.01)	$(0.02)	$(0.08)
Avg. shares outstanding (basic and diluted)	$52,323,701	$52,323,701	$52,323,701	$52,323,701	$52,323,701

	For the Fiscal Year Ended June 30, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

	(unaudited)
Revenues	$—	$—	$—	$—	$—
Loss from operations before other (income) expense	$(761,888)	$(832,567)	$(1,071,654)	$(689,065)	$(3,355,174)
Net loss	$(909,727)	$(544,349)	$(958,573)	$(379,119)	$(2,791,768)
Net loss allocable to common shareholders	$(1,069,506)	$(707,349)	$(1,121,245)	$(546,843)	$(3,444,943)
Net loss per share (basic and diluted)	$(0.02)	$(0.01)	$(0.02)	$(0.01)	$(0.07)
Avg. shares outstanding (basic and diluted)	$52,323,701	$52,323,701	$52,323,701	$52,323,701	$52,323,701

Management’s Discussion and Analysis of Our Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto, which are attached hereto as Annex E.

     Operations Summary

     For the three and six months ended December 31, 2004, and for the years ended June 30, 2004, and 2003, we effectively had no operations, no sources of revenue and no profits. During fiscal 2002, revenues were generated from operations of two of our debtor subsidiaries: AxisTel Communications, Inc. (“AxisTel”) and e.Volve Technology Group, Inc. (“e.Volve”). e.Volve’s only significant customer was Qwest Communications Corporation, which accounted for approximately 70% of consolidated revenues for the year ended June 30, 2002. Subsequent to December 31, 2001, AxisTel and e.Volve ceased all operations, and as part of our debtor subsidiaries’ amended plan, substantially all of the assets associated with such services were liquidated.

     Basis of Presentation

     The accompanying consolidated financial statements for the year ended June 30, 2004, include our accounts and the accounts of our subsidiaries not in liquidation. The debtor subsidiaries assets and liabilities were deconsolidated effective June 30, 2002.

     For us and our subsidiaries not involved in the bankruptcy plan administration process, the financial statements, consisting primarily of cash, investments and office equipment, have been prepared in accordance with generally accepted accounting principles. The assets and liabilities of our debtor subsidiaries have been deconsolidated, as the liquidating trust controls the assets of these entities. During the year ended June 30, 2002, all of the revenues and direct costs reflected in our consolidated financial statements resulted from the operations of e.Volve and AxisTel.

     Revenues. Historically, we derived substantially all of our consolidated revenues from the sale of telecommunications services of AxisTel and e.Volve.

     Direct Costs. Historically, direct costs included per minute termination charges, lease payments and fees for fiber optic cable.

     Selling, General and Administrative Expenses. These expenses include general corporate expenses, management salaries, professional fees, travel expenses, benefits, rent and administrative expenses. Currently, we maintain our corporate headquarters in Dallas, Texas. We provided administrative services to our debtor subsidiaries on an hourly basis pursuant to an administrative services agreement with the liquidating trust approved by the Delaware Bankruptcy Court. As of June 30, 2004, we had an outstanding receivable from the debtor subsidiaries relating to the provision of such administrative services of approximately $653,000 that is fully reserved in our financial statements due to the uncertainty surrounding the collection of the receivable. Under the terms of the administrative services agreement, any payments to us are deferred until such time that the trustee receives any funds from the positive outcome of the Qwest arbitration.

     Depreciation and Amortization. Depreciation and amortization represents the depreciation of property and equipment and amortization of leasehold improvements. Due to significant impairment losses recorded during fiscal years 2002 and 2001, and the deconsolidation of our debtor subsidiaries, our depreciation and amortization costs have decreased significantly.

     Loss in equity investments. Loss in equity investments results from our minority ownership interests in various subsidiaries that are accounted for under the equity method of accounting. Under the equity method, our proportionate share of each subsidiary’s operating loss is included in equity in loss of investments. In December of 2002, we purchased our ownership interest in Paciugo. The value of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary to the cost of that interest or from impairment losses. As mentioned previously, our minority interests, other than Paciugo, are either winding up their affairs or liquidating. We do not expect to record future charges related to those losses, as the interests have no carrying value. We expect Paciugo to continue in the near future to incur operating losses and will continue to record our proportionate share of those operating losses. On February 14, 2003, ORB Communications and Marketing, Inc. filed for protection under Chapter 7 of the Bankruptcy Code, and in August of 2003, Gemini Voice Solutions, Inc. (formerly known as Plane Free.com, Inc.) obtained the approval of its stockholders to begin the process of winding up its affairs.

     Net Gain on Liquidation of Debtor Subsidiaries. Net gain on liquidation of debtor subsidiaries results from liquidation accounting for our debtor subsidiaries, which are involved in the bankruptcy plan administration process. All debtor subsidiary assets were stated at estimated realizable values. Similarly, liabilities were reflected at estimated settlement amounts, subject to the approval of the Delaware Bankruptcy Court, with those liabilities secured by specific assets being offset against such assets, as allowed. The estimated realizable values and settlement amounts may be different from the proceeds ultimately received or payments ultimately made.

     Other Income. Other income results from the Support Services we provided to Paciugo, pursuant to the Purchase Agreement. There can be no assurances as to the continuation of these payments, as Paciugo has not made the payment due since September of 2003 due to disagreements between us and Paciugo regarding the Support Services. Other income also results from the administrative services we provided to our debtor subsidiaries pursuant to an administrative services agreement approved by the Delaware Bankruptcy Court. The administrative services agreement with our debtor subsidiaries initially dictated that our debtor subsidiaries pay us $30,000 per week for legal, accounting, human resources and other services. The original agreement expired on April 2, 2002, and an interim agreement was reached whereby, the liquidating trust, as successor-in-interest to our debtor subsidiaries, paid us $40,000 per month for some of the same services. The interim agreement expired on August 15, 2002. During the fourth quarter of fiscal 2003, we negotiated an on-going agreement with the liquidating trust, whereby we provide administrative services to our debtor subsidiaries on a per hour basis. Due to the uncertainty surrounding the collection of this receivable, it has been fully reserved in our financial statements.

Fiscal Year Ended June 30, 2004, Compared to Fiscal Year Ended June 30, 2003

     Revenues. No revenues were generated during fiscal 2004 and 2003.

     Direct Costs. No direct costs were incurred during fiscal 2004 and 2003, as we had no operations.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately 31% or $1.0 million during fiscal 2004 to $2.2 million from $3.2 million in fiscal 2003. The decrease in selling, general and administrative expenses during fiscal 2004 resulted primarily from (i) downsizing of the workforce, (ii) the termination of operations as a result of the various bankruptcy proceedings, (iii) the reduction in professional fees relating to the bankruptcy plan administrative process and (iv) an overall reduction of overhead related to office rent, telephone, office expenses and travel and entertainment.

     Selling, general and administrative expenses for the fiscal year ended June 30, 2004, consisted primarily of approximately (i) $532,000 of salaries and benefits, (ii) $680,000 of legal and professional fees, (iii) $589,000 of business insurance and (iv) $352,000 of other operating expenses. Selling, general and administrative expenses for the fiscal year ended June 30, 2003, consisted primarily of approximately (i) $972,000 of salaries and benefits, (ii) $756,000 of legal and professional fees, (iii) $510,000 of bad debt expense, (iv) $106,000 of office rent, (v) $586,000 of business insurance and (vi) $244,000 of other operating expenses. We anticipate that selling, general and administrative expenses will remain relatively constant as (i) we currently have no operations, (ii) we completed personnel reductions and (iii) we continue to work toward the conclusion of the various bankruptcy proceedings. We expect our selling, general and administrative expense to continue to be approximately $125,000 per month until such time, if any, as we choose to redeploy our remaining cash assets.

     Impairment Loss. We recorded an impairment loss of $1.6 million in fiscal 2004 on our Paciugo interest as compared to none during fiscal 2003. Initially, we impaired our interest in Paciugo during the second quarter of fiscal 2004 by $758,000 to decrease our carrying value, and we further impaired our interest by another $825,000 in the fourth quarter of fiscal 2004 to an amount equal to our portion of the net book value of Paciugo.

     Depreciation and Amortization. Depreciation recorded on fixed assets during fiscal 2004, totaled approximately $125,000, as compared to approximately $150,000 for fiscal 2003.

     Interest Income. We recorded interest income from cash investments of $23,000, as compared to approximately $110,000 for fiscal 2003. The decrease in interest income is due to decreased cash balances.

     Equity in Loss of Investments. Loss in equity investments results from our minority ownership interests in various subsidiaries that are accounted for under the equity method of accounting. Under the equity method, our proportionate share of each subsidiary’s operating loss is included in equity in loss of investments. In December of 2002, we purchased our interest in Paciugo. The value of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary to the cost of that interest or from impairment losses. As mentioned previously, our minority interests, other than Paciugo, are either winding up their affairs or liquidating. We do not expect to record future charges related to those losses, as the interests have no carrying value. We expected Paciugo to continue in the near future to incur operating losses and that we would record charges to earnings for our proportionate share of those operating losses.

     Net Gain on Liquidation of Debtor Subsidiaries. During fiscal 2004, we recorded a net gain on liquidation of debtor subsidiaries of approximately $314,000 as compared to $901,000 in fiscal 2003, both related to a reduction of estimated liquidation costs for the debtor subsidiaries.

     Other (income) expense. During fiscal 2004, we recorded other income of approximately $139,000 compared to other income, net of other expense of approximately $63,000 in fiscal 2003. Other income for fiscal 2004, consisted primarily of monthly payments of $20,833 from Paciugo for the provision of the Support Services for July and August of 2003 and the elimination of an accrual for certain state franchise taxes. Other income for fiscal 2003 consists of payments of $20,833 per months beginning in January of 2003 from Paciugo less state franchise tax accruals.

Fiscal Year Ended June 30, 2003, Compared to Fiscal Year Ended June 30, 2002

     Revenues. Revenues in fiscal 2003 were zero, or a 100% decrease from $10.5 million in fiscal 2002. No revenue was generated for the fiscal 2003 because of (i) the termination of operations of our debtor subsidiaries, which historically provided all significant revenues for us through December 2001 and (ii) uncertainty surrounding our plans to explore other opportunities. Prior to the elimination of our operations, fiscal 2002 revenues were generated through the sale of: (i) 97% voice services and (ii) 3% broadband services.

     During fiscal 2002, our debtor subsidiaries transmitted approximately 134 million minutes. The average revenue per minute was approximately $0.08.

     Direct Costs. Direct costs were zero in fiscal 2003 as compared to $14.6 million during fiscal 2002. The decrease resulted from ceasing operations during fiscal 2002. As a percentage of revenues, direct costs during fiscal 2002 were 139%.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 78% or $11.6 million during fiscal 2003 to $3.2 million from $14.8 million in fiscal 2002. The decrease in selling, general and administrative expenses during fiscal 2003 resulted primarily from (i) downsizing of the workforce, (ii) closing facilities, (iii) termination of operations as a result of the various bankruptcy proceedings and (iv) a decrease in professional fees.

     Impairment Loss. We recorded no impairment loss in fiscal 2003 as compared to $2.4 million during fiscal 2002. During fiscal 2002, we completely impaired our investment in ORB due to a negative liquidation analysis.

     Depreciation and Amortization. Depreciation recorded on fixed assets during the fiscal 2003 totaled $150,000 compared to $1.4 million in fiscal 2002. Reduced depreciation expense during fiscal 2003 is the result of liquidation accounting for our debtor subsidiaries during fiscal 2002, where the assets of the debtor subsidiaries were impaired and subsequently written off.

     Interest Income and Expense. We recorded interest income of approximately $110,000 in fiscal 2003 compared to interest income of approximately $397,000 in fiscal 2002. The decrease in interest income is due to lower cash balances during fiscal 2003. We recorded no interest expense in fiscal 2003 as compared to $467,000 in fiscal 2002. The lower interest expense is the result of liquidation accounting for our debtor subsidiaries during fiscal 2002.

     Loss in Equity Investments. Equity in loss of investments resulted from our minority ownership in certain investments that are accounted for under the equity method of accounting. Under the equity method, our proportionate share of each investment’s operating losses is included in equity in loss of investments. Equity in loss of investments was $509,000 in fiscal 2003 and $1.7 million during fiscal 2002. The fiscal 2003 loss was associated with our interest in Paciugo for the six months ended June 30, 2003, and our fiscal 2002 loss primarily resulted from our 22% equity interest in Gemini Voice. Our interest in Paciugo is accounted for under the equity method. We expected Paciugo to continue in the near future to incur operating losses that we would record charges to earnings for our proportionate share of those operating losses.

     Net Gain on Liquidation of Debtor Subsidiaries. In fiscal 2003, we recorded a gain on liquidation of debtor subsidiaries of $901,000 related to an adjustment to an accrual that had previously estimated the costs of the liquidating trust. During fiscal 2002, we recorded a net gain on liquidation of debtor subsidiaries of $16.1 million related to (i) a write down of long-lived assets of $8.1 million, (ii) an accrual estimate of $500,000 for the costs of liquidating substantially all of the assets of the debtor subsidiaries, (iii) $1.5 million in cash expenditures to settle administrative claims associated with the bankruptcy, (iv) a gain on the write off of capital lease obligations of $7.7 million, (v) a gain on the write off of debtor subsidiary net liabilities of $17.8 million under liquidation accounting and (vi) a gain of $700,000 from the deconsolidation of the debtor subsidiaries net liabilities.

     Other (income) expense. In fiscal 2003, we recorded other income of $62,500 related to payments from Paciugo of $20,833 per month, beginning in January of 2003, less state franchise tax accruals. During fiscal 2002, we recorded other income, net of other expense of approximately $669,000. The net gain recorded in fiscal 2002 is related to a $378,000 gain on the receipt of liquidation investment proceeds from Launch Center 39, an investment written off in the prior fiscal year, and a $263,000 net gain on the sale of our indirect non-debtor subsidiary, e.Volve de Mexico.

Three Months Ended December 31, 2004, Compared to Three months ended December 31, 2003

     Revenues. No revenues were generated during the three months ended December 31, 2004, and 2003.

     Direct Costs. No direct costs were incurred during the three months ended December 31, 2004, and 2003, as we had no operations.

     General and Administrative Expenses. General and administrative expenses decreased approximately 11% or $53,300 during three months ended December 31, 2004, to $438,500 from $491,800 in the three months ended December 31, 2003. The decrease in selling, general and administrative expenses during the three months ended December 31, 2004, resulted primarily from the continued downsizing of our workforce and the reduction in business insurance offset by an increase in legal and professional fees associated with litigation matters.

     General and administrative expenses for the three months ended December 31, 2004, consisted primarily of approximately (i) $111,600 of salaries and benefits, (ii) $195,100 of legal and professional fees, (iii) $47,700 of business insurance and (iv) $84,100 of other operating expenses. General and administrative expenses for the three months ended December 31, 2003, consisted primarily of approximately (i) $131,400 of salaries and benefits, (ii) $107,000 of legal and professional fees, (iii) $141,700 of business insurance and (vi) $111,700 of other operating expenses. We anticipate that general and administrative expenses will remain relatively constant as (i) we currently have no operations, (ii) we completed personnel reductions and (iii) we continue to work toward the conclusion of the various bankruptcy proceedings.

     Depreciation and Amortization. Depreciation recorded on fixed assets during the three months ended December 31, 2004, totaled approximately $127,400, as compared to approximately $32,300 for three months ended

December 31, 2003. Due to going concern considerations, we changed the estimate of the useful lives of our assets in fiscal 2005, and we have fully depreciated our assets as of December 31, 2004.

     Interest Income. We recorded interest income from cash investments of $5,300 in the three months ended December 31, 2004, as compared to approximately $5,900 for the three months ended December 31, 2003. The decrease in interest income is due to decreased cash balances.

     Loss in Equity Investments. Loss in equity investments results from our minority ownership interest in Paciugo that is accounted for under the equity method of accounting. Under the equity method, our proportionate share of each subsidiary’s operating loss is included in equity in loss of investments. In December of 2002, we purchased our interest in Paciugo. The values of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary to the cost of that interest or from impairment losses. As those interests have no carrying value, no future charges related to those losses would be expected to occur. We expected Paciugo to continue in the near future to incur operating losses that we would record charges to earnings for our proportionate share of those operating losses.

     Other (Income) Expense. During the three months ended December 31, 2004, we recorded other income, net of other expense of $1.1 million as compared other expense of approximately $12,700 in the three months ended December 31, 2003. Other income for the three months ended December 31, 2004 consists of the Qwest settlement in the amount of $1.1 million. Other income for the three months ended December 31, 2003 consists of payments of $20,833 per month for July and August of 2003 from Paciugo.

     Income Taxes. There is no provision for income tax expense for the three months ended December 31, 2004, due to net operating loss carryforwards (“NOL’s”) available. There is no provision for the three months ended December 31, 2003, since we incurred a net loss. At June 30, 2004, we had NOLs of approximately $92.9 million. The NOLs expire incrementally through 2024.

Six Months Ended December 31, 2004, Compared To Six Months Ended December 31, 2003

     Revenues. No revenues were generated during either period presented. No revenues were generated based on (i) the termination of all operations of our debtor subsidiaries by December of 2001, which historically provided all of our significant revenues.

     Direct Costs. No direct costs were incurred during the six months ended December 31, 2004, and 2003.

     General and Administrative. General and administrative expenses decreased approximately $80,100 during the six months ended December 31, 2004, from approximately $1.1 million during the six months ended December 31, 2003, a decrease of 7%. The drop in selling, general and administrative expenses is primarily due to (i) the downsizing of the workforce, (ii) the reduction business insurance, (iii) reduction in legal fees and (iv) an overall reduction of overhead related to office expenses offset by increase in professional fees associated with the Qwest arbitration.

     General and administrative expenses for the six months ended December 31, 2004, consisted primarily of approximately (i) $237,600 of salaries and benefits, (ii) $209,200 of legal fees, (iii) $260,500 of consulting and professional fees, (iv) $172,000 of business insurance, (v) $47,200 of office rent and expenses and (vi) $115,900 of other operating expenses. Selling, general and administrative expenses for the six months ended December 31, 2003, consisted primarily of approximately (i) $275,200 of salaries and benefits, (ii) $224,700 of legal fees, (iii) $126,700 of professional and consulting fees, (iv) $302,800 of business insurance, (v) $47,200 of office rent and expenses and (vi) $115,900 of other operating expenses.

     Impairment Loss. We recorded an impairment loss of $757,801 during the six months ended December 31, 2003, reducing the carrying value of our interest.

     Depreciation and Amortization. Depreciation recorded on fixed assets during the six months ended December 31, 2004, totaled approximately $254,800, as compared to approximately $67,300 for the six months ended December 31, 2003. Due to going concern considerations, we changed the estimate of the useful lives of our assets in fiscal 2005, and we fully depreciated our assets as of December 31, 2004.

     Interest Income. We recorded interest income from cash investments of approximately $10,100 for the six months ended December 31, 2004, as compared to approximately $14,200 for the six months ended December 31, 2003. The decrease in interest income during the current period is a result of lower amounts of cash available to be invested.

     Loss in Equity Investments. Loss in equity investments resulted from our minority ownership in Paciugo that is accounted for under the equity method of accounting. Under the equity method, our proportionate share of each of our subsidiary’s operating loss is included in equity in loss of investments. During the six months ended December 31, 2004, there was a loss of approximately $168,600, as compared to $247,700 during the six months ended December 31, 2003. The current six-month loss resulted from our 33% ownership interest in Paciugo. The value of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary up to the cost of that investment or from impairment losses. As mentioned previously, our previous strategic investments are either winding-up their affairs or liquidating; however, we do not expect to record future charges related to them since they are completely impaired. We expected Paciugo to continue in the near future to incur operating losses that we would record charges to earnings for our proportionate share of those operating losses.

     Other (Income) Expense. During the six months ended December 31, 2004, we recorded other income, net of other expense, of $1.1 million as compared other income, net of other expense, of approximately $15,100 in the six months ended December 31, 2003. Other income for the six months ended December 31, 2004, consists of the Qwest settlement in the amount of $1.1 million. Other income for the six months ended December 31, 2003, consists of payments of $20,833 per month for July and August of 2003 from Paciugo.

     Income Taxes. There is no provision for income tax expense since we incurred net losses for the six months ended December 31, 2004, and 2003. At June 30, 2004, we had NOLs of approximately $92.9 million. The NOLs expire incrementally through 2024.

Liquidity and Capital Resources

     At December 31, 2004, we had consolidated current assets of $2.2 million, including, without limitation, cash and cash equivalents of approximately $2.0 million and net working capital of $2.0 million. Historically, we funded our subsidiaries operations primarily through the proceeds of private placements of our common and preferred stock and borrowings under loan and capital lease agreements. Neither of these funding sources were expected to be available in the near term. Principal uses of cash have been to fund (i) operating losses, (ii) acquisitions and strategic business opportunities, (iii) working capital requirements and (iv) expenses related to the bankruptcy plan administration process. Due to our financial performance, the lack of stability in the capital markets and the economic downturn, cash on hand was the only expected current source of funding.

     Again, our ability to satisfy our current obligations depends upon our cash on hand. Our current obligations at December 31, 2004 consisted of funding working capital. We estimated that it would take approximately $600,000 of our remaining cash to satisfy those obligations for the following six months. We also expected to incur legal and advisory fees in connection with our efforts to locate and consummate a Strategic Combination. In addition, we anticipated that we might have to fund certain expenses of the liquidating trust. Accordingly, we expected to be left with approximately $1.2 million or less of cash available for use in a Strategic Combination. In the event we expended all of our $1.2 million or less on a Strategic Combination and achieved no return or cash flow from that transaction before June 30, 2005 or if we incurred other unanticipated expenses for operations, we would likely have been required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under the Bankruptcy Code. We believed that under any such liquidation scenario, our stockholders would not receive any recovery on or value for their holdings.

     We anticipated that we would not generate any revenue from operations based on (i) the termination of the operations of our debtor subsidiaries, which historically provided all of our revenues on a consolidated basis and (ii) the uncertainties surrounding other potential Strategic Combinations that we might consider, if any.

     As mentioned previously, we did not believe that any of the traditional funding sources would be available to us in the near future. Consequently, our failure to identify potential Strategic Combinations, if any, would jeopardize our ability to continue as a going concern. Due to these factors, we were unable to determine whether current available financing would be sufficient to meet the funding requirements of our ongoing general and administrative expenses and our other obligations. No assurances could be given that adequate levels of financing would be available to us on acceptable terms, if at all.

     The net cash provided by or used in operating, investing and financing activities for the six months ended December 31, 2004, and 2003, respectively, is summarized below:

     Cash provided by operating activities in the six months ended December 31, 2004, totaled approximately $216,300 as compared to cash used in operating activities of approximately $1.4 million in the six months ended December 31, 2003. During the six months ended December 31, 2004, cash flow provided by operating activities primarily resulted from operating losses that were less than normal due to the negotiated settlement with Qwest of $1.15 million, net of non-cash charges, totaling approximately $57,200, a decrease of $137,800 in prepaid expenses, a decrease in accounts payable of $49,200 and an increase in accrued liabilities of $70,500. In the six months ended

     December 31, 2003, cash flow used by operating activities resulted from operating losses, net of non-cash charges, totaling $1.1 million and the increase in prepaid expenses of $326,900.

     Net cash used in investing activities in the six months ended December 31 2004, and 2003, was zero.

     Cash flows from financing activities in the six months ended December 31, 2004, and 2003, were zero.

Changes in and Disagreements with Our Accountants on Accounting and Financial Disclosure

     On March 18, 2005, Grant Thornton, LLP (“Grant Thornton”) notified our Audit Committee and Board that it declined to stand for re-appointment as our independent registered public accounting firm following the completion of our strategic transaction with Berliner Communications. As a result of the withdrawal, the Audit Committee immediately commenced a search for a new independent registered public accounting firm to replace Grant Thornton.

     Grant Thornton performed audits of our consolidated financial statements for the fiscal years ended June 30, 2004, and 2003. Grant Thornton’s reports did not contain an adverse opinion or disclaimer of opinion, but were modified to include an explanatory paragraph related to uncertainties about our ability to continue as a going concern.

     During the fiscal years ended June 30, 2003, and 2004, and through March 18, 2005, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with the reports for such year, and there were no reportable events as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

     We provided Grant Thornton with a copy of our Current Report on Form 8-K, dated March 24, 2005, and requested that it furnish a letter to the SEC stating whether or not it agreed with the statements contained therein. A copy of Grant Thornton’s letter to the SEC, dated March 24, 2005, was attached as Exhibit 16.1 to that Current Report on Form 8-K.

     Effective as of April 26, 2005, BDO Seidman, LLP (“BDO”) was appointed as our new independent registered public accounting firm. During the two most recent fiscal years ended June 30, 2003, and 2004, and through April 26, 2005, we have not consulted with BDO concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, for which either a written report or oral advice was provided to us or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K). However, BDO did previously serve as our independent registered public accounting firm and did perform audits of our consolidated financial statements for the fiscal years ended June 30, 1999, and 2000, and BDO continues to perform tax-related services for us. In addition, Berliner Communications retained BDO, on April 14, 2005, to perform an audit of Berliner Communication’s consolidated financial statements for the fiscal year ended December 31, 2004. As previously disclosed, Berliner Communications currently owns 73.8% of our common stock and controls 98.7% of our voting power.

Our Quantitative and Qualitative Disclosure About Market Risk

     We are exposed to the impact of interest rate and other risks. We have investments in money market funds of approximately $2.0 million at December 31, 2004. Due to the short-term nature of our investments, we believe that the effects of changes in interest rates are limited and would not materially affect profitability.

Our Financial Statements and Related Schedules

     For information regarding our financial statements and related schedules, refer to Annex E.

INFORMATION ABOUT BERLINER COMMUNICATIONS

Berliner Communications’ Business

     Founded in 1995, Berliner Communications originally provided wireless carriers with comprehensive real estate site acquisition and zoning services. Over the course of the following 10 years, the service offerings were expanded to include radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. After the consummation of the Acquisition, BCI will carry on the historical operations of Berliner Communications.

Industry Background

     Wireless Telecommunications Networks. Wireless telecommunications networks are built using radio-based systems that allow a telephone set or data terminal to communicate without a metallic or optical cord or wire equipment. The life cycle of a wireless network continually evolves and consists of several phases, including strategic planning, design, deployment, expansion, operations and maintenance. During the strategic planning phase, operators pursue the licenses necessary to build out a wireless system and make decisions about the type of technology and equipment to be used, where it will be located and how it will be configured. Technical planning and preliminary engineering designs are often required to decide on a deployment strategy and determine construction costs and the revenue generating ability of the wireless system.

     Following acceptance of a wireless network design, access to land or building rooftops must be secured for towers or telecommunications equipment, including radio base stations, antennae and supporting electronics. Each site must be qualified in a number of areas, including zoning ordinance requirements, regulatory compliance and suitability for construction. Detailed site location designs are prepared and radio frequency engineers review interference to or from co-located antennae. Construction and equipment installation then must be performed and site performance is measured after completion of construction. Finally, professional technicians install and commission the new radio equipment, test it, integrate it with existing networks and tune the components to optimize performance.

     Once a wireless network becomes operational and the number of subscribers increases, the system must be expanded to increase system coverage and capacity. In addition, the wireless system must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources. Operations and maintenance also involves tuning the network to enable operators to compete more effectively in areas where there are multiple system operators.

     Finally, as new technologies are continuously developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies.

Overlaying new technologies, such as late second generation and third generation (“2.5G” and “3G,” respectively), onto an existing network or deploying a new network requires operators to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

     Growth and Evolution of the Wireless Telecommunications Industry Worldwide use of wireless telecommunications has grown rapidly as cellular and other emerging wireless communications services have become more widely available and affordable for the mass business and consumer markets. The rapid growth in wireless telecommunications is driven by the dramatic increase in wireless telephone usage, as well as strong demand for wireless Internet and other data services.

     Wireless access to the Internet is in an early stage of development and growing rapidly as web-enabled devices become more accessible. Demand for wireless Internet access and other data services is accelerating the adoption of new technologies, such as those embodied in 3G, to enable wireless networks to deliver enhanced data capabilities. Examples of wireless data services include e-mail, messaging services, music on-demand, m-banking, locations-based services and interactive games.

     Key Drivers of Change in BCI’s Business. Historically, the key drivers of change in the wireless telecommunications industry have been: (i) the issuance of new or additional licenses to wireless service providers; (ii) the introduction of new services or technologies; (iii) the increase in the number of subscribers served by wireless service providers, with the concomitant increase in usage by those subscribers and scarcity of wireless spectrum; (iv) the increasing complexity of wireless systems in operation; and (v) the current consolidation in the telecommunications sector. Each of these key drivers is discussed below.

•	The issuance of new or additional licenses to wireless service providers. After receiving new or additional licenses necessary to build out their wireless systems, wireless service providers must make decisions about what type of technology and equipment will be used, where it will be deployed and how it will be configured. In addition, detailed site location designs must be prepared and radio frequency engineers must review interference to or from co-located antennae. Construction and equipment installation must then be performed and professional technicians must install and commission the new radio equipment, test and integrate it with existing networks and tune the components to optimize performance.

•	The introduction of new services or technologies. Although wireless service providers traditionally have relied upon their internal engineering workforces to address a significant portion of their wireless network needs, the rapid introduction of new services or technologies in the wireless market and the need to reduce operating costs in many cases have resulted in wireless service providers and equipment vendors focusing on their core competencies, and as a result, outsourcing an increasing portion of their network services. In addition, the Federal Communications Commission (the “FCC”), in November of 2003, began requiring wireless service providers to provide local number portability (“LNP”) to customers, which makes it easier for consumers to switch wireless service providers by giving consumers the ability to do so without changing their phone numbers. LNP increases the complexity of call processing, number administration, service assurance and network operations. We believe that nearly every United States-based wireless service provider is, or will be, upgrading its network in order to mitigate the potential for customer termination, or churn, as a result of the implementation of LNP. Such efforts involve providing both additional network capacity and expanded geographic coverage to address wireless customers’ perceptions of network quality.

•	The increases in the number of wireless subscribers served by wireless providers. The increases in the number of subscribers served by wireless service providers, with the concomitant increase in usage by those subscribers and scarcity of wireless spectrum, require such carriers to expand and optimize system coverage and capacity to maintain network quality. The wireless system also must be continually updated and optimized to address changes in traffic patterns and interference from neighboring or competing networks or other radio sources.

•	The increasing complexity of wireless systems in operation. As new technologies are developed, wireless service providers must determine whether to upgrade their existing networks or deploy new networks utilizing the latest available technologies in order to maintain their market share. For example, overlaying new technologies, such as 2.5G and 3G, with an existing network or deploying a new network requires wireless service providers to reengage in the strategic planning, design, deployment, expansion, operations and maintenance phases of a new cycle in the life of an existing or new network.

•	The current consolidation in the telecommunications sector. In light of recent consolidation in the telecommunications sector, wireless service providers are faced with issues regarding the integration of separate telecommunications networks. This may provide us with the opportunity to provide services relating to performing network compatibility testing and resolving integration solutions.

Industry Challenges

     Around the middle of 2000, the major wireless carriers began evaluating their costs for engineering and constructing wireless sites, and as a result, those expenses became an important issue. At that time, several well-funded private and public firms entered the industry as high-level general contractors. Bechtel Corp. (“Bechtel”), General Dynamics Corp. (“General Dynamics”), Ericsson, Inc. (“Ericsson”) and other similarly situated companies put themselves between the larger wireless service providers, like Sprint Corp. (“Sprint”), Nextel Communications, Inc. (“Nextel”), AT&T Wireless Services, Inc. (now known as New Cingular Wireless Services, Inc.) (“Cingular”), T-Mobile USA, Inc. (“T-Mobile”), and their former contractors, such as Berliner Communications, by negotiating flat-rate pricing. Many of those contracting firms entered into agreements with limited knowledge of the actual cost to complete the work, resulting in many lower than market bids. As a result, many smaller subcontractors could not compete at such reduced margins. The wireless carriers also significantly reduced the number of sites they were going to build. These factors contributed to industry attrition in the equipment construction and installation sector. They also had a severe negative effect on Berliner Communication’s profitability.

     We estimate that over the past two years more than 40% of the companies similar to Berliner Communications ceased operations. During that time, Berliner Communications re-engineered its business, its cost structure and its operations. It reduced staff and expenses and effected changes in its capital structure. Although such adjustments were made, Berliner Communications continued to face such competitive challenges.

Position in the Industry

     We believe that the large wireless carriers are not entirely satisfied with their experience with the large contracting or project management firms, and that this dissatisfaction might create an opportunity for full, “self-performing” service firms, such as BCI, with the ability to handle significant volume, to take over a portion of the work currently being performed by such firms.

     Another significant change affecting the wireless telecommunications industry was the implementation of LNP, which went into place in November of 2003. As previously noted, LNP allows a customer to take his or her telephone number with him or her to another carrier in the same geographic service area. Berliner Communications believed that such an occurrence prompted the major wireless carriers to re-examine ways to improve the performance of their networks, which may include an association with a smaller service provider, such as BCI. Increased activations and decreased customer turnover were two other developments in 2003 that placed additional pressure on the networks. These factors have prompted the construction of additional sites, which could provide opportunities to provide additional services for such firms.

     Those and other events are putting additional pressure on the major wireless carriers to outsource certain services, resulting in a rise in prices for self-performing contractors and increased margins for companies with the ability to meet those needs. For example, Berliner Communications submitted responses to requests for proposal (“RFP”), in the geographic areas in which it operated, to do a complete overlay of Sprint’s network with an evolution, data only (“EVDO”), solution and a comprehensive upgrade of Nextel’s 800 MHz network. As a result of those efforts, Berliner Communications received a purchase order and a subcontract agreement, respectively, to provide some of the requested services in 2004. Unfortunately, the jobs have since changed because of the recently announced merger between Sprint and Nextel. BCI is currently receiving work in both instances, but in smaller increments than previously expected. BCI may also benefit from new developments in wireless technology and additional consolidation in the telecommunications industry.

Description of Services

     Real Estate Site Acquisition and Zoning

     Berliner Communications began its business providing primarily real estate site acquisition services that generally involve acting as an intermediary between telecommunications companies and owners of real estate and other facilities. In order to build and expand their networks, such companies require locations that have direct access to highways and roads to mount their antennas and equipment. The telecommunications companies are typically able and willing to pay fees for the rights to place their equipment in such strategic locations. Facility owners, on the other hand, are eager to earn additional income from their properties, which have access to mobile traffic. BCI generates fees by introducing telecommunications companies and real estate managers. BCI identifies appropriate properties, negotiates the transactions and handles the administrative details. BCI also uses its accumulated knowledge and relationships to assist in the planning and installation of the telecommunication facilities. BCI also offers customers assistance in acquiring all necessary permits, entitlements and approvals that may be required by municipalities. BCI also prepares all zoning applications that may be needed, attends any necessary hearings and obtains any required land use permits to begin installation. During such a phase, BCI works to build community support for wireless infrastructure and services and responds to any community protests or concerns. Outsourcing this function often keeps carriers out of the public eye during potentially controversial and emotional responses from community members and potential customers. Project management includes vendor management, project preparation and engineering and construction coordination.

     Infrastructure Equipment Construction and Installation

     As the wireless telecommunications industry changed rapidly during the mid-1990’s, Berliner Communications adapted by adding infrastructure equipment construction and installation services to its suite of offerings. The quality of the installation work in a system build-out is one of the most critical aspects of its performance. Once the necessary site acquisition steps have been completed, materials to construct a tower are ordered from a fabricator. Installation can involve clearing sites, laying foundations, bringing in utility lines and installing shelters and towers. Once finished, equipment installation is performed, as well as any landscaping of the site. The tower is now ready to be put into service once the remainder of the network is completed. Installation may start once the preliminary work has been completed and the individual “cell site” or switch location is ready to be built. BCI manages everything from “one-off” to “long-range” installation projects, which involve various facets of the telecommunications business. Every site is tested with a simulation to see what levels of line loss exist and how the transmission systems perform.

     Radio Frequency and Network Design and Engineering

     Toward the end of the 1990’s, Berliner Communications saw that the industry was undergoing additional changes and took the opportunity to enter yet another service area. Specifically, it noticed that companies in the wireless industry were reducing their engineering services staff in order to cut internal costs, but were still in need of such services. In response, Berliner Communications added radio frequency and network design and engineering services to its portfolio by purchasing Wireless Systems Consulting, Inc. in December of 1997. As a result of that acquisition, Berliner Communications’ service offerings were expanded to include designing and engineering wireless networks based on the radio frequency that will be used, the types of transmission equipment and technology that will be employed and the power that will be required by the system. Wireless network designs are based on projected subscriber density, traffic demand and desired coverage area. The initial system design is intended to optimize available radio frequency and to result in the highest possible signal quality for the greatest portion of projected subscriber usage base within existing technical constraints. Based on such initial guidelines, potential sites are identified and ranked. This process is known as identifying “search rings.”

     Radio Transmission Base Station Modification

     BCI is currently performing cellular base station upgrades and modifications for wireless telecommunications carriers. This work involves upgrades to existing hardware as well as adding new hardware such as radios, duplexers, power systems and site controllers, and is essential for enhancing network capacity and paving the way to the deployment of 3G, and even fourth generation (“4G”), systems. In order to minimize the impact on existing wireless customers, most of the upgrade or modification work must be performed at night during a so-called “maintenance window” between the hours of 11:00 PM and 5:00 AM. Carriers generally entrust this kind of work only to trained, capable vendors who can reliably and successfully complete the work at each site during such timeframes.

     In-Building Network Design, Engineering and Construction

     BCI offers complete in-building solutions that involve distributed antennae for wireless coverage in malls, shopping centers, office buildings and airports and may include voice services (using cellular or personal communications services (“PCS”) and wireless private branch exchange (“PBX”) technologies), data services (including 802.11 (2.4 and 5 GHz)), enhanced coverage for safety spectrum (police, fire and rescue) and wireless primary and secondary broadband backbones, synchronous optical networks (“SONET’s”) and campus connections.

     Project Management

     BCI also supervises all of the efforts associated with a project, whether it involves one or more of the foregoing services or a “turn-key” solution, so the carrier can ultimately broadcast from the newly configured site.

Major Suppliers and Vendors

     Historically, Berliner Communications relied upon subcontractors to perform services in order to fulfill its contractual obligations. Currently, the costs attributable to subcontractors represent approximately 49% of BCI’s cost of revenues. BCI does not rely on any one subcontractor and utilizes subcontractors that are available and can meet its timeframes and contractual requirements. Due to BCI’s reliance on subcontractors, BCI is exposed to the risk that it will be unable to subcontract for services necessary to meet customer expectations or to subcontract for such services on terms that are advantageous or favorable to BCI.

Major Customers

     BCI is currently dependent on nine customers, which collectively comprised approximately 94% of net revenues for the year ended December 31, 2004. Of those customers, six of them individually represented greater than 5% of net revenues, and four of them represented greater than 10% of net revenues for such calendar year. In particular, T-Mobile represented approximately 32%, Nextel represented approximately 18%, Sprint represented approximately 13% and General Dynamics represented approximately 12% of net revenues for the year ended December 31, 2004. For the previous calendar year, four customers comprised approximately 84% of net revenues, each of which individually represented greater than 10% of net revenues. For the year ended December 31, 2002, five customers comprised approximately 90% of net revenues, with four such customers each representing individually greater than 10% of net revenue, with one customer representing greater than 5%, but less than 10%, of net revenues. The loss of an individual or a combination of those customers would have a material adverse effect on consolidated revenues.

Seasonality

     Incidents of inclement weather, particularly in the winter months, hinder BCI’s ability to complete certain outdoor activities relating to the provision of its services. Demand for BCI’s services is typically higher in the last few months of the calendar year, due primarily to acceleration of most customers’ capital expenditures for completing year-end projects, with a corresponding decrease in activity during the first few months of the following calendar year, typically because customers are evaluating their plans for such capital expenditures for the coming year during that period.

Backlog

     As of June 30, 2005, BCI’s backlog was approximately $7 million.

Competition

     The telecommunications industry is highly competitive. Because of its modest size and wide breadth of service offerings, it is difficult to identify BCI’s competitors. However, we currently believe that they include LCC International, Inc., Wireless Facilities, Inc., CH2M Hill Companies, Ltd., and Andrew Corp., and in some instances, Bechtel, General Dynamics and Ericsson. Many of these competitors have greater capital resources, longer operating histories, larger customer bases, and more established industry relationships than BCI. In addition, BCI attempts to distinguish itself from its competitors by being adaptable in order to be responsive to carrier specific tasks that arise during any given engagement for services.

Government Regulation

     Although we are not directly subject to any FCC or similar government regulations, the wireless networks that we design, deploy and manage are subject to them. Those requirements dictate that the networks meet certain radio frequency emission standards, not cause unallowable interference to other services, and in some cases accept interference from other services. Those networks are also subject to certain state and local government regulations and requirements.

Growth Strategy

     In the long term, BCI plans to position itself to take advantage of niche markets that result from new developments in wireless technology, the current consolidation of the telecommunications sector and other changes in the wireless industry and to serve them before anyone else does so. Possible new streams of business could be generated by providing wireless broadband for long distance carriers or by installing towers for wind power generation.

Employees

     As of June 30, 2005, BCI employed 127 full-time and 3 part-time employees. BCI anticipates the need to increase its work force as additional contracts for projects are received. None of its employees are represented by labor unions.

BCI’s Properties

     As of June 30, 2005, BCI acquired leases or contractual arrangements, previously held by Berliner Communications, to utilize approximately 59,320 square feet for its operations, as set forth below:

	APPROX.		CURRENT
	SIZE IN		MONTHLY	END OF
LOCATION	SQ. FEET	DESCRIPTION	COST	LEASE TERM
20 Bushes Lane		Single-story brick building
Elmwood Park, NJ 07407	15,800	(office and warehouse space)	$7,970	December of 2008

1100 Taylors Lane, Unit 1		Single-story brick building
Cinnaminson, NJ 08077	10,209	(office and warehouse space)	$5,299	November of 2006

7042 Virginia Manor Road*		Single-story brick building
Beltsville, MD 20705	9,580	(office and warehouse space)	$10,354	June of 2008

11861 North Profit Row		Single-story brick building
Forney, TX 75117	6,000	(office and warehouse space)	$1,500	Month-to-month

10 Bushes Lane		Single-story brick building
Elmwood Park, NJ 07407	9,950	(office and warehouse space)	$6,200	February of 2008

97 Linden Avenue**		Three-story brick building
Elmwood Park, NJ 07407	11,700	(office space)	$14,733	June of 2008
6440 North Central Expressway,		Ten-story brick building
Suite 620	861	(office space)	$1,363	March of 2006
Dallas, TX 75206

*	Effective July 1, 2005.

**	Berliner Communications subleased one-half of this space.

BCI’s Plan of Operation

     We perceive that BCI must take the following steps within the next 12 months in order to increase its revenues and for it to achieve profitability:

     Increase Staffing

     As a service provider, BCI’s potential for growth will be limited, notwithstanding an increased demand for its services, to the extent that it does not have the ability to hire individuals with the requisite technical and field knowledge to provide such services. Because the services BCI offers are diverse, it may experience difficulty obtaining the appropriate level of staffing support in a timely and cost-effective manner.

     Create a Strategic Partnership with an Electrical Contractor

     New construction services for base station modification or installation requires the services of qualified electrical contractors. Currently, BCI must subcontract out such electrical work. Optimally, BCI would employ one or more electrical contractors to help ensure that its customers’ completion schedules are met. Additional electrical contractors would also give BCI more flexibility in offering complete turn-key services. However, BCI recognizes that there is currently a shortage of electrical contractors in New York and New Jersey who are qualified to do the electrical work in the telecommunications industry. As a result, BCI is exploring the possibility of associating itself with one or more electrical contracting firms to achieve its objective.

     Improve BCI’S Fabrication Business Services

     BCI has identified the need to improve its fabrication business in two ways. First, it needs to employ a full-time individual with appropriate experience in the complex fabrication environment. Second, BCI will require funds in order to invest in more sophisticated equipment and develop a modern production-line layout. Currently, BCI’s ability to fund these expenditures will come from cash on hand or vendor financing, if available on terms and conditions acceptable to us.

     Increase Production Capability

     To the extent that BCI experiences increased demand for its production services, such as infrastructure equipment construction and installation, there is a corresponding need to increase the production of the steel requirements for such jobs. Although, certain items of a typical production job are standard, approximately 80% are criteria specific. That element of specificity requires BCI to have flexible and quality production capabilities in order to meet construction schedules for such jobs. BCI recognizes that it does not have such capacity at the present time. Additional capital expenditures in materials and equipment are necessary before BCI can improve its efficiencies in that area. If such production capability could be improved and such efficiencies realized, BCI believes that it could also reduce its fabrication schedule, allow it to better respond to changes in industry supply and demand, and increase its ability to compete. Additionally, BCI believes that if it is successful in establishing such a production line, any excess capacity could be used as a potential revenue source by supplying steel to smaller contractors. Currently, BCI’s ability to fund these expenditures will come from cash on hand or vendor financing, if available on terms and conditions acceptable to us.

     Increase Marketing Activities

     Although BCI has achieved some recognition in the wireless area, it believes that its typical customer may not be aware of its entire range of services. For example, one set of BCI customers may recognize BCI for its site acquisition and zoning or infrastructure equipment construction and installation services, without being aware that BCI also provides radio frequency and network design and engineering services. Accordingly, BCI has recognized a need to create and implement a marketing plan, quite possibly with the assistance of a professional marketing firm, with specific industry experience, to market BCI as a provider of the full range of wireless services. BCI’ integrated service package might be of interest, not only to potential customers looking for complete “turn-key” solutions, but also clients who are more interested in an “a la carte” approach to their wireless needs.

     Increase Business Development Activities

     BCI recognizes the need to increase its focus on business development and customer retention. BCI anticipates achieving this result though a variety of means, including, without limitation, increased exposure at trade shows and customer-sponsored events.

Berliner Communications’ Legal Proceedings

     Berliner Communications is involved in legal proceedings from time to time, none of which they believe, if decided adversely to it, would have a material adverse effect on its business, financial condition or results of operations.

Market Price of and Dividends on Berliner Communications’ Common Stock and Related Stockholder Matters

     Berliner Communications’ common stock does not trade on any exchange or any other public trading market. Berliner Communications has not paid any cash dividends on its common stock. Berliner Communications does not have any equity compensation plans.

Berliner Communications’ Selected Financial Data

     The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Berliner Communications’ Financial Condition and Results of Operations” below, and the consolidated financial statements of Berliner Communications and notes thereto, which are included in Annex D.

	For the year ended December 31,
	2004	2003	2002	2001	2000
Net sales	$15,285,904	$17,955,834	$22,939,497	$39,508,304	$26,656,081

Income (loss) from continuing operations	$(785,197)	$(1,621,185)	$(4,828,130)	$(2,638,647)	$1,038,845

Income (loss) from continuing operations per common share	$(0.04)	$(0.08)	$(0.40)	$(0.22)	$0.09

Total assets	$5,192,579	$7,244,206	$10,031,275	$16,416,873	$21,215,600

Long-term obligations	$431,461	$683,333	$10,946,136	$9,795,725	$8,832,305

Cash dividends declared per common share	$—	$—	$—	$—	$—

Berliner Communications’ Supplementary Financial Information

     The following table presents unaudited summary data relating to Berliner Communications’ results of operations for each quarter of the fiscal years ended December 31, 2004, and 2003.

	For the Fiscal Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(unaudited)
Revenues	$3,579,826	$3,915,747	$3,838,201	$3,952,130	$15,285,904
Gross margin	$1,261,964	$1,306,968	$1,601,248	$1,510,885	$5,681,065
Loss from operations before other (income) expense	$(363,116)	$(98,043)	$(4,941)	$(319,097)	$(785,197)
Net loss	$(374,183)	$(91,568)	$(20,957)	$(350,124)	$(836,832)
Net loss allocable to Common shareholders	$(374,183)	(91,568)	$(20,957)	$(350,124)	$(836,832)

	For the Fiscal Year Ended December 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(unaudited)
Revenues	$3,432,491	$4,283,079	$5,148,922	$5,091,342	$17,955,834
Gross margin	$876,565	$1,111,685	$1,314,858	$1,554,057	$4,857,165
Loss from operations before other (income) expense	$(679,230)	$(270,378)	$(235,213)	$(436,364)	$(1,621,185)
Net income (loss)	$(648,866)	$(465,568)	$(335,747)	$6,933,321	$5,483,140
Net income (loss) allocable to Common shareholders	$(1,054,721)	(465,568)	$(335,747)	$6,916,571	$5,060,535

Managements Discussion and Analysis of Berliner Communications’ Financial Condition and Results of Operations

     The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto, which are included in Annex D.

     General. We incorporated BCI on February 8, 2005, as a wholly owned subsidiary to purchase the Berliner Assets under the Purchase Agreement and to carry on the historic business operations of Berliner Communications immediately after the consummation of the Acquisition.

     Berliner Communications derived substantially all of its revenues from infrastructure equipment construction and installation services and real estate site acquisition and zoning services. Infrastructure equipment construction and installation services revenues, as a percentage of total revenues, declined in calendar 2004 to 73%, as compared to 85% in calendar 2003. Real estate site acquisition and zoning revenues, as a percentage of total revenues, increased in calendar 2004 to 20%, as compared to 7% in calendar 2003.

     Revenues are recognized from radio frequency and network design and engineering services as work is performed, from real estate site acquisition and zoning services upon the identification of an acceptable site and when the lease is signed between the landlord and the customer and from infrastructure equipment construction and installation services under the percentage-of-completion method, based on the percentage that total direct costs incurred to date bear to estimated total direct costs at completion. Losses on construction contracts are recognized when such losses become known. The cost of revenues consists primarily of wages and benefits, materials, subcontractor costs, equipment rentals and travel expenses. General and administrative expenses are primarily composed of wages and benefits, travel and entertainment, professional fees, insurance, repairs and maintenance, rents, sales and marketing expenses and general office expenses.

     As BCI continues the business operations of Berliner Communications, we anticipate BCI’s direct operating costs, as a percentage of revenues, will remain the same in the near future. We anticipate BCI’s general and administrative expenses as a percentage of revenues will increase because of the overhead associated with maintaining our public company status.

     In the future, the levels of BCI’s revenues will depend on a number of factors, including, without limitation, the following:

•	new developments in wireless technology;

•	the ability to secure contracts on terms acceptable to Berliner Communications;

•	overall activity in the industry, and currently, the consolidation in the telecommunications sector;

•	increased sales and marketing efforts;

•	additional industry reliance on outsourcing; and

•	new opportunities to provide base station modifications.

     The funding for the operations of BCI will primarily come from cash on hand, and as a result of the new arrangement with Presidential, a credit facility in the amount of $1,250,000.

Fiscal Year Ended December 31, 2004, Compared to Fiscal Year Ended 2003

     Revenues. Berliner Communications had revenues of $15.3 million for the year ended December 31, 2004, versus $18.0 million for the year ended December 31, 2003. Revenues from infrastructure equipment construction and installation contracts accounted for approximately 73% and 85% in the years ended December 31, 2004, and 2003, respectively. Revenue from real estate site acquisition and zoning services accounted for approximately 20% and 7% in the years ended December 31, 2004, and 2003, respectively. Berliner Communications recognizes revenues from infrastructure and equipment construction and installation contracts on the percentage of completion method of accounting and real estate site acquisition and zoning services upon the identification of an acceptable site and when the lease is signed between the landlord and the customer.

     Cost of Revenues. Berliner Communications’ cost of revenues was $9.6 million for the year ended December 31, 2004, versus $13.1 million for the year ended December 31, 2003.

     Gross Margin. Berliner Communications’ gross margin for the year ended December 31, 2004, was $5.7 million or 37% of revenues as compared to $4.9 million or 27% of revenues for the year ended December 31, 2003. The increase in gross margin percentage can be attributed to the shift in the type of revenues generated in the year ended December 31, 2004, as compared to the year ended December 31, 2003. Historically, Berliner Communications’ has had higher margins on its real estate acquisition and zoning services.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased approximately 4% during year ended December 31, 2004, to $6.1 million from $5.9 in the year ended December 31, 2003. The increase in selling, general and administrative expenses during the year ended December 31, 2004, as compared to the year ended December 31, 2003, resulted primarily from salaries and wages and business insurance.

     Selling, general and administrative expenses for the year ended December 31, 2004, consisted primarily of approximately (i) $3.7 million of salaries and benefits, (ii) $586,400 of business insurance, (iii) $312,800 of professional services (iv) $483,800 of office rents, (v) $216,300 of travel and entertainment, (vi) $362,000 of office expenses including telephone and utilities (vi) $182,700 of repairs and maintenance and (vii) $279,300 of other general operating expenses. Selling, general and administrative expenses for the year ended December 31, 2003, consisted primarily of approximately (i) $3.8 million of salaries and benefits, (ii) $278,300 of business insurance, (iii) $189,100 of professional services (iv) $513,600 of office rents, (v) $187,600 of travel and entertainment, (vi) $420,700 of office expenses including telephone and utilities (vi) $124,400 of repairs and maintenance and (vii) $384,400 of other general operating expenses.

     Depreciation and Amortization. Depreciation recorded on fixed assets during the year ended December 31, 2004, totaled approximately $342,900, as compared to approximately $580,200 for year ended December 31, 2003.

     Gain on Extinguishment of Debt. In the year ended December 31, 2003, Berliner Communications had a gain on the conversion of its Series A Senior Cumulative Participating Mandatorily Redeemable Convertible Preferred Stock of approximately $7.2 million.

Liquidity and Capital Resources

     At December 31, 2004, Berliner Communications had consolidated current assets of approximately $4.6 million, including, without limitation, cash and cash equivalents of approximately $453,800 and net working capital of approximately $680,000. Historically, Berliner Communications has funded its operations primarily through the proceeds of private placements of its common and preferred stock and borrowings under loan and capital lease agreements. Principal uses of cash have been to fund (i) operating losses; (ii) capital expenditures, (iii) acquisitions and strategic business opportunities and (iv) working capital requirements.

     The net cash provided by or used in operating, investing and financing activities for the year ended December 31, 2004, and 2003, respectively, is summarized below:

     Cash provided by operating activities in the year ended December 31, 2004, totaled approximately $631,400 as compared to cash used in operating activities of approximately $1.5 million in the year ended December 31, 2003. During the year ended December 31, 2004, cash flow used in operating activities primarily resulted from operating losses, net of non-cash charges, of $503,600, a decrease in accounts receivable of $2.1 million, a decrease in inventories of $96,400, an increase in prepaid and other current assets of $62,300, and a decrease in accounts payable and accrued liabilities of $997,500. In the year ended December 31, 2003, cash flow used in operating activities resulted from operating losses, net of non-cash charges, of 1.1 million, an increase in accounts receivable of $157,900, a decrease in inventories of $92,400, a decrease in prepaid expenses and other assets of $111,300, an increase in accounts payable of $249,700, and a decrease in accrued liabilities and other liabilities of $683,700.

     Investing activities used $55,300 and $190,900 in the years ended December 31, 2004, and 2003, respectively. Investing activities mainly consisted of the purchase of fixed assets.

     Financing activities used $260,100 and $600,400 in the years ended December 31, 2004, and 2003, respectively. The primary net cash used in financing activities was to reduce debt obligations.

Fiscal Year Ended December 31, 2003, Compared to Fiscal Year Ended 2002

     Revenues. Berliner Communications had revenues of $17.8 million for the year ended December 31, 2003, versus $22.9 million for the year ended December 31, 2002. Revenues from infrastructure equipment construction and installation contracts accounted for approximately 85% and 67% in the years ended December 31, 2003, and 2002, respectively. Revenue from real estate site acquisition and zoning services accounted for approximately 7% and 15% in the years ended December 31, 2003, and 2002, respectively. Berliner Communications recognizes revenues from infrastructure and equipment construction and installation contracts on the percentage of completion method of accounting and real estate site acquisition and zoning services upon the identification of an acceptable site and when the lease is signed between the landlord and the customer.

     Cost of Revenues. Berliner Communications’ cost of revenues was $13.1 million for the year ended December 31, 2003, versus $18.4 million for the year ended December 31, 2002.

     Gross Margin. Berliner Communications’ gross margin for the year ended December 31, 2003, was $4.9 million or 27% of revenues as compared to $4.5 million or 20% of revenues for the year ended December 31, 2003. The increase in gross margin percentage can be attributed to the shift in margins generated from infrastructure equipment construction and installation contracts in the year ended December 31, 2003, as compared to the year ended December 31, 2002.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased approximately 27% during year ended December 31, 2003, to $5.9 million from $8.1 million in the year ended December 31, 2002. The decrease in selling, general and administrative expenses during the year ended December 31, 2003, as compared to the year ended December 31, 2002, resulted primarily from downsizing due to market conditions including, but not limited to, salaries and wages, office rents and office expenses.

     Selling, general and administrative expenses for the year ended December 31, 2003, consisted primarily of approximately (i) $3.8 million of salaries and benefits, (ii) $278,300 of business insurance, (iii) $189,100 of professional services (iv) $513,600 of office rents, (v) $187,600 of travel and entertainment, (vi) $420,700 of office expenses including telephone and utilities (vi) $124,400 of repairs and maintenance and (vii) $384,400 of other general operating expenses. Selling, general and administrative expenses for the year ended December 31, 2002, consisted primarily of approximately (i) $5.5 million of salaries and benefits, (ii) $321,100 of business insurance, (iii) $321,000 of professional services (iv) $609,600 of office rents, (v) $298,400 of travel and entertainment, (vi) $618,000 of office expenses including telephone and utilities (vi) $143,100 of repairs and maintenance and (vii) $321,600 of other general operating expenses.

     Depreciation and Amortization. Depreciation recorded on fixed assets during the year ended December 31, 2003, totaled approximately $580,200, as compared to approximately $703,500 for year ended December 31, 2002.

     Gain on Extinguishment of Debt. In the year ended December 31, 2003, Berliner Communications had a gain on the conversion of its Series A Senior Cumulative Participating Mandatorily Redeemable Convertible Preferred Stock of approximately $7.2 million.

Liquidity and Capital Resources

     At December 31, 2003, Berliner Communications had consolidated current assets of approximately $6.4 million, including, without limitation, cash and cash equivalents of approximately $137,900 and net working capital of approximately $1.6 million. Historically, Berliner Communications has funded its operations primarily through the proceeds of private placements of its common and preferred stock and borrowings under loan and capital lease agreements. Principal uses of cash have been to fund (i) operating losses; (ii) capital expenditures, (iii) acquisitions and strategic business opportunities and (iv) working capital requirements.

     The net cash provided by or used in operating, investing and financing activities for the year ended December 31, 2003, and 2002, respectively, is summarized below:

     Cash used in operating activities in the year ended December 31, 2003, totaled approximately $1.5 million as compared to cash provided by operating activities of approximately $338,300 million in the year ended December 31, 2002. During the year ended December 31, 2003, cash flow used in operating activities primarily resulted from operating losses, net of non-cash charges, of $1.1 million, an increase in accounts receivable of $157,900, a decrease in inventories of $92,400, a decrease in prepaid expenses and other assets of $111,300, an increase in accounts payable of $249,700, and a decrease in accrued liabilities and other liabilities of $683,700. In the year ended December 31, 2002, cash flow used in operating activities resulted from operating losses, net of non-cash charges, of 3.9 million, a decrease in accounts receivable of $5.3 million, a decrease in inventories of $453,000, an increase in prepaid expenses and other assets of $70,900, and a decrease in accounts payable of $2.7 million, and an increase in accrued liabilities and other liabilities of $1.2 million.

     Investing activities used $190,900 and $212,300 in the years ended December 31, 2003, and 2002, respectively. Investing activities mainly consisted of the purchase of fixed assets.

     Financing activities used $600,400 and $726,200 in the years ended December 31, 2003, and 2002, respectively. The primary net cash used in financing activities was to reduce debt obligations in the year ended December 31, 2003 and the payment of preferred stock dividends in the year ended December 31, 2002.

Changes in and Disagreements with Berliner Communications’ Accountants on Accounting and Financial Disclosure

     None.

Berliner Communications’ Quantitative and Qualitative Disclosure About Market Risk

     Berliner Communications was exposed to the impact of interest rates and other risks. Berliner Communications had investments in money market funds of approximately $119,800 as of December 31, 2004, as well as borrowed funds from a lending institution of $344,588.

Berliner Communications’ Financial Statements and Related Schedules

     Please refer to Annex D.

VOTING AGREEMENT

     In connection with the Acquisition, we entered into a voting agreement (the “Voting Agreement”) with Berliner Communications, as a holder of a majority of our Common Stock and as the sole holder of our newly issued Series E Preferred Stock, and the holders of more than 66.67% of our Series B Preferred Stock and Series D Preferred Stock, respectively. A copy of the Form of Voting Agreement is attached as Annex C to this Information Statement.

     Under the terms of the Voting Agreement, the holders of over 66.67% of our Common Stock, voting as a single class together with the holders of the Series D Preferred Stock and the Series E Preferred Stock, as well as the holders of the Preferred Stock, each voting as a separate class, authorized, and gave us their proxy, to vote in their name for the approval of the filing of the Certificates of Amendment, which will effect the Charter Amendments.

     Certain of our Preferred Shareholders who executed the Voting Agreement also held shares of our Common Stock, which we included with the shares of Common Stock held by Berliner Communications when we tabulated the vote and reported the results in our Preliminary Information Statement filed on April 11, 2005. Those votes should not have been included because they were not solicited in accordance with the disclosure requirements of Regulation 14A of the Exchange Act. As a result, we have not included those shares in the tabulations of the votes for the various measures approved under the terms of the Voting Agreement as they are reported elsewhere in this Information Statement.

     In addition to approving the Charter Amendments, the Voting Agreement also provides for the following:

     1. All of the holders of shares of Series D Preferred Stock agreed that (i) from and after the date of the closing of the Acquisition, the holders of the Series D Preferred Stock would be deemed to have (a) waived all future rights, as holders of Series D Preferred Stock, to the quarterly dividends provided for in Section I of the Series D Certificate of Designation payable after December 31, 2004 (the “Series D Future Dividends”), without affecting their right to receive dividends that have accrued through December 31, 2004, regardless of whether the Series D Future Dividends were payable in cash or stock, and (b) released us from our obligation to pay the Series D Future Dividends, notwithstanding anything to the contrary in the Series D Certificate of Designation; (ii) for purposes of Section 2.4 of the Series D Certificate of Designation, (a) acknowledged that the liquidation preference granted to the Series E Preferred Stock that we issued to Berliner Communications as consideration for the Acquisition would not constitute a liquidation preference greater in amount than the purchase price of the Series E Preferred Stock, plus dividends, if any, accrued but unpaid on such purchase price, and (b) waived any right that they had to challenge or otherwise dispute such a determination; and (iii) for purposes of Section 2.3(a) of the Series D Certificate of Designation, we would not be required to treat the issuance of the Series E Preferred Stock to Berliner Communications as a liquidation, dissolution, or wind-up of our affairs. All accrued dividends will be converted into shares of Common Stock and delivered to the holders of our Series D Preferred Stock on the Effective Date.

     2. Holders of more than 66.67% of the shares of Series B Preferred Stock and the holders of all of the shares of the Series D Preferred Stock, each voting separately as a class, approved, consented to and agreed with the issuance of the Series E Preferred Stock to Berliner Communications.

     3. Holders of more than 66.67% of the shares of the Series B Preferred Stock, holders of all of the shares the Series D Preferred Stock, and holders of all of the shares of the Series E Preferred Stock, each voting separately as a class approved, consented to and agreed that, regardless of the provisions set forth in the respective certificates of designation for the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as such provisions exist at the time immediately prior to the Effective Time (and without affecting the obligations of the holders of the Preferred Stock to effect the conversion of the Preferred Stock into Common Stock upon the effectiveness of the Certificates of Amendment), in the event of any voluntary or involuntary liquidation (whether complete or partial), or wind-up of our affairs (including a “Deemed Liquidation,” as defined in the Series D Certificate of Designation), that prior to the holders of the Common Stock receiving any proceeds from such a liquidation event, the holders of the Preferred Stock will share ratably in the collective value of (a) the liquidation preference of the Series B Preferred Stock as of December 31, 2004; (b) the liquidation preference of the Series D Preferred Stock as of December 31, 2004; and (c) the agreed-upon liquidation value of the Series E Preferred Stock, as designated in the Purchase Agreement in the following percentages: 6.57% to the holders of the Series B Preferred Stock; 13.82% to the holders of the Series D Preferred Stock; and 79.61% to the holders of the Series E Preferred Stock.

     4. Holders of the Series D Preferred Stock agreed that, during the period beginning on the date of the closing of the Acquisition and until the Effective Time, they would exercise their right to designate one of the three members not selected by Berliner Communications to our Board in consultation with the holders of the Series B Preferred Stock. However, they subsequently declined to exercise this right.

     5. We, along with the holders of the Series B Preferred Stock, the Series D Preferred Stock, and Berliner Communications agreed that, for the period beginning on the Effective Time and continuing until the date that the current holders of the Series B Preferred Stock and the Series D Preferred Stock (the “Converted Preferred Stockholders”) collectively hold less than 30% of the shares of Common Stock held by the Preferred Stockholders at the Effective Time, Berliner Communications will nominate for election, vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for, and otherwise support, one individual designated by the holders of 75% of the Common Stock held by the Converted Preferred Stockholders to our Board, assuming that there are five directors, or such other number of director designees as will equal 20% of the total membership of our Board in the event of any increase in the size of the Board. Berliner Communications also agreed not to vote to remove any such director designee unless such removal is requested in writing by holders of 75% of the Common Stock then held by Converted Preferred Stockholders. If any such director designee ceases, any reason, to serve as a member of our Board during his or her term of office, Berliner Communications also agreed to vote all shares of our Common Stock that Berliner Communications now holds or will hold in the future for the election of such new director designee as will be recommended in writing by the holders of 75% of the Common Stock then held by such Converted Preferred Stockholders.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of our Common Stock as of the Record Date by: (1) each person who is a beneficial owner of more than 5% of our Common Stock, (2) each of our directors, (3) each of our named executive officers, and (4) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each listed stockholder is in care of us at 6440 North Central Expressway, Suite 620, Dallas, Texas 75206.

										Voting Power of the Common Stock if
										Voting Together with the Series D
										Preferred Stock and Series E
	Common Stock(1)			Series B Preferred		Series D Preferred		Series E Preferred		Preferred Stock
Holders	Number of Shares		%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Votes	%(12)

Richard B. Berliner	147,676,299	(2)	73.8%	0	*	0	*	3,913,669	*	4,061,344,345	98.7%

Steven W. Caple	646,385	(3)	*	0	*	0	*	0	*	646,385	*

Ralph R. Ianuzzi, Jr.	0		*	0	*	0	*	0	*	0	—

Patrick G. Mackey	1,017,157	(4)	*	0	*	0	*	0	*	50,000

Peter J. Mixter	50,000	(5)	*	0	*	0	*	0	*	1,017,157	*

Mehran Nazari	0		*	0	*	0	*	0	*	0	—

John Stevens Robling, Jr.	170,0000	(6)	*	0	*	0	*	0	*	170,000	*

Barrett N. Wissman	4,852,659	(7)	2.4%	0	*	0	*	0	*	4,852,659	*

Officers and Directors
as a Group (Eight
Persons)	154,412,500	(8) (11)	75.5%	0	*	0	*	0	*	4,068,080,546	98.9%

Berliner Communications	147,676,299	(11)	73.8%	0	*	0	*	3,913,669	100%	4,061,344,345	98.7%

Hunt Asset Partners, LP	10,316,200	(9)	5.2%	0	*	0	*	0	*	10,316,200	*

IEO Investments Limited	10,316,200	(10)	5.2%	0	*	0	*	0	*	10,316,200	*

*	Represents less than one percent.

(1)	For purposes of this table, a person is deemed to have beneficial ownership of the number of shares of Common Stock that such person has the right to acquire within 60 days of the Record Date. Percentages have been based on us having 200,000,000 shares of Common Stock issued and outstanding. For purposes of computing the percentage of outstanding shares of Common Stock held by any individual listed in this table, any shares of Common Stock that such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents shares directly held by Berliner Communications that Mr. Berliner may be deemed to beneficially own as a result of his positions as President, Chief Executive Officer and Chairman of the Board of Berliner Communications, a corporation of which Mr. Berliner is also approximately a 31% equity owner. For purposes of this column of the chart, we have excluded the 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Preferred Stock, which are directly owned by Berliner Communications. Conversion of the Series E Preferred Stock is expressly conditioned upon the filing of the Certificates of Amendment, as there are currently no shares of authorized Common Stock available to accommodate such conversion. Mr. Berliner disclaims beneficial ownership of such shares.

(3)	Includes (a) 26,385 shares of Common Stock owned directly and (b) vested options to purchase 620,000 shares of Common Stock. Mr. Caple resigned as our President, General Counsel and Secretary effective as of June 17, 2005.

(4)	Includes (a) 17,157 shares of Common Stock owned directly and (b) vested options to purchase 1,000,000 shares of Common Stock.

(5)	Includes vested options to purchase 50,000 shares of Common Stock.

(6)	Includes (a) 120,000 shares of Common Stock owned directly and (b) vested options to purchase 50,000 shares of Common Stock.

(7)	Includes (a) 25,000 shares of Common Stock owned directly, (b) vested options to purchase 2,950,000 shares of Common Stock, (e) 1,741,659 shares of Common Stock held by Sienna Continuity Trust, for which Mr. Wissman is a beneficiary, and (d) 136,000 shares of Common Stock held by Sandera Partners, LP, in which Mr. Wissman has shared control. Mr. Wissman disclaims beneficial ownership of the shares of Common Stock held by Sienna Continuity Trust and Sandera Partners, LP. The address for Mr. Wissman is Post Office Box 1011, Fredriksted, St. Croix, United States Virgin Islands 00841.

(8)	Includes vested options to purchase 4,670,000 shares of Common Stock.

(9)	This information is based on information reported by the stockholder in filings made with the Securities and Exchange Commission (the “Commission”). The address of Hunt Asset Partners, LP is 1601 Elm Street, 40th Floor, Dallas, Texas 75201.

(10)	This information is based on information reported by the stockholder in filings made with the Commission. The address of IEO Investments Limited is Hankins Waterfront Plaza, Main Street Post Office Box 556, Charlestown, Nevis, West Indies. IEO Investments Limited is owned by Hunt Asset Partners, LP.

(11)	For purposes of this column of the chart, we have excluded the 3,913,668,046 shares of Common Stock issuable upon conversion of the shares of Series E Convertible Preferred Stock directly owned by Berliner Communications. Conversion of the Series E Convertible Preferred Stock is expressly conditioned upon the filing of the Certificates of Amendment, as there are currently no shares of authorized Common Stock available to accommodate such conversion.

(12)	Represents the collective voting power of shares of Common Stock, Series D Preferred Stock, on an as-converted basis, and Series E Preferred Stock, on an as-converted basis. Percentages are based on 4,115,021,332 votes which consists of the 200,000,000 shares of Common Stock that are currently issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, and 3,919,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), requires that our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file initial reports of ownership and changes in ownership of Common Stock with the Commission. Such persons are required by applicable regulations to furnish us with copies of all Section 16(a) reports that they file. To our knowledge, based solely on the review of the copies of such reports furnished to us, all of our directors, officers and 10% stockholders have complied with the applicable Section 16(a) reporting requirements for the fiscal year ended June 30, 2005.

CHANGE OF CONTROL

     As a result of us entering into the Purchase Agreement, a change of control occurred. As consideration for BCI’s acquisition of the Berliner Assets, we issued to Berliner Communications 147,676,299 newly issued and non-assessable shares of our Common Stock and 3,913,669 newly issued and non-assessable shares of our Series E Preferred Stock. For more information on the transaction, please refer to the section entitled “The Acquisition” above. Consequently, Berliner Communications now holds 73.8% of our Common Stock and 100% of our Series E Preferred Stock. The holders of our Common Stock vote as a single class together with the holders of our Series D Preferred Stock and the holder of our Series E Preferred Stock on an as-converted basis. Under those circumstances, Berliner Communications’ ownership represents 98.7% of such voting power. Upon the filing of the Certificates of Amendment and the adoption of the Charter Amendments, Berliner Communications will hold 4,061,344,345 shares, or approximately 79.4% of our Common Stock, subject to the 1:300 reverse stock split.

     Under the terms of the Purchase Agreement, Berliner holds the right to appoint three directors to our Board. On February 18, 2005, we increased the size of our Board from four to six members and appointed Richard B. Berliner, Ralph R. Ianuzzi, Jr. and Mehran Nazari as members to fill the vacant and newly created director seats.

Furthermore, in accordance with the terms of the Purchase Agreement, we appointed Richard B. Berliner as our Chairman of the Board and as our Chief Executive Officer, effective as of February 18, 2005. The members of our Board immediately prior to the consummation of the Purchase Agreement agreed to resign from their positions on the Board, effective upon the filing of the Charter Amendments with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

INTEREST OF CERTAIN PERSONS

     Richard B. Berliner is our Chief Executive Officer and Chairman of the Board. He also is the President, Chief Executive Officer, Chairman of the Board, and holder of approximately 31% of the common stock of Berliner Communications. Berliner Communications currently holds 73.8% of our Common Stock and controls 98.7% of our voting power. For more information on stock ownership, please refer to the section entitled “Change of Control” above. Mr. Berliner is also a party to a voting agreement, whereby he can exercise 64% or more of the voting securities of Berliner Communications towards the appointment of his designees to the Board of Berliner Communications. Messrs. Ianuzzi and Nazari are not only members of our Board, but also of the Board of Berliner Communications, and serve as Mr. Berliner’s designees. Mr. Ianuzzi also holds 50,000 shares of the common stock of Berliner Communications. Upon the increase in our authorized Common Stock and the conversion of the Preferred Stock, Berliner Communications will increase its Common Stock ownership from 147,875,299 shares to 4,061,344,345 shares or approximately 79.4% of our outstanding Common Stock. As such, Berliner Communications will directly benefit from the adoption of the Charter Amendments.

DESCRIPTION OF CAPITAL STOCK

     Common Stock. Holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, stockholders owning less than a majority of our voting stock will not be able to elect any directors on the basis of their votes alone. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of Preferred Stock that may be outstanding from time to time, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available for that purpose. In the event of our liquidation, dissolution or wind-up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the liquidation preference of any outstanding Preferred Stock. The holders of our Common Stock have no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock that we may designate and issue in the future.

     Increasing our authorized shares of capital stock will not have any effect on our corporate status, the rights of stockholders or the transferability of outstanding stock certificates. Our Board has determined that the current number of authorized shares of Common Stock is insufficient in light of the number of shares of Common Stock that must be issued upon the conversion of the Preferred Stock. In order to issue the necessary number of shares of Common Stock required for the conversion of the Preferred Stock, the number of authorized shares of our Common Stock must be increased. Our Board has determined, with respect to the commitments in the Purchase Agreement and Voting Agreement, the number of shares of our capital stock to which our authorized shares are being increased is necessary and in the best interests of our stockholders.

     Series A Convertible Preferred Stock. All of the shares of our Series A Preferred Stock were converted to Common Stock on December 21, 1999, and no shares remained outstanding as of February 18, 2005. Accordingly, the Charter Amendments will have no effect on our Series A Preferred Stock.

     Series B Convertible Preferred Stock. We have the authority to issue up to 25,000 shares of Series B Preferred Stock, of which, 4,500 shares were issued and outstanding as of February 18, 2005. We may, at any time and from time to time, pursuant to a resolution of the Board, redeem all or any of the outstanding shares of Series B Preferred Stock for $1,000 per share pro rata among the holders thereof; provided that, no less than 750 shares of Series B Preferred Stock are redeemed at one time (a “Series B Redemption”). Each share of Series B Preferred Stock is convertible into 72.46377 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $27.60; provided that, the trading volume for shares of Common Stock for the preceding three consecutive calendar months has equaled or exceeded 700,000 shares per month (a “Series B Mandatory Conversion”). Furthermore, on the tenth business day immediately following the last of any five consecutive trading days on which the market price of the Common Stock equals or exceeds an amount equal to $34.50, we may elect to convert each outstanding share of Series B Preferred Stock into Common Stock at any time that (a) any shares of Series B Preferred Stock are outstanding and (b) the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month for three consecutive calendar months (a “Series B Company Conversion”). At any time prior to a Series B Redemption, Series B Mandatory Conversion or Series B Company Conversion, each holder of Series B Preferred Stock has the right to convert any or all of such holders shares of Series B Preferred Stock into Common Stock. The holders of the Series B Preferred Stock have no rights to the payment of dividends, regardless of whether we declare or pay dividends on any other class of preferred stock or Common Stock. The holders of the Series B Preferred Stock have no voting rights, except as prescribed under the DGCL. The Series B Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events.

     Upon the filing of the Certificates of Amendment, the conversion ratio of the Series B Stock will be revised. As a result of the revision, each holder of Series B Preferred will receive approximately 984.4 times the number of shares of Common Stock each holder would have received under the prior conversion ratio. Upon revision of the conversion ratios, the holders of Series B Preferred Stock will receive an aggregate of 321,015,546 shares of Common Stock (instead of the existing aggregate of 326,087 shares under the Series B Certificate of Designation) upon conversion of the Preferred Stock subject to the 1:300 reverse stock split.

     Series C Convertible Preferred Stock. The Series C Preferred Stock was retired on February 9, 2004, in connection with the settlement of a lawsuit that was filed against us by Eos Partners, LP, Eos Partners SBIC, LP, Eos Partners (Offshore), LP, Kuwait Fund for Arab Economic Development and TBV Holdings Ltd., and no shares remained outstanding as of February 18, 2005. Accordingly, the Charter Amendments will have no effect on our Series C Preferred Stock.

     Series D Convertible Preferred Stock. We have the authority to issue up to 50,000 shares of Series D Preferred Stock, of which 9,473 shares were issued and outstanding as of February 18, 2005. Each share of Series D Preferred Stock is convertible into 166.66667 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events. Such conversion is mandatory on the date following the completion by us of an underwritten public offering with proceeds of no less than $50,000,000 at a price per share of no less than $35.80; provided that, for the preceding three consecutive calendar months the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a “Series D Mandatory Conversion”). We may elect to convert each outstanding share of Series D Preferred Stock into Common Stock at any time that (i) any shares of Series D Preferred Stock are outstanding and (ii) during the 30 trading days following the last of any 10 consecutive trading days for which the average market price of the Common Stock equals or exceeds $35.80 per share; provided that, for the three consecutive calendar months ended on the last day of the month immediately preceding the month in which a notice of conversion was delivered by us, the trading volume for shares of Common Stock has equaled or exceeded 700,000 shares per month (a “Series D Company Conversion”). At any time prior to a Series D Mandatory Conversion or Series D Company Conversion, each holder of Series D Preferred Stock has the right to convert any or all of such holders shares of Series D Preferred Stock into Common Stock. The Holders of the Series D Preferred Stock are entitled to receive cash dividends on each issued and outstanding share of Series D Preferred Stock when and as declared by the Board out of funds legally available therefor, quarterly on the last day of March, June, September and December of each year; provided, however, if we pay a dividend in shares of Series D Preferred Stock, we are not required to pay such dividend in cash. The amount of dividends are computed on the basis of 12 30-day months and a 360-day year. The dividends accrue and are cumulative on each outstanding share of Series D Preferred Stock from the date of its issuance. Such dividends accrue from day to day, whether or not earned or declared. Dividends payable on shares of Series D Preferred Stock (including those payable by reason of deficiency) are in preference to any declaration or payment of any dividend or distribution on shares of Series B Preferred Stock. The holders of Series D Preferred Stock have the right to vote together with the holders of the Common Stock and the Series E Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series D Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock which such share of Series D Preferred Stock would be convertible into as of the date of such vote. The majority of the holders of the Series D Preferred Stock, voting as a separate class or by written consent, are entitled to either (i) elect one member of our Board at any annual meeting of stockholders or a special meeting in place thereof and to fill any subsequent vacancy created by such director’s resignation or removal, as long as a certain value of shares of Series D Preferred Stock are outstanding or (ii) designate one representative who is entitled to participate telephonically at all meetings of the Board and who shall receive all notices of meetings to which it is entitled to participate, as long as a certain value of shares of Series D Preferred Stock are outstanding. The Series D Preferred Stock has a liquidation preference equal to $1,000 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holder s of at least 66.667% of the issued and outstanding shares of Series D Preferred Stock is required for its to (i) amend or change the rights, preferences, privileges or powers of the Series D Preferred Stock; (ii) increase or decrease the authorized number of shares of the Series D Preferred Stock; (iii) redeem any shares of Series B Preferred Stock or Common Stock (other than pursuant to (a) agreements with any of our employees, officers, directors or consultants giving us the right to repurchase shares of Common Stock upon termination of services or otherwise or (b) open market purchases approved by a majority of the disinterested members of the Board); (iv) declare or pay any dividend (other than a stock split or stock dividend on shares of Common Stock) on any share of Common Stock or Series B Preferred Stock; or (v) issue Common Stock issued for compensatory purposes to our directors, officers and employees not approved by the Compensation Committee or Stock Option Committee of the Board.

     Upon the filing of the Certificates of Amendment, the conversion ratio of the Series .D Preferred Stock will be revised. As a result of the revision, each holder of Series D Preferred Stock will receive approximately 499.4 times the number of shares of Common Stock each holder would have received under the prior conversion ratio. Upon revision of the conversion ratios, the holders of Series D Preferred Stock will receive an aggregate of 675,773,394 shares of Common Stock (instead of the existing aggregate of 1,353,286 shares under the Series D Certificate of Designation) upon conversion of the Preferred Stock subject to the 1:300 reverse stock split.

     Series E Convertible Preferred Stock. We have the authority to issue up to 5,000,000 shares of Series E Preferred Stock, of which 3,913,669 shares were issued and outstanding as of February 18, 2005. Each share of the Series E Preferred Stock is convertible into 1,000 shares of our Common Stock, subject to adjustment upon the occurrence of certain enumerated events, and this conversion will occur automatically as of the date that the Charter Amendments are filed with the Delaware Secretary of State. The holders of the Series E Preferred Stock are entitled to receive dividends when, as and if declared by the Board, and such dividends, if declared, will not be cumulative. The holders of the Series E Preferred Stock have the right to vote together with the holders of the Common Stock and the Series D Preferred Stock as a single class on any matter to be submitted to the holders of the Common Stock with each holder of the Series E Preferred Stock having the right to that number of votes equal to the number of shares of Common Stock that such shares of Series E Preferred Stock would be convertible into as of the date of such vote. In addition, for so long as any shares of Series E Preferred Stock are outstanding, the holders of the Series E Preferred Stock will be entitled to nominate and elect three directors (the “Series E Directors”), each of whom will be entitled to one vote on all matters before the Board. Any vacancy on the Board occurring because of the death, resignation or removal of a director elected by the holders of the Series E Preferred Stock will be filled by the vote or written consent of the holders of a majority of the outstanding shares of the Series E Preferred Stock. A director elected by the holders of the Series E Preferred Stock may be removed from the Board with or without cause only by the vote or consent of the holders of the majority of the outstanding shares of the Series E Preferred Stock, and the vacancy created thereby may be filled only by the vote or consent of such holders. The Series E Preferred Stock has a liquidation preference equal to $0.26 per share, subject to adjustment upon the occurrence of certain enumerated events. In addition, the approval of holders of at least 66.67% of the issued and outstanding shares of Series E Preferred Stock is requires for us to: (i) create shares (or reclassify existing shares) having rights superior to or on parity with the Series E Preferred Stock; (ii) amend or repeal any provision or add any provision to our Certificate of Incorporation if such action would materially adversely affect the holders of the Series E Preferred Stock or amend or repeal any provision of our bylaws if such action would materially adversely affect the holders of the Series E Preferred Stock in a manner different from the holders of the other outstanding shares of Preferred Stock, (iii) alter or change the rights, preferences or privileges of the Series E Preferred Stock; (iv) increase or decrease the authorized number of shares of Series E Preferred Stock; (v) issue any additional shares of our Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock or any securities convertible into or exchangeable or exercisable for any such series of Preferred Stock; (vi) pay dividends or make distributions with respect to the Common Stock or the Preferred Stock (except for dividends on the Common Stock that are paid in shares of Common Stock); (vii) redeem or repurchase any shares of our capital stock other than pursuant to equity incentive agreements with employees, consultants, officers or directors; (viii) increase the authorized size of the Board above six members or decrease the authorized size of the Board below six members; (ix) increase or decrease the number of votes to which each Series E Director is entitled; or (x) except as provided in the Certificates of Amendment, take any action that would result in an increase in the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock or Series D Preferred Stock.

AMENDMENT 1.

INCREASE THE AGGREGATE NUMBER OF SHARES THAT WE WILL HAVE THE
AUTHORITY TO ISSUE FROM 225,000,000 TO 6,600,000,000 SHARES, OF WHICH,
6,000,000,000 SHARES WILL BE SHARES OF COMMON STOCK, AND
600,000,000 SHARES WILL BE SHARES OF PREFERRED STOCK

Purpose of Amendment.

          In order to accomplish the conversion of the Preferred Stock as required by the Purchase Agreement, the number of authorized shares of our Common Stock must be increased. Currently, we have 200,000,000 shares of our Common Stock authorized for issuance, all of which are issued and outstanding; and 25,000,000 shares of preferred stock authorized for issuance, an aggregate of 13,973 shares of which are issued and outstanding. For more information on security holdings, please refer to the section entitled “Voting Securities and Principal Holders” above.

General Effect of Amendment.

          For more information on the general effect of this amendment, please refer to the section entitled “Description of Capital Stock — Common Stock” above.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the increase in the number of authorized shares required the affirmative vote of the holders of a majority of the outstanding voting securities. Our Board obtained this approval on February 18, 2005, through the written consent of a majority of the outstanding shares of our voting securities. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and each of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock also each voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series B Preferred Stock	4,500		4,160	92.4%

Series D Preferred Stock	9,473		9,473	100%

Series E Preferred Stock	3,913,669		3,913,669	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 2.

CHANGE OUR NAME FROM NOVO NETWORKS, INC.
TO BERLINER COMMUNICATIONS, INC.

Purpose of Amendment.

          As a result of the Acquisition, our operations going forward will be those of Berliner Communications. Our Board has determined that changing our name is necessary to facilitate such operations. Berliner Communications has established brand recognition and a reputation for providing quality services in its particular industry. Changing our name allows us to capitalize on the historical efforts of Berliner Communications and better reflect our new strategic focus.

General Effect of Amendment.

          Changing our name will not affect, in any way, the validity or transferability of currently outstanding stock certificates, nor will our stockholders be required to surrender or exchange any stock certificates that they currently hold. The cost of changing our name will be immaterial. Upon the filing the Certificates of Amendment, the name change will be effective. Our Board has unanimously approved the name change.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the name change required the affirmative vote of the holders of a majority of the outstanding voting securities. Our Board obtained this approval on February 18, 2005, through the written consent of a majority of the outstanding shares of our voting securities. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and each of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock also each voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series B Preferred Stock	4,500		4,160	92.4%

Series D Preferred Stock	9,473		9,473	100%

Series E Preferred Stock	3,913,669		3,913,669	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 3.

AMEND THE CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF
SERIES B PREFERRED STOCK TO REDUCE THE. CONVERSION PRICE OF THE
SERIES B PREFERRED STOCK TO $0.014018, AND THEREBY INCREASE THE NUMBER OF
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF THE
SERIES B PREFERRED STOCK TO 321,015,546

Purpose of Amendment.

          Under the Purchase Agreement, we were obligated to deliver the Voting Agreement and obtain the approval of the revised conversion ratio for the Series B Preferred Stock. In the course of negotiating the Purchase Agreement, we agreed to reorganize our capital structure so that our Common Stock was the only outstanding class of capital stock. We also agreed to revise the conversion ratio of the Series B Preferred Stock as consideration for the holders of our Series B Preferred Stock entering into the Voting Agreement, which, in turn, resulted in the approval of the Charter Amendments, including the conversion of the Series B Preferred Stock into shares of Common Stock.

General Effect of Amendment.

          For more information on the general effect of this amendment, please refer to the section entitled “Description of Capital Stock- Series B Preferred Stock” above.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the revisions required the affirmative vote of the holders of a majority of the outstanding voting securities entitled to vote on this matter. Our Board obtained this approval on February 18, 2005, through the written consent of the holders of a majority of the outstanding shares of our voting securities, as set forth below. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and our Series B Preferred Stock also voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series B Preferred Stock	4,500		4,160	92.4%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificate of Incorporation with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 4.

AMEND THE CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF
SERIES D PREFERRED STOCK TO REDUCE THE CONVERSION PRICE OF THE SERIES D
PREFERRED STOCK TO $0.014018, AND THEREBY INCREASE THE NUMBER OF SHARES OF
COMMON STOCK ISSUABLE UPON CONVERSION OF SUCH SHARES OF THE
SERIES D PREFERRED STOCK TO 675,773,394

Purpose of Amendment.

          Under the Purchase Agreement, we were obligated to deliver the Voting Agreement and obtain the approval of the revised conversion ratio for the Series D Preferred Stock. In the course of negotiating the Purchase Agreement, we agreed to reorganize our capital structure so that our Common Stock was the only outstanding class of capital stock. We also agreed to revise the conversion ratio of the Series D Preferred Stock as consideration for the holders of our Series D Preferred Stock entering into the Voting Agreement, which, in turn, resulted in the approval of the Charter Amendments, including the conversion of the Series D Preferred Stock into shares of Common Stock.

General Effect of Amendment.

          For more information on the general effect of this amendment, please refer to the section entitled “Description of Capital Stock-Series D Preferred Stock” above.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the revisions required the affirmative vote of the holders of a majority of the outstanding voting securities entitled to vote on this matter. Our Board obtained this approval on February 18, 2005, through the written consent of the holders of a majority of the outstanding shares of our voting securities, as set forth below. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and our Series D Preferred Stock also voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series D Preferred Stock	9,473		9,473	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our board decided to forego the expense of holding one to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 5.

PROVIDE THAT UPON THE FILING OF THE CERTIFICATE OF AMENDMENT, ALL SHARES OF
SERIES B PREFERRED STOCK, SERIES D PREFERRED STOCK, AND SERIES E PREFERRED
STOCK WILL BE AUTOMATICALLY CONVERTED INTO COMMON STOCK

Purpose of Amendment.

          In the course of negotiating the Purchase Agreement, we agreed to reorganize our capital structure so that our Common Stock was the only outstanding class of capital stock. To achieve this result, we reached an agreement with the requisite number of holders of our issued and outstanding Preferred Stock to approve the mandatory conversion of the Preferred Stock.

General Effect of Amendment.

          Immediately upon filing of the Certificates of Amendment with the Delaware Secretary of State, all issued and outstanding shares of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock will be automatically converted into Common Stock at the applicable revised conversion ratio. The Series B Preferred stockholders will receive an aggregate of 321,015,546 shares of Common Stock (instead of the existing aggregate of 326,087 shares under the Series B Certificate of Designation) and the Series D Preferred stockholders will receive an aggregate of 675,773,394 shares of Common Stock (instead of the existing aggregate of 1,353,286 shares under the Series D Certificate of Designation). The Series E Preferred stockholders will receive an aggregate of 3,913,668,046 shares of Common Stock in accordance with the terms of its Certificate of Designation. Upon conversion of the Preferred Stock, an aggregate of 5,110,456,986 shares of our Common Stock will be issued and outstanding. Our Board has unanimously approved the mandatory conversion of the Preferred Stock.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our board received as consent to the action. Approval for the conversion required the affirmative vote of the holders of a majority of the outstanding voting securities. Our Board obtained this approval on February 18, 2005, through the written consent of a majority of the outstanding shares of our voting securities. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and each of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock also each voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series B Preferred Stock	4,500		4,160	92.4%

Series D Preferred Stock	9,473		9,473	100%

Series E Preferred Stock	3,913,669		3,913,669	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding one to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 6.

EFFECT A 1:300 REVERSE STOCK SPLIT, SUCH THAT THE OUTSTANDING SHARES OF
COMMON STOCK WILL BE RECLASSIFIED AND ONE NEW SHARE OF COMMON STOCK
WILL BE ISSUED FOR EVERY 300 SHARES OF EXISTING COMMON STOCK

Purpose of Amendment.

          The issuance of Common Stock to Berliner Communications combined with the conversion of the Preferred Stock and the shares of Common Stock currently issued and outstanding will result in an aggregate of 5,110,456,986 shares of our capital stock being issued and outstanding. The reverse stock split is necessary in order to provide a manageable number of shares and support an appropriate trading price Our Board determined that the per share price of our Common Stock as a result of the conversion of Preferred Stock and increase in authorized shares of our capital stock would negatively impact the marketability of the existing shares, the amount and percentage of the transaction costs paid by individual stockholders and our potential ability to raise capital by issuing new shares.

          Our Board believes that the decrease in the number of shares of our capital stock issued and outstanding and the resulting increased price level as a consequence of the reverse stock split will encourage greater interest in our capital stock by the financial community and investing public. There can he no assurance, however, that the foregoing effects will occur; that any increase in the market price of our common stock immediately following the reverse stock split will occur or be sustained; or that the market price will ever rise to a price approximating 300 times the market price prior to the reverse stock split.

General Effect of Amendment.

          The reverse stock split will occur immediately after the increase in the authorized capital stock and conversion of our issued and outstanding shares of Preferred Stock. The reverse stock split will decrease the issued and outstanding shares of our Common Stock by 300 times. The par value of our authorized capital stock will not change as a result of the reverse stock split. Accordingly, each stock certificate which, prior to effectiveness of the Certificates of Amendment, represented shares of old capital stock, upon effectiveness of the Certificates of Amendment, will represent the number of shares of new capital stock into which the shares of old capital stock represented by the certificate will be combined. We will issue one full new share of capital stock to those record holders of old capital stock at the close of business on the Record Date who would otherwise be entitled to a fractional share of capital stock as a result of the reverse stock split. Our Board has unanimously approved the reverse stock split.

United States Income Tax Consequences.

          The following is a summary of the material anticipated federal income tax consequences of the reverse stock split (the “Code”) to our stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations (`Regulations”) issued pursuant thereto and published rulings and court decisions in effect as of the date of this Information Statement, all of which are subject to change. This summary does not take into account possible changes in these laws or interpretations, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion in this summary.

          This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse stock split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the reverse stock split under any state, local or foreign tax laws. As a result, we encourage each stockholder to obtain and rely on advice from his personal tax advisor as to: (i) the effect on his personal tax situation of the reverse stock split, including the application and effect of state, local and foreign income and other tax laws, (ii) the effect of possible changes in judicial or administrative interpretations of existing legislation and Regulations, as well as possible future legislation and Regulations, and (iii) the reporting of information required in connection with the reverse stock split on his own tax return. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

          No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of our Company as a result of the reverse stock split. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to the stockholder, including the application and effect of state, local and foreign income and other tax laws.

          In addition, the actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to the stockholder’s acquisition and ownership of the Common Stock. However, we believe that because the reverse stock split is not a part of a plan to periodically increase a stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split will have the federal income tax effects described below.

          We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, stockholders should not recognize any gain or loss.

          We further believe that a stockholder’s aggregate basis of the post-split shares of Common Stock will equal the aggregate basis in the pre-split shares of Common Stock owned by that stockholder that are exchanged for the post-split shares of Common Stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify the basis in pre-split shares surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine the basis in the post-split shares. The holding period of the post-split Common Stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split Common Stock with respect to which post-split shares of Common Stock are issued, provided that the shares of pre-split Common Stock were held as a capital asset on the date of the exchange.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the reverse stock split required the affirmative vote of the holders of a majority of the outstanding voting securities. Our Board obtained this approval on February 18, 2005, through the written consent of a majority of the outstanding shares of our voting securities. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and each of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock also each voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes
Class of Securities	Entitled		Received	Percentage Received
Series B Preferred Stock	4,500		4,160	92.4%

Series D Preferred Stock	9,473		9,473	100%

Series E Preferred Stock	3,913,669		3,913,669	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)      Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

          Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding a meeting to approve this matter.

          The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

AMENDMENT 7.

AMEND THE CERTIFICATE OF INCORPORATION, SUCH THAT, AFTER GIVING
EFFECT TO THE REVERSE STOCK SPLIT, THE AGGREGATE NUMBER OF SHARES
THAT WE WILL HAVE THE AUTHORITY TO ISSUE IS 22,000,000 SHARES, OF WHICH,
20,000,000 SHARES WILL BE SHARES OF COMMON STOCK, AND 2,000,000
SHARES WILL BE SHARES OF PREFERRED STOCK

Purpose of Amendment.

          In light of the reverse stock split, we believe that reducing the authorized capital stock of the company from 6,600,000,000 shares of capital stock to 22,000,000 shares provides a more manageable capital structure.

General Effect of Amendment.

          The reverse stock split will occur immediately after the increase in the authorized capital stock and conversion of our issued and outstanding shares of Preferred Stock. The reverse stock split will decrease the issued and outstanding shares of our Common Stock by approximately 300 times. In consideration of the reduction in our issued and outstanding stock, this amendment will reduce the number of authorized shares of our Common Stock and Preferred Stock to an aggregate of 22,000,000 shares, of which, 20,000,000 will be Common Stock and 2,000,000 shares will be Preferred Stock. The par value of our authorized capital stock will not change as a result of the reverse stock split.

Approval of Action.

          The table below summarizes the total number of shares of each class of securities entitled to vote and the number of shares our Board received as consent to the action. Approval for the reduction in our authorized capital stock required the affirmative vote of the holders of a majority of the outstanding voting securities. Our Board obtained this approval on February 18, 2005, through the written consent of a majority of the outstanding shares of our voting securities. For voting purposes, holders of our Common Stock, Series D Preferred Stock and Series E Preferred Stock voted together as a class, and each of our Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock also each voted separately as a class.

	Total Number of Votes to
	Which Each Class is		Number of Votes	Percentage
Class of Securities	Entitled		Received	Received
Series B Preferred Stock	4,500		4,160	92.4%

Series D Preferred Stock	9,473		9,473	100%

Series E Preferred Stock	3,913,669		3,913,669	100%

Common Stock, Series D Preferred Stock and Series E Preferred Stock, as a class	4,115,021,332	(1)	4,063,470,964	98.7%

(1)	Based on 200,000,000 shares of Common Stock issued and outstanding, plus 9,473 shares of Series D Preferred Stock, which represents 1,353,286 votes on an as-converted basis, plus 3,913,669 shares of Series E Preferred Stock, which represents 3,913,668,046 votes on an as-converted basis.

     Since our Board has obtained the required approval for the Charter Amendments by means of this written consent, a meeting to approve the Charter Amendments is unnecessary, and our Board decided to forego the expense of holding a meeting to approve this matter.

     The Charter Amendments will become effective upon the filing of the Certificates of Amendment with the Delaware Secretary of State, which is expected to occur 20 calendar days following the mailing of this Information Statement to our stockholders.

DISSENTERS’ RIGHTS OF APPRAISAL

     Pursuant to the DGCL, any stockholder that objects to the Charter Amendments will not have any right to receive from us the fair value of his, her or its shares. The DGCL provides that any provision of our Certificate of Incorporation may be amended by approval of the Board and the affirmative written consent of the holders of a majority of the voting power of the outstanding shares entitled to vote thereon; provided that, any amendment that would adversely affect the rights of the holders of any class or series of capital stock must be approved by the holders of a majority of the shares of such class or series. Each amendment was adopted by the holders of a majority of the shares entitled to vote thereon.

ADDITIONAL INFORMATION

     PLEASE READ THIS ENTIRE DOCUMENT. Further information is available by request or can be accessed on the Internet. We are subject to the informational requirements of the Exchange Act, and in accordance therewith, file annual and quarterly reports, proxy and information statements and other disclaimers with the SEC. These documents and other information can be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or at other Internet sites such as http://www.freeedgar.com. A copy of any public filing is also available, at no charge, by contacting Patrick G. Mackey at (214) 777-4100.

By Order of the Board of Directors, Richard B. Berliner Chief Executive Officer

Dallas, Texas

                    , 2005

ANNEX A-1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

NOVO NETWORKS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

     Novo Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

     FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a special meeting of the Board of Directors of the Corporation held on February 18, 2005.

     SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation’s Common Stock, voting together as a single class with the holders of the Corporation’s Series D Convertible Preferred Stock and the holders of the Corporation’s Series E Convertible Preferred Stock, as well as the holders of the Series B Convertible Preferred Stock, holders of the Series D Convertible Preferred Stock, and holders of the holders of the Series E Convertible Preferred Stock, each voting as a separate class) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

     THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation as follows:

     I. The first paragraph of Article FOURTH is deleted and substituted in lieu thereof is the following new first paragraph of Article FOURTH:

     “FOURTH. Shares

     The aggregate number of shares which the Corporation shall have the authority to issue is Six Billion, Six Hundred Million (6,600,000,000) shares, of which Six Billion (6,000,000,000) shares shall be shares of Common Stock of a par value of $0.00002 each, and Six Hundred Million (600,000,000) shares shall be shares of Preferred Stock of a par value of $0.00002 each.”

     II. Article FIRST is amended to change the name of the Corporation from Novo Networks, Inc. to Berliner Communications, Inc.

     III. The Certificate of Designation, Preference and Rights of Series B Convertible Preferred Stock and the Certificate of Designation, Preference and Rights of Series D Convertible Preferred Stock are hereby amended as follows:

(a)	The Series B Designation is amended to reduce the conversion price of the Series B Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series B Convertible Preferred Stock to 321,015,546.

(b)	The Series D Designation is amended to reduce the conversion price of the Series D Convertible Preferred Stock to $0.014018, and thereby increase the number of shares of Common Stock issuable upon conversion of such shares of the Series D Convertible Preferred Stock to 675,773,394.

(c)	Upon the filing of this Certificate of Amendment, all shares of Series B Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock shall be automatically converted into Common Stock.

     FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the                      day of                         , 2005 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

NOVO NETWORKS, INC.
Richard B. Berliner Chief Executive Officer

ANNEX A-2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

NOVO NETWORKS, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

     Novo Networks, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

     FIRST: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted at a special meeting of the Board of Directors of the Corporation held on February 18, 2005.

     SECOND: Thereafter, said amendment was approved in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the written consent of a majority of the stockholders of the Corporation entitled to vote thereon (being the holders of the Corporation’s Common Stock, voting together as a single class with the holders of the Corporation’s Series D Convertible Preferred Stock and the holders of the Corporation’s Series E Convertible Preferred Stock, as well as the holders of the Series B Convertible Preferred Stock, holders of the Series D Convertible Preferred Stock, and holders of the holders of the Series E Convertible Preferred Stock, each voting as a separate class) and notice to the stockholders eligible to vote, but who did not consent in writing, was delivered as required by Section 228(d).

     THIRD: Said amendment would amend the Certificate of Incorporation of the Corporation as follows:

     I. The first paragraph of Article FOURTH is deleted and substituted in lieu thereof is the following new first paragraph of Article FOURTH:

     “FOURTH. Shares

     “The aggregate number of shares which the Corporation shall have the authority to issue is Twenty-Two Million (22,000,000) shares of which Twenty Million (20,000,000) shares shall be shares of Common Stock of a par value of $0.00002, and Two Million (2,000,000) shares shall be shares of Preferred Stock of a par value of $0.00002. In connection with such recapitalization, the outstanding shares of Common Stock and Preferred Stock shall be reclassified and One (1) new share of Common Stock, par value $0.00002 per share, shall be issued for every Three Hundred (300) shares of existing Common Stock, par value $0.00002 per share, and One (1) new share of Preferred Stock, par value $0.00002 per share, shall be issued for every Three Hundred (300) shares of existing Preferred Stock, par value $0.00002 per share. Upon the filing of this Certificate of Amendment, every existing Three Hundred (300) shares of Common Stock shall represent the right to receive One (1) new share of reclassified Common Stock, and every existing Three Hundred (300) shares of Preferred Stock shall represent the right to receive One (1) new share of reclassified Preferred Stock. No fractional shares shall be issued, and instead, all fractions of shares will be purchased at current market prices or rounded up to the next whole share.”

     FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on the                      day of                          , 2005 and the undersigned does hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by him and are true and correct.

NOVO NETWORKS, INC.
Richard B. Berliner Chief Executive Officer

ANNEX B

ASSET PURCHASE AGREEMENT

BY AND AMONG

BERLINER COMMUNICATIONS, INC.
(a Delaware corporation)
Seller,

BCI COMMUNICATIONS, INC.
(a Delaware corporation)
Purchaser

and

NOVO NETWORKS, INC.
(a Delaware corporation)
Parent of Purchaser

Dated as of February 18, 2005

i

ii

LIST OF EXHIBITS

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Certificate of Designation
Exhibit C	Form of Voting Agreement
Exhibit D	Form of Articles of Amendment to the Parent’s Certificate of Incorporation
Exhibit E	Form of Assignment and Assumption Agreement

SCHEDULES

Schedule 1.1	Premises
Schedule 2.2	Excluded Assets
Schedule 8.1	Board of Directors

SELLER DISCLOSURE SCHEDULES

Schedule 3.2	Capitalization
Schedule 3.4	Consents and Approvals
Schedule 3.9	Undisclosed Liabilities
Schedule 3.10	Title to Assets
Schedule 3.11	Actions and Proceedings
Schedule 3.12	Certain Changes
Schedule 3.15	Brokers
Schedule 3.17	Taxes; Tax Returns
Schedule 3.18	Real Property
Schedule 3.19	Personal Property
Schedule 3.20	Employees; Employee Benefits
Schedule 3.22	Material Contracts
Schedule 5.1(c)	Consents

PARENT DISCLOSURE SCHEDULES

Schedule 4.2	Options and Warrants
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Title to Assets
Schedule 4.11	Actions and Proceedings
Schedule 4.12	Certain Changes
Schedule 4.16	Funded Debt
Schedule 4.17	Taxes; Tax Returns
Schedule 4.18	Net Cash Assets
Schedule 4.19	Employee; Employee Benefits
Schedule 4.20	Material Contracts

iii

ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of February 18, 2005, by and among BCI COMMUNICATIONS, INC. a Delaware corporation (the “Purchaser”), NOVO NETWORKS, INC., a Delaware corporation and parent of the Purchaser (“Parent”), and BERLINER COMMUNICATIONS, INC., a Delaware corporation (the “Seller”). The parties hereto may sometimes be referred to collectively as the “Parties” or individually as a “Party.”

     In consideration of the mutual covenants and agreements contained herein, the Parties covenant and agree as follows:

ARTICLE 1.
DEFINITIONS

     Section 1.1 General Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

     “Affiliate” shall mean any Person that, directly or indirectly, controls, or is controlled by, or under common control with, another Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     “Applicable Law” shall mean all applicable provisions (domestic or foreign) of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes and Orders of or with any Governmental Body and (ii) Governmental Approvals.

     “Assets” shall have the meaning set forth in Section 2.1.

     “Bill of Sale” shall mean the Bill of Sale substantially in the form of Exhibit A attached hereto.

     “Business” shall mean all of the business operations acquired or to be acquired by the Purchaser pursuant to the Operative Documents, consisting of the Assets, involving generally the telecommunications business of the Seller, including all business operations currently being conducted by the Seller at any location.

     “Certificate of Designation” shall mean the Certificate of Designation with respect to the Parent’s issuance of Series E Convertible Preferred Stock, the form of such Certificate of Designation being attached hereto as Exhibit B.

     “Claims” shall have the meaning set forth in Section 3.10.

     “Closing” shall mean the consummation of the Transactions as provided in Article 6.

     “Closing Date” shall mean the date on which the Closing occurs.

ASSET PURCHASE AGREEMENT — Page 1

     “Code” shall mean the Internal Revenue Code of 1986, as amended.

     “Common Stock Consideration” shall mean those shares of Parent Common Stock issued to the Seller as part of the Purchase Price pursuant to Section 2.3.

     “Consent” shall mean any consent, approval, authorization, action, waiver, permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, any Person (including foreign Persons), including any Governmental Body.

     “Customer Data” shall mean all of the Seller’s customer lists, lists of potential customers, sales records (including pricing information and customer contractual status), other records, telephone and fax numbers, email addresses and other customer data (including credit data).

     “Environmental Laws” shall mean all Applicable Laws and any judicial or administrative interpretations thereof relating to the protection of the environment, to human health and safety, or relating to the emission, discharge, generation, processing, storage, holding, abatement, existence, release, threatened release or transportation of any Hazardous Materials or waste, including (i) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Endangered Species Act and the Occupational Safety and Health Act, (ii) all other requirements pertaining to the reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials or Solid Waste into the air, surface water, ground water or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials or Solid Waste, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “GAAP” shall have the meaning set forth in Section 1.2.

     “Governmental Approval” shall mean any Consent of, from or with any Governmental Body.

     “Governmental Body” shall mean any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency, authority or instrumentality, domestic or foreign.

     “Hazardous Materials” shall mean any waste, substance, material, smoke, gas or particulate matter that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, (ii) requires investigation, removal, regulation or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive,

ASSET PURCHASE AGREEMENT — Page 2

carcinogenic, mutagenic, or otherwise hazardous or dangerous or is regulated by any Governmental Body or Environmental Law.

     “Including” or “Includes” shall, whether capitalized or not, mean including, without limitation, or includes, without limitation.

     “IRS” shall mean the Internal Revenue Service.

     “Issued Securities” shall mean, collectively, the shares of Parent Common Stock and shares of Series E Preferred Stock issued to Seller pursuant to Section 2.3 of this Agreement.

     “Knowledge” shall mean the terms “knowledge,” “awareness” and “belief” and any similar term or words of like import shall mean the Party’s actual knowledge, awareness or belief, as the case may be, following reasonable inquiry of the individuals identified on the Disclosure Schedule of such Party.

     “Liability” (and with correlative meaning, “Liabilities”) shall mean any commitments, debts, liabilities, guarantees, obligations (including contract and capitalization lease obligations), indebtedness, accounts payable and accrued expenses of any nature whatsoever (whether any of the foregoing are known or unknown, secured or unsecured, asserted or unasserted, absolute or contingent, direct or indirect, accrued or unaccrued, liquidated or unliquidated and/or due or to become due), including any liability or obligation for Taxes.

     “Lien” shall mean all liens, claims, charges, adverse claims, security interests, pledges, mortgages, title restrictions, encumbrances or other restrictions on use, except and excluding Permitted Encumbrances.

     “Material Adverse Effect” shall mean, when used with respect to any of Seller, Purchaser, or the Parent, as the case may be, any event, change or effect that individually or when taken together with all other such events, changes or effects is or is reasonably expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of such party and its Subsidiaries, taken as a whole.

     “Operative Documents” shall mean this Agreement, and all other agreements, instruments, documents, exhibits, schedules and certificates executed and delivered by or on behalf of the Seller, the Purchaser or the Parent at or before the Closing pursuant to this Agreement.

     “Order” shall mean any order, writ, injunction, decree, judgment, award, decision or determination of, or agreement with, any Governmental Body.

     “Parent” shall not include any subsidiaries of the Parent which have filed petitions for protection under Title 7 or Title 11 of the United States Bankruptcy Code.

     “Parent Common Stock” shall mean the Parent’s common stock, par value $0.00002 per share.

ASSET PURCHASE AGREEMENT — Page 3

     “Parent Disclosure Schedule” shall mean the disclosure schedule delivered by the Parent and the Purchaser pursuant to the provisions of this Agreement prior to or on the date hereof, as subsequently supplemented and amended (which supplements and amendments are approved by the Seller).

     “Parent Preferred Stock” shall mean the Series B Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

     “Parent’s Net Cash Assets” means, as of the February 18, 2005, the aggregate amount of the Parent’s cash and cash equivalents in excess of (i.e., net of) all operating Liabilities and contractual commitments of the Parent.

     “Permits” shall mean all permits, authorizations, certificates, approvals, registrations, variances, exemptions, rights-of-way, franchises, privileges, immunities, grants, ordinances, licenses and other rights of every kind and character (a) under any (i) Applicable Law, (ii) Order or (iii) contract with any Governmental Body or (b) granted by any Governmental Body.

     “Permitted Encumbrances” shall mean (i) Liens for Taxes and assessments not yet due and payable or which are being challenged in good faith, (ii) informational filings made by equipment lessors under the Uniform Commercial Code, (iii) minor imperfections of title not material in nature or amount and not materially detracting from the value or impairing the use of the Assets thereto or impairing the operations of the Seller and (iv) in the case of the Seller, the Liens set forth on the Seller Disclosure Schedule.

     “Person” shall mean an individual, partnership, joint venture, corporation, company, limited liability company, bank, trust, unincorporated organization, Governmental Body or other entity or group.

     “Preferred Stock Consideration” shall mean those shares of Series E Preferred Stock issued to Seller as part of the Purchase Price pursuant to Section 2.3.

“Premises” shall mean all Business locations of the Seller, set forth on Schedule 1.1.

     “Proceeding” shall mean any action, claim, suit, proceeding, litigation, arbitration, mediation, investigation, inquiry, grievance, review or notice.

     “Products” shall mean all products manufactured, produced, licensed, marketed or distributed by the Seller as a part of the Business.

     “Purchase Price” shall have the meaning set forth in Section 2.3.

     “SEC” means the Securities and Exchange Commission.

     “SEC Reports” shall have the meaning set forth in Section 4.7.

     “Securities Act” means the Securities Act of 1933, as amended.

ASSET PURCHASE AGREEMENT — Page 4

     “Seller Disclosure Schedule” shall mean the disclosure schedule delivered by the Seller pursuant to the provisions of this Agreement prior to or on the date hereof, as subsequently supplemented and amended (which supplements and amendments are approved by the Parent).

     “Seller Financial Statements” shall have the meaning set forth in Section 3.7.

     “Series B Preferred Stock” shall mean the Parent’s Series B Convertible Preferred Stock, par value $0.00002 per share.

     “Series D Preferred Stock” shall mean the Parent’s Series D Convertible Preferred Stock, par value $0.00002 per share.

     “Series E Preferred Stock” shall mean the Parent’s Series E Convertible Preferred Stock, par value $0.00002 per share, as more particularly described in the Certificate of Designation.

     “Solid Waste” shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility, including air emissions discharged into the environment whether pursuant to a permit or exemption from a Governmental Body or pursuant to any Environmental Law, and other discarded material, including solid, liquid, semi-solid, or contained or fugitive gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

     “Special Stockholders Meeting” shall have the meaning set forth in Section 8.1(a).

     “Subsidiaries” when used with reference to a Person, shall mean any entity (i) the accounts of which would be consolidated with those of such Person in such Person’s current financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are owned, controlled or held by such Person and/or one or more subsidiaries of such Person.

     “Supplier Data” shall mean all of the Seller’s supplier and vendor lists, records, telephone and fax numbers, email addresses and publications and marketing material relating to the purchase of goods or the provision of services to the Seller in connection with the Business.

     “Tax” (and with correlative meaning, “Taxes” and “Taxable”) shall mean any of the following charges imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, production, sales, use, transfer, registration, ad valorem, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment or withholding, in each case including any interest, penalty, or addition thereto, whether disputed or not.

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     “Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof, to be filed (whether on a mandatory or elective basis) with any Governmental Authority responsible for the imposition or collection of Taxes.

     “Threatened” shall mean, with respect to any Party, that Party’s notification from the Person to whom the threat is attributable or such Person’s agents, which notification makes specific reference to and clearly identifies the matter or thing being threatened or that Party observes an action by the Person to whom the threat is attributable or such Person’s agents that in the exercise of reasonable and prudent business judgment would cause such Party to believe that the matter or thing is being threatened.

     “Transaction” or “Transactions” shall mean the acquisition of the Assets and the performance of the other covenants and the transactions described in this Agreement, including the consummation or closing of the foregoing.

     “Voting Agreement” shall mean the voting agreement, substantially in the form attached hereto as Exhibit C, which is to, among other things, authorize the amendment of the Certificate of Designation, Preference and Rights of the Series B Preferred Stock and Series D Preferred Stock to reduce the conversion rate to $1.1250 per share and thereby increase the number of shares issuable upon conversion to 4,000,000 shares in the case of a share of the Series B Preferred Stock; reduce the conversion rate to $0.5706 per share and thereby increase the number of shares issuable upon conversion to 16,600,305 shares in the case of a share of the Series D Preferred Stock; and to cause all shares of Parent Preferred Stock, including the newly issued shares of Series E Preferred Stock, to be converted into Parent Common Stock.

     Other terms shall have the meanings ascribed to them elsewhere herein.

     Section 1.2 Accounting Terms and Definitions. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles published by the Financial Accounting Standards Board as in effect from time to time, applied on a consistent basis (“GAAP”), except that the financial statements as of September 30, 2003, and 2004, do not include and will not include statements of cash flows or the notes required by GAAP to accompany the balance sheets and accompanying statements of operations and cash flows required under GAAP.

ARTICLE 2.
SALE OF ASSETS

     Section 2.1 Agreement to Purchase and Sell. Subject to the applicable terms and conditions of this Agreement, at the Closing, the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase, all of the assets that are owned by the Seller other than the Excluded Assets whether such assets are now owned or controlled by the Seller, including the following assets (such assets, being collectively referred to as the “Assets”), free and clear of all Liens, other than the Permitted Encumbrances:

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     (a) Equipment. All office furniture, space dividers and work cubicles, manufacturing, fabricating, demo and other equipment, machinery, apparatus, tools, appliances, computers and computer components, samples, implements, spare parts, supplies and all other tangible personal property of every kind and description whether located on the Premises or elsewhere.

     (b) Computer Equipment/Software. All computer equipment, hardware and software owned by the Seller, including all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, servers, screens, peripherals (and other input/output devices), modems and other communication controllers, embedded devices and any and all parts and appurtenances thereto, together with all right, title and interest of the Seller in, to and under all intellectual property, including all source code, instruction set, object code, title to software, all data files, all licenses related to the Seller’s use of such Computer Equipment/Software and all leases pursuant to which the Seller leases any Computer Equipment/Software.

     (c) Contracts. All right, title and interest of the Seller in, to and under all contracts, arrangements, licenses, leases (including capital leases), purchase orders and agreements (whether written or oral) as of the Closing Date, including deposits, prepaid services, and sums of money due from billings after the Closing Date.

     (d) Intangible Assets. All right, title and interest of the Seller in, to and under the name “Berliner Communications, Inc.” and any derivative of such name, all trademarks, trade names, service marks, labels, logos, copyrights, designs, trade secrets, technology, know-how, patents, data, licenses, franchises, distributorships, covenants by others not to compete, rights to telephone, facsimile, cellular telephone, pager, ISDN, email addresses, Internet domain names, web sites, and computer passwords, rights, other intellectual property created by, licensed by and/or used by the Seller in the Business, privileges and any registrations or applications for registrations of the foregoing used in the conduct of the Business, and any right to recovery for infringement thereof (including past infringement) and any and all goodwill associated therewith or connected with the use thereof and symbolized thereby.

     (e) Non-Competition, Non-Solicitation and Confidentiality Arrangements. All of the Seller’s right, title and interest to the benefits it holds under any and all agreements, which provide for employees, consultants, associates, customers, suppliers and vendors of the Seller and other individuals, entities and third parties (i) to refrain from engaging in activities which may directly or indirectly compete with the Business, (ii) to refrain from soliciting the employees, consultants, customers, suppliers or vendors from the Seller, or (iii) to keep and hold confidential proprietary, trade secret, or other confidential information of the Seller.

     (f) Customer Data and Supplier Data. All of the Customer Data and Supplier Data.

     (g) Insurance Proceeds and Warranty Rights. All insurance proceeds and insurance claims of the Seller relating to all or any part of the Assets and, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Seller is entitled to enforce with respect to the Assets or the Business against the Seller’s predecessors in title to the Assets.

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     (h) Goodwill. The goodwill of the Business of the Seller associated with the Intangible Assets or which is connected with the use of and symbolized by any of the Intangible Assets.

     (i) Permits. All of the Seller’s Permits relating to the Business or all or any part of the Assets.

     (j) Books and Records. All of the Seller’s books, records, papers, files and instruments of whatever nature and wherever located in the manner in which it is presently being conducted, including accounting and financial records, maintenance and production records, media, personnel and labor relations records, Computer Equipment/Software, environmental records and reports, sales and marketing literature, brochures or other sales aids, catalogs, price lists, mailing lists, sales and property Tax records and returns, graphic materials, specifications, surveys, building and machinery diagrams, and warranties.

     (k) Other Intangibles. All right, title and interest of the Seller in, to and under all rights, privileges, claims and causes of action.

     (l) Seller’s Cash, Bank Accounts, Accounts Receivable, Prepaid Expenses and Other Current Assets. All right, title and interest of the Seller in and to all cash, accounts receivable, bank accounts, prepaid rentals, lease payments, refunds, Taxes, clearing accounts, other prepaid expenses, bonds, deposits and financial assurance requirements and other current assets relating to any of the Assets or the Business.

     (m) Vehicles. All automobiles, trucks, trailers, vans, forklifts, rolling stock and other certificated vehicles of the Seller as of the Closing Date.

     (n) Real Property. All the real property that the Seller owns, leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease (“Real Property”).

     (o) Personal Property. All of the personal property that the Seller owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease ( “Personal Property”).

     (p) Other Property. All other or additional privileges, rights, interests, properties and assets of the Seller of every kind and description and wherever located, including property that is used or intended for use in connection with, or that are required or necessary to the continued conduct of, the Business as presently being conducted.

     Notwithstanding the foregoing, to the extent that the Seller’s rights under any agreement, contract, commitment, lease or other item otherwise included in the Assets to be assigned to the Purchaser hereunder may not be assigned without the consent of another Person that has not been obtained, this Agreement shall not constitute an agreement to assign the same if the attempted assignment would constitute a breach thereof or be unlawful.

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     Section 2.2 Excluded Assets. Notwithstanding those assets listed in Section 2.1 hereto, the foregoing definition of Assets shall specifically exclude those assets identified in Schedule 2.2 hereto (the “Excluded Assets”).

     Section 2.3 Purchase Price. Subject to the terms and conditions of this Agreement, and subject to any adjustments set forth in this Agreement, the aggregate consideration to be paid by the Purchaser to the Seller for the Assets shall be the issuance of the Parent’s capital stock to the Seller, the number and class of shares of which shall be as follows (“Purchase Price”):

     (i) 147,676,299 shares of newly issued, non-assessable shares of Parent Common Stock, which shares shall not exceed the maximum number of shares of Parent Common Stock then available for issuance under the Parent’s certificate of incorporation, and

     (ii) 3,913,669 shares of newly issued, non-assessable shares of Series E Preferred Stock.

     Section 2.4 Assumption of Liabilities. (a) It is understood and agreed that other than (a) state and federal income Tax obligations of the Seller and (b) any obligations of the seller to employees of the Seller for compensation prior to the closing date, the Purchaser shall assume and become liable for the payment of all debts, liabilities, losses, accounts payable, or other obligations of the Seller, whether absolute or contingent, liquidated or disputed.

     Section 2.5 Payment of the Purchase Price. On the Closing Date, the Parent shall issue to the Seller the Common Stock Consideration and the Preferred Stock Consideration.

     Section 2.6 Allocation of Purchase Price.

     (a) The Purchase Price for the Assets shall be allocated on the Closing Date (or within 30 days thereafter) among the Assets in accordance with an allocation schedule to be prepared by the Purchaser and consented to by the Seller, which consent shall not be unreasonably withheld. Such allocation schedule shall be prepared in accordance with Section 1060 of the Code.

     (b) In connection with a determination of the allocation schedule contemplated in Section 2.5(a) above, the Parties shall cooperate with each other and provide such information as any of them shall reasonably request. The Parties shall each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Forms 8594) in a manner consistent with such allocation schedule and shall not make any inconsistent written statement or take any inconsistent position on any Tax Returns during the course of any IRS or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise.

     (c) Each Party shall promptly notify the other Party if it receives notice that the IRS proposes any allocation different from the allocation agreed upon in accordance with this Section 2.5.

     Section 2.7 Instruments of Transfer; Consents. At the Closing or as promptly thereafter as is reasonably practicable, the Seller shall deliver to the Purchaser (i) the Bill of Sale, (ii) all necessary Consents to consummate the Transactions, and all necessary instruments to

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transfer the Real Property and the Personal Property and to vest title in such property in the Purchaser.

     Section 2.8 Further Assurances. At the Closing, and at all times thereafter as may be reasonably necessary, the Seller shall execute and deliver to the Purchaser and/or the Parent (i) such instruments of transfer as shall be reasonably necessary or appropriate to vest in the Purchaser good and indefeasible title to the Assets and to otherwise comply with the terms, purposes and intent of this Agreement and (ii) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by the Seller to the Purchaser of the Assets. At the Closing, and at all times thereafter as may be reasonably necessary, the Purchaser and Parent shall execute and deliver to the Seller such instruments of assumption of liabilities, consistent with the terms of this Agreement, as the Seller shall reasonably request.

     Section 2.9 Series E Liquidation Preference. For purposes of the Voting Agreement, the liquidation value per share of the Series E Preferred Stock shall be equal to the Liquidation Preference as defined in the Certificate of Designation.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller hereby represents and warrants to the Purchaser and to the Parent that the following is true, correct and complete as of the date of this Agreement regardless of what investigations, if any, the Purchaser or the Parent shall have made prior hereto:

     Section 3.1 Organization; Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Each of the Seller and its Subsidiaries is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect on Seller.

     Section 3.2 Capitalization. The authorized capital stock of the Seller consists of 30,000,000 shares of Seller common stock, and 3,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 2004, 20,224,321.99 shares of such common stock and no shares of such preferred stock were issued and outstanding. Except as set forth in the Seller Disclosure Schedule, there are no options, warrants or other securities, rights or agreements outstanding that entitle any Person to acquire (either currently or upon the passage of time or the occurrence of any condition or event) any shares of the Seller’s common stock or any other security convertible into or exchangeable or exercisable for the Seller’s common stock. Except as described in the Seller Disclosure Schedule, since December 31, 2004, the Seller has not issued any shares of capital stock or any other options or warrants, and has not repurchased or redeemed any such shares or options or warrants. All issued and outstanding shares of the Seller’s capital stock are validly issued, fully paid, non-assessable and free of preemptive rights.

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     Section 3.3 Authority Relative to this Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall, as of the Closing, have been duly and validly authorized by the Seller’s Board of Directors and the Seller’s stockholders, and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of each of the Parent and the Purchaser, this Agreement constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with and subject to its terms and conditions, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) equitable principles limiting the availability of equitable remedies.

     Section 3.4 Consents and Approvals. Except as otherwise required by this Agreement or the Operative Documents or as set forth on the Seller Disclosure Schedule, the execution, delivery and performance by the Seller of this Agreement and the Operative Documents and the consummation of the Transactions by Seller requires no Consent or Order by, from or with any Governmental Body or other Person not otherwise obtained and available for delivery to the Purchaser and the Parent as of the Closing Date, except where the failure to obtain such consent or approval would not have a Material Adverse Effect on the Business or the Assets.

     Section 3.5 Licenses; Permits. The Seller possesses all of the Permits required by Applicable Law, and these Permits constitute all of the Permits necessary for the Seller to own, use, operate and lease the property of the Business and the Assets and to carry on the Business as it is now being conducted.

     Section 3.6 No Violations. Neither the execution, delivery or performance of this Agreement or the Operative Documents by the Seller, nor the consummation by the Seller of the Transactions will (a) conflict with or result in any breach or violation of any provision of the certificate of incorporation or bylaws of the Seller, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which the Seller is a party or by which the Seller may be bound, (c) result in the creation or imposition of any Lien on any of the property of the Seller, including any Lien (except for the Permitted Encumbrances) on any of the Assets, (d) violate any Order, Applicable Law or Permit applicable to the Seller, the Business or the Assets or (e) violate any territorial restriction on the Business or any noncompetition or similar arrangement.

     Section 3.7 Compliance with Law. The Seller has owned and operated its Business and the Assets in compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto, except where the failure to own and operate such properties and assets in compliance with such provisions and requirements would not reasonably be expected to have a Material Adverse Effect on Seller. All Governmental Approvals with regard to the ownership or operation by the Seller and its Subsidiaries of their respective property and assets

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have been obtained, except such Governmental Approvals that, if not obtained, would not, either individually or in the aggregate, have a Material Adverse Effect. No violation exists in respect of such Governmental Approvals, except for any violations thereof by the Seller that would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 3.8 Financial Information. The Seller has provided the Parent with copies of the Seller’s balance sheet as of December 31, 2003, and September 30, 2004, and statements of operations, cash flow and stockholders’ equity for the years ended December 31, 2002, and 2003, and the Seller’s balance sheets as of September 30, 2003 and 2004, and statements of operations for the nine months ended September 30, 2003, and 2004 (the “Seller Financial Statements”). The Seller Financial Statements (including, in each case, any notes thereto) were prepared in accordance with GAAP (except, in the case of unaudited statements), applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year end audit adjustments and to any other adjustments described therein). The Seller has not, since December 31, 2002, made any material change in the accounting practices or policies applied in the preparation of its financial statements.

     Section 3.9 Absence of Undisclosed Liabilities. The Seller and its Subsidiaries are not liable for or subject to any Liability, except (a) Liabilities adequately disclosed or reserved for in the most recent Seller Financial Statements (including the footnotes thereto) and not heretofore paid or discharged, (b) Liabilities under any contract, commitment or agreement specifically disclosed on the Seller Disclosure Schedule or (c) Liabilities incurred, consistent with past practice, in or as a result of the ordinary course of business of the Seller since the date of the most recent Seller Financial Statements and which would not have a Material Adverse Effect on the Seller.

     Section 3.10 Title to the Assets. Except as set forth in the Seller Disclosure Schedule or as would not have a Material Adverse Effect on the Seller, (a) the Seller and each of its Subsidiaries has good title to, or a valid leasehold interest in or license to use, the Assets and the property of the Business (real, personal, mixed, tangible and intangible) reflected on the most recent balance sheet contained in the Seller Financial Statements or acquired since the date thereof (other than cash and cash equivalents), free and clear of all Liens, except for Permitted Encumbrances, (b) with respect to the property and Assets it leases, the Seller is in compliance with such leases and all leases to which the Seller is a party are in full force and effect and constitute valid and binding obligations of the Seller and (c) the Assets, together with the Excluded Assets, constitute all of the properties, interests, assets and rights (real, personal, mixed, tangible and intangible) held for use or used in connection with the Business.

     Section 3.11 Actions and Proceedings. Except as set forth in the Seller Disclosure Schedule, there are no outstanding and unsatisfied orders, judgments, injunctions, awards or decrees issued by any Governmental Authority against or involving the Assets or the Business that, individually or in the aggregate, (i) would have a Material Adverse Effect on the Assets or the Business or involve the potential for loss in the aggregate in excess of $50,000 or (ii) materially impair the ability of the Seller to perform its obligations hereunder. Except as set forth in the Seller Disclosure Schedule, there are no actions, suits, claims, litigation or legal,

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administrative or arbitration proceedings or investigations (the “Claims”) pending or, to the Knowledge of the Seller, Threatened against or involving the Assets, the Business, or the Transactions that, individually or in the aggregate, would have a Material Adverse Effect on the Assets or the Business or materially impair the ability of the Seller to perform its obligations hereunder or consummate the Transactions.

     Section 3.12 Absence of Certain Changes. Except as disclosed in the Seller Disclosure Schedule, since December 31, 2003: (a) the Seller and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent) that would result in a Material Adverse Effect on the Seller, (b) the Seller and its Subsidiaries have not sustained any loss or interference with its business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Seller, (c) there has been no dividend or distribution of any kind declared, paid or made by the Seller on any class of its stock and (d) there has been no other Material Adverse Effect with respect to the Seller.

     Section 3.13 Environmental Matters. There are no Claims or remediation activities of any nature by any Governmental Authority or any other Person seeking to impose, or that could reasonably result in the imposition on the Seller or any of its Subsidiaries of any material liability or obligation arising or under any Environmental Laws pending, or to the Knowledge of the Seller, Threatened against the Seller or any of its Subsidiaries. To the Knowledge of the Seller, there is no reasonable basis for any such Claim or remediation activity that would impose any material liability or obligation on the Seller or any of its Subsidiaries.

     Section 3.14 Insurance. The Seller has delivered to the Parent true and complete copies of all insurance policies to which the Seller is a Party. All of such policies are valid, outstanding and enforceable and, taken together, provide adequate insurance coverage for the Assets and Business of the Seller, and there are no unpaid claims thereunder. All premiums due and payable under all such policies have been paid, and to the Knowledge of the Seller, Seller is in compliance in all material respects with the terms and conditions of all such policies.

     Section 3.15 No Brokers. Except as set forth on the Seller Disclosure Schedule, the Seller has incurred no obligation to any broker, investment banker or other Person for any brokerage fees, commissions or finders’ or similar fees in connection with the Transactions.

     Section 3.16 Investment Representations.

     (a) The Issued Securities are being acquired by the Seller for investment and for its own account and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the Issued Securities, and has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the Issued Securities, that in either case would result in a violation of state and federal securities laws.

     (b) The Seller understands that the Issued Securities are not registered under the Securities Act, and that the issuance of the Issued Securities by the Purchaser in reliance upon

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one or more exemptions from registration under the Securities Act and under exemptions from registration under the securities laws of the various states. The Seller understands that the Purchaser’s reliance on such exemptions will be based, in part, on the Seller’s representations in this Section 3.15.

     (c) The Seller understands that the issuance of the Issued Securities involves substantial risk. The Seller has experience as an investor in securities of the type and nature of the Issued Securities and acknowledges that the Seller is able to fend for itself, can bear the economic risk of its investment in the Issued Securities and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of this investment in the Issued Securities and protecting its own interests in connection with this investment.

     (d) The Seller is an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. The Seller has received a copy of this Agreement and all documents and instruments contemplated hereby and has read and understands the respective contents thereof. The Seller has had the opportunity to ask questions of the Purchaser and has received answers to such questions from the Purchaser. The Seller has carefully reviewed and evaluated these documents and understands the risks and other considerations relating to the issuance of the Issued Securities to Seller.

     Section 3.17 Taxes, Tax Returns.

     (a) The Seller has delivered to the Parent copies of the federal income Tax Returns of the Seller for each of the last three fiscal years and all schedules and exhibits thereto. Except as set forth on the Seller Disclosure Schedule, the Seller has duly and timely filed in correct form all federal, state and local Tax Returns required to be filed by it on or prior to the date hereof (all such returns to the Knowledge of the Seller being accurate and complete in all material respects) and, to the Knowledge of the Seller, has duly paid or made provision for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from them by any Governmental Body (including those due in respect of their properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than Taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in the Seller Disclosure Schedule, (ii) have not been finally determined or (iii) that would not have a Material Adverse Effect on the Seller. The liabilities and reserves for Taxes in the Seller Financial Statements are sufficient to the Knowledge of the Seller, in the aggregate for the payment of all unpaid federal, state and local Taxes, whether or not disputed or accrued, for the period ended September 30, 2004, or for any year or period prior thereto, and for which the Seller may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

     (b) To the Knowledge of the Seller, (i) proper and accurate amounts have been withheld by the Seller from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local Tax Returns which are accurate and complete in all material respects have been filed by the Seller for all periods for which Tax Returns were due

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with respect to income tax withholding, Social Security and unemployment Taxes and (iii) the amounts shown on such Tax Returns to be due and payable have been paid in full, or adequate provision therefore has been included by the Seller in the most recent Seller Financial Statements.

     Section 3.18 Real Property.

     (a) The Seller Disclosure Schedule sets forth a complete and accurate list and description of all of the Real Property. With respect to each parcel of Real Property, the Seller has made available to the Parent true, correct and complete copies of each mortgage or other encumbrance thereon reflected in a written instrument, and any title policies or commitments and surveys in the Seller’s possession with respect to such parcel.

     (b) The Seller (i) has fee simple title to all of the Real Property owned by the Seller and (ii) the Seller occupies, uses and enjoys such owned Real Property free and clear of all liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, subject only to the exceptions set forth on the Seller Disclosure Schedule.

     (c) Except as set forth on the Seller Disclosure Schedule, no owned Real Property is presently subject to (i) any governmental decree or order (or Threatened or proposed order known to the Seller) to be sold or taken by public authority or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

     Section 3.19 Personal Property.

     (a) The Seller Disclosure Schedule sets forth a complete and accurate list and description of all the Seller’s Personal Property, the net book value of which, as properly reflected in the books and records of the Seller, on an individual, item-by-item basis, exceeds $10,000.

     (b) The Seller (i) has good and valid title to all the personal and mixed, tangible and intangible properties and assets that it purports to own, and all the personal properties and assets reflected, but not shown as leased or encumbered, on the most recent balance sheet contained in the Seller Financial Statements and (ii) except as set forth on the Seller Disclosure Schedule, owns such personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements, or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral, security arrangements and other title or interest retention arrangements.

     (c) The Seller Disclosure Schedule sets forth a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements (other than Real Property leases) pursuant to which the Seller leases personal property from others and which (i) require the Seller to pay, for rent and any obligatory improvements, more than $5,000 in any single year or $5,000 during the entire term of such lease or lease-purchase arrangement (including any

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renewal term that the Seller may not avoid by refusing to renew in its sole discretion) or (ii) provide for a purchase option for a price of more than $5,000.

     Section 3.20 Employees; Employee Benefits.

     (a) The Seller Disclosure Schedule sets forth the names, job titles and current base compensation (broken down by category, e.g., salary, bonus, commission) of all employees of the Seller (the “Employees”).

     (b) Except as set forth on the Seller Disclosure Schedule, the Seller is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. To the Knowledge of the Seller, Seller is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Seller is pending before the National Labor Relations Board. To the Knowledge of the Seller, there is no labor strike or other labor trouble pending, being Threatened against, or affecting the Seller. To the Knowledge of the Seller, there are presently no attempts to organize non-union employees.

     (c) The Seller Disclosure Schedule sets forth a complete and accurate list of all, to the extent presently in effect, plans, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits, (ii) which pertain to or cover present or former employees, retirees, directors, managers or independent contractors (or their beneficiaries, dependents or spouses) of the Seller or its predecessors in interest and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by the Seller or any employer which, under Section 414 of the Code, would constitute a single employer with the Seller (a “Seller Affiliate”) or as to which the Seller has any ongoing liability or obligation whatsoever (collectively, “Employee Benefit Plans”), including all: (1) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements and (3) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove. For purposes of this Agreement, the terms “ERISA” and the “Code” shall include reference to the appropriate regulations promulgated thereunder, all as amended from time to time.

     (d) Except as set forth on the Seller Disclosure Schedule, the Seller, its predecessors in interest and all Seller Affiliates have complied in all material respects with all of their respective obligations with respect to each Employee Benefit Plan (including filing or distributing all reports or notices required by ERISA or the Code and complying with all requirements of Part 6 of ERISA and Code Section 4980B) and have maintained each Employee Benefit Plan in material compliance with all applicable laws and regulations (including ERISA and the Code). Each Employee Benefit Plan, which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and intended to qualify under Code Sections 401(a) and 501(a) (“Retirement Plans”), has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not Threatened or taken any action to revoke any favorable determination letter issued with respect to any such Retirement Plan. No amendment

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to any Retirement Plan or related trust has been adopted since receipt of the most recent determination letter issued with respect to the Retirement Plan or related trust that would cause disqualification of the Retirement Plan or related trust, and no failure to adopt timely amendments to any Retirement Plan as required under ERISA or the Code would cause such disqualification. For purposes of this Section any failure to comply with the tax qualification standards of Code Section 401(a) with respect to any Retirement Plan shall be deemed to be “material”.

     (e) Neither the Seller, its predecessors in interest nor any Seller Affiliate has at any time maintained, sponsored or contributed to any “pension plan” as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A) and 4001(a)(3).

     Section 3.21 Ongoing Negotiations. Seller is currently in negotiations with and is using, and will continue to use, commercially reasonable efforts to enter into agreements to perform construction and set-up services for Third Generation Wireless Systems to be installed as a contractor for Sprint Corp. and as a subcontractor for Nextel Communications, Inc.

     Section 3.22 Material Contracts. Except as set forth in the list of material contracts set forth in the Seller Disclosure Schedule, Seller is not a party to or bound by any:

     (a) employment agreement (other than those that are terminable by the Seller without cost or penalty upon 60 days’ or less notice);

     (b) operating or capital lease, whether as lessor or lessee, with respect to any real property;

     (c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than mass-market software);

     (d) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

     (e) mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of the Seller;

     (f) contract restricting the Seller in any material respect from engaging in business or from competing with any other parties;

     (g) plan of reorganization;

     (h) partnership, joint venture or similar agreement;

     (i) collective bargaining agreement;

     (j) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

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     (k) contract or commitment (whether written or oral) which continues for a period of more than six months from the date hereof or requires payments, in the aggregate, in excess of $50,000;

     (l) investment banking or other professional service agreement;

     (m) agreement regarding acquisitions or dispositions of a material portion of the Parent’s assets other than in the ordinary course of the Seller’s business;

     (n) outstanding loan or loan commitment to any Person or any factoring, credit line or subordination agreement; or

     (o) any power of attorney outstanding or any contract, commitment or Liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other Person.

All of the foregoing are collectively referred to as the “Seller Material Contracts.” To the extent Seller Material Contracts are evidenced by documents, true and complete copies thereof (and summaries of oral Seller Material Contracts) have been delivered or made available to the Parent. Each Material Contract is in full force and effect. The Seller and, to the best of the Seller’s Knowledge, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Seller Material Contract.

     Section 3.23 Full Disclosure. No representation or warranty made in this Article 3, and no certification furnished or to be furnished by the Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

     The Purchaser and the Parent, jointly and severally, hereby represent and warrant to the Seller that the following are true, correct and complete as of the Closing hereof regardless of what investigations, if any, the Seller shall have made prior hereto:

     Section 4.1 Organization. Each of the Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the full corporate power and authority to own and lease all of the properties and assets it now owns and leases and to carry on its business as now being conducted. Each of the Parent and the Purchaser is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect.

     Section 4.2 Capitalization. (a) The authorized capital stock of the Parent consists of (i) 200,000,000 shares of Parent Common Stock, par value $0.00002, and (ii) 25,000,000 shares of

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Parent Preferred Stock, par value $0.00002, of which (A) 1,200 shares have been designated as Series A Convertible Preferred Stock, (B) 25,000 shares have been designated as Series B Convertible Preferred Stock, (C) 30,000 shares have been designated as Series C Convertible Preferred Stock, and (D) 50,000 shares have been designated as Series D Convertible Preferred Stock. As of December 31, 2004, (i) 52,323,701 shares of Parent Common Stock, (ii) 0 shares of Parent Series A Convertible Preferred Stock, (iii) 4,500 shares of Parent Series B Convertible Preferred Stock, (iv) 0 shares of Parent Series C Convertible Preferred Stock, (v) 9,287 shares of Parent Series D Convertible Preferred Stock, (vi) options to purchase an aggregate of 12,998,125 shares of Parent Common Stock (the “Parent Options”) (vii) and warrants to purchase an aggregate of 110,121 shares of Parent Common Stock (the “Parent Warrants”) were issued and outstanding. As of December 31, 2004, an aggregate of 1,679,373 shares of Parent Common Stock are issuable upon the conversion of the outstanding shares of Parent Preferred Stock and the exercise of the Parent Options and the Parent Warrants (the “Reserved Parent Common Stock”). The Parent Disclosure Schedule contains a schedule of all Parent Options and Parent Warrants detailing (i) the holders thereof, (ii) the number of shares of Parent Common Stock subject thereto, (iii) the exercise prices thereof and (iv) the expiration dates thereof. Except as described in the Parent Disclosure Schedule, since December 31, 2004, the Parent has not issued any shares of its capital stock or any additional options or warrants, and has not repurchased or redeemed any shares of its capital stock or any Parent Options or Parent Warrants. All issued and outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. All of the Reserved Parent Common Stock, when issued upon the conversion of the Parent Preferred Stock and the exercise of the Parent Options and the Parent Warrants, will be duly and validly authorized and issued and fully paid and nonassessable. None of (i) the outstanding shares of Parent Common Stock and Parent Preferred Stock, (ii) the Parent Options and (iii) the Parent Warrants has been issued, and none of the Reserved Parent Common Stock and the Issued Securities will be issued, in violation of the rights of first refusal, preemptive rights or other comparable rights of any Person. The outstanding shares of Parent Common Stock and Parent Preferred Stock have been issued, and any shares of Reserved Parent Common Stock which may be issued upon the conversion of the Parent Preferred Stock or the exercise of Parent Stock Options and Parent Warrants and the Issued Securities, will be issued, in compliance in all material respects with all applicable Federal and state laws and regulations, including securities laws and regulations.

     (b) Except as described in the Parent Disclosure Schedule, there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person any interest in or the right to purchase or otherwise acquire from the Parent or granting to the Parent any interest in or the right to purchase or otherwise acquire from any Person, at any time, or upon the occurrence of any stated event, any securities of the Parent, whether or not presently issued or outstanding, nor are there any outstanding securities of the Parent or any other entity which are convertible into or exchangeable for other securities of the Parent, nor are there any agreements, subscriptions, options, warrants, calls, commitments or rights of any kind granting to any Person any interest in or the right to purchase or otherwise acquire from the Parent or any other Person any securities so convertible or exchangeable, nor, to the Knowledge of the Parent, are there any proxies, agreements or understandings with respect to the voting of any voting securities of the Parent or the direction of the business operations or conduct of the Parent or any of its Subsidiaries.

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     Section 4.3 Authority Relative to this Agreement. Each of the Purchaser and the Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall, as of the Closing, have been duly and validly authorized by the respective Boards of Directors of the Parent and the Purchaser and the stockholder of the Purchaser, and no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser and, assuming this Agreement constitutes a legal, valid and binding obligation of the Seller, this Agreement constitutes a legal, valid and binding agreement of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with and subject to its terms and conditions, except insofar as its enforcement may be limited by (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (b) equitable principles limiting the availability of equitable remedies.

     Section 4.4 Consents and Approvals. Except as otherwise required by this Agreement or the Operative Documents, the execution, delivery and performance by the Purchaser and the Parent of this Agreement and the Operative Documents and the consummation of the Transactions by it requires no Consent or Order of, by or in respect of, any Governmental Body or other Person, except as has been received by the Purchaser or the Parent on or prior to the Closing.

     Section 4.5 Licenses; Permits. The Parent possesses all of the Permits required by Applicable Law, and these Permits constitute all of the Permits necessary for the Parent to own, use, operate and lease its property and assets and to carry on its business as it is now being conducted.

     Section 4.6 No Violations. Neither the execution, delivery or performance of this Agreement or the Operative Documents by the Purchaser or by the Parent, nor the consummation by the Purchaser or the Parent of the Transactions will (a) conflict with or result in any breach or violation of any provision of the Certificate of Incorporation or Bylaws of the Purchaser or the Certificate of Incorporation or Bylaws of the Parent, (b) result in a default, or give rise to any right of termination, cancellation or acceleration or loss of any material benefit under any of the provisions of any note, bond, mortgage, indenture, license, trust, agreement, lease or other instrument or obligation to which the Purchaser or the Parent is a party or by which the Purchaser or the Parent may be bound, (c) violate any Order, Applicable Law or Permit applicable to the Purchaser or to the Parent or (d) violate any noncompetition or similar arrangement.

     Section 4.7 Compliance with Law. The Parent has owned and operated its property and assets in compliance with the provisions and requirements of all laws, orders, regulations, rules and ordinances issued or promulgated by all Governmental Authorities having jurisdiction with respect thereto, except where the failure to own and operate such properties and assets in compliance with such provisions and requirements would not reasonably be expected to have a Material Adverse Effect on the Parent or the Purchaser. All Governmental Approvals with regard to the ownership or operation by the Parent and its Subsidiaries of their respective

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property and assets have been obtained, except such Governmental Approvals that, if not obtained, would not, either individually or in the aggregate, have a Material Adverse Effect. No violation exists in respect of such Governmental Approvals, except for any violations thereof by the Parent that would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 4.8 SEC Reports. Since January 1, 2003, the Parent has timely filed all required forms, reports and documents (the “SEC Reports”) with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The Parent’s SEC Reports, including any financial statements or schedules included therein, after giving effect to any amendment or restatement thereof (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and interpretive releases promulgated thereunder. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent’s SEC Reports at the time (a) filed complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (b) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (c) fairly present (subject, in the case of unaudited interim statements, to normal, year-end adjustments) the consolidated financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP. The Parent has not, since June 30, 2002, made any material change in the accounting practices or policies applied in the preparation of its financial statements.

     Section 4.9 Undisclosed Liabilities. The Parent and its Subsidiaries are not liable for or subject to any Liability, except (a) Liability adequately disclosed or reserved for in the most recent consolidated balance sheet of the Parent and its Subsidiaries contained in the Parent’s SEC Reports and not heretofore paid or discharged, (b) Liability under any contract, commitment or agreement specifically disclosed on the Parent Disclosure Schedule or (c) Liability incurred, consistent with past practice, in or as a result of the ordinary course of business of the Parent and its Subsidiaries since the date of its most recent SEC Reports and which would not have Material Adverse Effect on the Parent.

     Section 4.10 Title to the Parent’s Assets. Except as set forth in the Parent Disclosure Schedule or as would not have a Material Adverse Effect on the Parent, the Parent and each of its Subsidiaries has good title to or a valid leasehold interest in or a license to use its respective assets and property reflected on the most recent balance sheet contained in the Parent’s SEC Reports or acquired since the date thereof (other than cash and cash equivalents) free and clear of all Liens, except for Permitted Encumbrances.

     Section 4.11 Actions and Proceedings. Except as set forth in the Parent Disclosure Schedule, there are no outstanding and unsatisfied orders, judgments, injunctions, awards or decrees issued by any Governmental Authority against or involving the Parent that, individually

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or in the aggregate, (i) would have a Material Adverse Effect on the Parent or the Purchaser or involve the potential for loss in the aggregate in excess of $50,000 or (ii) materially impair the ability of the Parent to perform its obligations hereunder. Except as set forth in the Parent Disclosure Schedule, there are no Claims pending or, to the Knowledge of the Parent, Threatened against or involving the Parent, the Purchaser or the Transactions that, individually or in the aggregate, would have a Material Adverse Effect on the Parent or the Purchaser or materially impair the ability of the Parent or the Purchaser to perform its respective obligations hereunder or consummate the Transactions. The Parent SEC Reports set forth a list of all outstanding actions, suits, litigation or legal, administrative, governmental or arbitration proceedings or formal investigations to which the Parent or any of its Subsidiaries is a party, excluding bankruptcies and deficiency collection matters to which any of the Parent Subsidiaries is a party and which are set forth on the Parent Disclosure Schedule.

     Section 4.12 Absence of Certain Changes. Except as disclosed in the Parent Disclosure Schedule and the Parent’s SEC Reports, since December 31, 2003: (a) the Parent and its Subsidiaries have not incurred any material liability or obligation (indirect, direct or contingent) that, individually or in the aggregate, would result in a Material Adverse Effect on the Parent, (b) the Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Parent, (c) there has been no dividend or distribution of any kind declared, paid or made by the Parent on any class of its stock except for the dividends to stockholders of the Parent paid during 2004 and disclosed in the Parent’s SEC Reports and prior to the date of this Agreement and (d) there has been no other Material Adverse Effect with respect to the Parent.

     Section 4.13 Environmental Matters. There are no Claims or remediation activities of any nature by any Governmental Authority or any other Person seeking to impose, or that could reasonably result in the imposition on the Parent or any of its Subsidiaries of any material liability or obligation arising under any Environmental Laws, pending or, to the Knowledge of the Parent, Threatened against the Parent or any of its Subsidiaries. To the Knowledge of the Parent, there is no reasonable basis for any such Claim or remediation activity that would impose any material liability or obligation on the Parent or any of its Subsidiaries.

     Section 4.14 Insurance. The Parent has delivered to the Seller true and complete copies of all insurance policies to which the Parent is a Party. All of such policies are valid, outstanding and enforceable and, taken together, provide adequate insurance coverage for the assets and property of the Parent, and there are no unpaid claims thereunder. All premiums due and payable under all such policies have been paid, and to the Knowledge of the Parent, the Parent is in compliance in all material respects with the terms and conditions of all such policies.

     Section 4.15 Brokers. No broker, investment banker or other Person, other than Oasis Capital Partners, LLC (“Oasis”), the fees and expenses of which have been paid by the Parent, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or the Purchaser. However, Oasis is also entitled to receive, as a success fee, two-year warrants to purchase up to 1% of the Parent Common Stock issued and outstanding after the consummation of the Transactions at an exercise price equal to the average of the mean between

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the closing bid and ask prices for the Parent’s common stock for the fifteen business days immediately subsequent to the closing date of the Transactions. There is no agreement executed by the Parent or the Purchaser which will obligate the Parent or the Purchaser or any of their successors or Affiliates to pay any brokerage or finder’s fee in the future with respect to any type of commercial, corporate, financial, acquisition, banking, borrowing or other business transaction.

     Section 4.16 Funded Debt. Except as set forth in (a) the consolidated balance sheet of the Parent and its consolidated Subsidiaries as of September 30, 2004, and the footnotes thereto set forth in the Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, or (b) the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries has any term or funded debt, debt to banks or debt to Affiliates. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by the Parent or any of its Subsidiaries, which has not been cured or waived under any agreement or other instrument relating to any funded debt, bank loan or debt to Affiliates.

     Section 4.17 Taxes, Tax Returns. (a) The Parent has delivered to the Seller copies of the federal income Tax Returns of the Parent for each of the last three fiscal years and all schedules and exhibits thereto. Except as set forth on the Parent Disclosure Schedule, the Parent has duly and timely filed in correct form all federal, state and local Tax Returns required to be filed by it on or prior to the date hereof (all such Tax Returns to the Knowledge of the Parent being accurate and complete in all material respects) and, to the Knowledge of the Parent, has duly paid or made provision for the payment of all Taxes and other governmental charges that have been incurred or are due or claimed to be due from them by any Governmental Body (including those due in respect of their properties, income, business, capital stock, franchises, licenses, sales and payrolls) other than Taxes or other charges (i) which are not yet delinquent or are being contested in good faith and set forth in the Parent Disclosure Schedule, (ii) have not been finally determined or (iii) that would not have a Material Adverse Effect on the Parent. The liabilities and reserves for Taxes in the Parent’s financial statements contained in the Parent SEC Reports are sufficient to the Knowledge of the Parent in the aggregate for the payment of all unpaid federal, state and local Taxes, whether or not disputed or accrued, for the period ended September 30, 2004, or for any year or period prior thereto, and for which the Parent may be liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

     (b) To the Knowledge of the Parent, (i) proper and accurate amounts have been withheld by the Parent from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local Tax Returns which are accurate and complete in all material respects have been filed by the Parent for all periods for which Tax Returns were due with respect to income tax withholding, Social Security and unemployment Taxes and (iii) the amounts shown on such Tax Returns to be due and payable have been paid in full, or adequate provision therefore has been included by the Parent in the most recent Parent SEC Reports.

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     Section 4.18 Parent’s Net Cash Assets. The Parent’s Net Cash Assets are as reflected on the Parent Disclosure Schedule.

     Section 4.19 Employee; Employee Benefits.

     (a) The Parent Disclosure Schedule sets forth the names, job titles and current base compensation (broken down by category, e.g., salary, bonus, commission) of all employees of the Parent (the “Parent Employees”).

     (b) Except as set forth on the Parent Disclosure Schedule, the Parent is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. To the Knowledge of the Parent, the Parent is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Parent is pending before the National Labor Relations Board. To the Knowledge of the Parent, there is no labor strike or other labor trouble pending, being Threatened against, or affecting the Parent. To the Knowledge of the Parent, there are presently no attempts to organize non-union employees.

     (c) The Parent Disclosure Schedule sets forth a complete and accurate list of all, to the extent presently in effect, plans, agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) (i) which relate to employee benefits, (ii) which pertain to or cover present or former employees, retirees, directors, managers or independent contractors (or their beneficiaries, dependents or spouses) of the Parent or its predecessors in interest and (iii) which are currently or expected to be adopted, maintained by, sponsored by, or contributed to by the Parent or any employer which, under Section 414 of the Code, would constitute a single employer with the Parent (a “Parent Affiliate”) or as to which the Parent has any ongoing liability or obligation whatsoever (collectively, “Parent Employee Benefit Plans”), including all: (1) employee benefit plans as defined in Section 3(3) of ERISA, (2) all other deferred compensation, early retirement, incentive, profit-sharing, thrift, stock ownership, stock appreciation rights, bonus, stock option, stock purchase, welfare or vacation, or other nonqualified benefit plans or arrangements and (3) trusts, group annuity contracts, insurance policies or other funding media for the plans and arrangements described hereinabove.

     (d) Except as set forth on the Parent Disclosure Schedule, the Parent, its predecessors in interest and all Parent Affiliates have complied in all material respects with all of their respective obligations with respect to each Parent Employee Benefit Plan (including filing or distributing all reports or notices required by ERISA or the Code and complying with all requirements of Part 6 of ERISA and Code Section 4980B) and have maintained each Parent Employee Benefit Plan in material compliance with all applicable laws and regulations (including ERISA and the Code). Each Parent Employee Benefit Plan, which is an “employee pension benefit plan” as defined in Section 3(2) of ERISA and intended to qualify under Code Sections 401(a) and 501(a) (“Parent Retirement Plans”), has received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not Threatened or taken any action to revoke any favorable determination letter issued with respect to any such Parent Retirement Plan. No amendment to any Parent Retirement Plan or related trust has been adopted since receipt of the most recent determination letter issued with respect to the Parent Retirement Plan or related trust that would cause disqualification of the Parent Retirement Plan

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or related trust, and no failure to adopt timely amendments to any Parent Retirement Plan as required under ERISA or the Code would cause such disqualification. For purposes of this Section any failure to comply with the tax qualification standards of Code Section 401(a) with respect to any Parent Retirement Plan shall be deemed to be “material”.

     (e) Neither the Parent, its predecessors in interest nor any Parent Affiliate has at any time maintained, sponsored or contributed to any “pension plan” as defined in ERISA Section 3(2) which is subject to Title IV of ERISA or contributed to any such pension plan which is a multiemployer plan as defined in ERISA Section 3(37)(A) and 4001(a)(3).

     Section 4.20 Material Contracts. Except as set forth in the list of material contracts in Part IV, Item 15 of the Parent’s most recent Form 10-K or the Parent Disclosure Schedule, Parent is not a party to or bound by any:

     (a) employment agreement (other than those that are terminable by the Parent without cost or penalty upon 60 days’ or less notice);

     (b) operating or capital lease, whether as lessor or lessee, with respect to any real property;

     (c) contract, whether as licensor or licensee, for the license of any patent, know-how, trademark, trade name, service mark, copyright or other intangible asset (other than mass-market software);

     (d) loan or guaranty agreement, indenture or other instrument, contract or agreement under which any money has been borrowed or loaned or any note, bond or other evidence of indebtedness has been issued;

     (e) mortgage, security agreement, conditional sales contract, capital lease or similar agreement which effectively creates a lien on any assets of the Parent;

     (f) contract restricting the Parent in any material respect from engaging in business or from competing with any other parties;

     (g) plan of reorganization;

     (h) partnership, joint venture or similar agreement;

     (i) collective bargaining agreement;

     (j) “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC);

     (k) contract or commitment (whether written or oral) which continues for a period of more than six months from the date hereof or requires payments, in the aggregate, in excess of $50,000;

     (l) investment banking or other professional service agreement;

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     (m) agreement regarding acquisitions or dispositions of a material portion of the Parent’s assets other than in the ordinary course of the Parent’s business;

     (n) outstanding loan or loan commitment to any Person or any factoring, credit line or subordination agreement; or

     (o) any power of attorney outstanding or any contract, commitment or Liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, cosigner, endorser, co-maker, indemnitor in respect of the contract or commitment of any other Person.

     All of the foregoing are collectively referred to as the “Parent Material Contracts.” To the extent Parent Material Contracts are evidenced by documents, true and complete copies thereof (and summaries of oral Parent Material Contracts) have been delivered or made available to the Seller. Each Material Contract is in full force and effect. The Parent and, to the best of the Parent’s Knowledge, each other party thereto have in all material respects performed all of the obligations required to be performed by them to date, have received no notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Contract.

     Section 4.21 Full Disclosure. When taken together with the Parent’s SEC Reports, no representation or warranty made in this Article 4, and no certification furnished or to be furnished by the Parent or the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5.
SELLER CLOSING OBLIGATIONS

     At the Closing, the Seller shall deliver to the Parent or otherwise take the following actions, any of which may be waived by the Parent in the Parent’s sole discretion.

     Section 5.1 Closing Documents.

     (a) This Agreement, fully executed by the Seller.

     (b) The Bill of Sale.

     (c) The Consents set forth on Section 5.1(c) of the Seller Disclosure Schedule.

     (d) The Seller’s Disclosure Schedule.

     (e) The Voting Agreement, fully executed by the Seller.

     (f) A certificate of its Secretary certifying true and correct copies of the Seller’s certificate of incorporation (as amended), bylaws (as amended), resolutions of its Board of Directors and stockholders authorizing this Agreement, and a Certificate of Good Standing from the Secretary of State of Delaware.

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     (h) An assignment and assumption agreement, in the form attached as Exhibit E (the “Assignment and Assumption Agreement”).

     Section 5.2 Other Actions. The Seller shall provide the names and all pertinent information to identify those individuals nominated by the Seller to the Parent’s Board of Directors, and the Parent’s Board of Directors shall take all action to appoint those individuals to the Parent’s Board of Directors as soon as practicable following the Closing.

ARTICLE 6.
PARENT AND PURCHASER CLOSING OBLIGATIONS

     At the Closing, the Parent and, where applicable, the Purchaser, shall deliver to the Seller or otherwise take the following actions, any of which may be waived by the Seller in the Seller’s sole discretion:

     Section 6.1 Closing Documents.

     (a) This Agreement, fully executed by each of the Parent and the Purchaser.

     (b) A written resignation, in form and substance reasonably satisfactory to the Seller, form each of the individuals serving as directors of the Parent as of the Closing Date, specifying that such director shall resign, as of the date of the filing of the Certificate of Amendment, as hereafter defined.

     (c) The Parent’s Disclosure Schedule.

     (d) The Voting Agreement, fully executed by all of the holders of the Series B Preferred Stock and Series D Preferred Stock and the Parent.

     (e) A certificate of the Secretary of the Parent certifying true and correct copies of the Parent’s certificate of incorporation (as amended), bylaws (as amended), resolutions of its Board of Directors authorizing this Agreement, and a Certificate of Good Standing from the Secretary of State of each of Delaware and Texas.

     (f) A certificate of the Secretary of the Purchaser certifying true and correct copies of the Purchaser’s certificate of incorporation( as amended), bylaws (as amended), resolutions of its Board of Directors and stockholders authorizing this Agreement, and a Certificate of Good Standing from the Secretary of State of Delaware.

     (g) The Assignment and Assumption Agreement.

     (h) Any consents required for the Parent to register shares of its Common Stock pursuant to Section 8.1(d), below.

     Section 6.2 Other Actions.

ASSET PURCHASE AGREEMENT — Page 27

     (a) The Parent shall file the Certificate of Designation for the Parent’s Series E Preferred Stock with the Delaware Secretary of State, and provide evidence to the Seller regarding same.

     (b) The Parent shall issue the Common Stock Consideration and the Preferred Stock Consideration to the Seller and provide stock certificates or book entries evidencing same.

     (c) The Parent or the Purchaser shall have entered into employment arrangements with Seller’s employees on terms acceptable to the Seller.

ARTICLE 7.
AMENDMENTS; WAIVER

     Section 7.1 Amendment. This Agreement may be amended only by means of an instrument in writing signed on behalf of all the Parties.

     Section 7.2 Extension; Waiver. The Parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Seller, the Parent and the Purchaser, may (a) extend the time for the performance of any of the obligations or other acts of any other applicable Party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable Party or in any document, certificate or writing delivered pursuant hereto by an other applicable Party or (c) waive compliance with any of the agreements of any other applicable Party or with any conditions to its own obligations. Any agreement on the part of any other applicable Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 8.
POST-CLOSING COVENANTS

     Section 8.1 Further Actions Required. The Parties agree to take the following actions at or following the Closing of the Transactions:

     (a) The Parent’s Board of Directors shall, as of the Closing, take all action necessary to appoint the three individuals listed on Schedule 8.1 to the offices set forth opposite their name and to authorize six (6) director places for the Parent’s Board of Directors.

     (b) The Parent shall file (i) a Form 8-K to report the change of control and material acquisition represented by the Transactions within four business days after the Closing, and (ii) a Form 8-K/A within 75 days after the Closing containing the audited financial statements of the Seller as required by such Form 8-K. The Seller shall cooperate fully in these filings, and shall provide, in consultation with legal counsel, adequate and accurate information about the Seller to enable the Parent to include in these filings the equivalent of Form 10 disclosure information about the consolidated operations of the Parent and the Seller.

     (c) The Parent shall file a Schedule 14A or 14C with the SEC as promptly as practicable after the Closing in connection with the Special Stockholders Meeting to approve the amendment to the Parent’s Certificate of Incorporation, in substantially the form attached hereto as Exhibit D (the “Certificate of Amendment”).

ASSET PURCHASE AGREEMENT — Page 28

     (d) At the Seller’s request, the Parent shall take, at its expense, all reasonably appropriate actions necessary to register as promptly as practicable the shares of the Parent’s common stock that is represented by the (i) Common Stock Consideration and (ii) the common stock for which the Preferred Stock Consideration shall be convertible into (the “Registrable Shares”) under the Securities Act; provided, if such action would cause the Parent to breach any obligation under any agreement which is in force and effect as of the Closing Date, the Parent shall use its best reasonable efforts to obtain any necessary waivers or consents or take any other action necessary to avoid such a breach, including registering the shares of the Parent capital stock held by the parties to such agreement, but shall not otherwise be obligated to register the Registrable Shares if such consents, waivers, or accommodations cannot be reasonably obtained.

ARTICLE 9.
MISCELLANEOUS

     Section 9.1 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.2 Survival. The representations and warranties in Articles 3 and 4 shall not survive the Closing. All covenants and other agreements set forth herein shall survive the Closing for a period of two years.

     Section 9.3 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     Section 9.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     Section 9.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by telecopy, by overnight courier or sent by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or if mailed, three calendar days after the date of mailing, as follows (or at such other address for a Party as shall be specified by like notice):

If to the Seller:	Berliner Communications, Inc.
Attn: Mr. Richard Berliner
20 Bushes Lane
Elmwood Park, NJ 07407
Fax: (201) 791-3555

ASSET PURCHASE AGREEMENT — Page 29

with a copy (which shall not constitute notice) to:	Lowenstein Sandler PC Attn: Robert G. Minion, Esq. 65 Livingston Avenue Roseland, NJ 07068 Fax: (973) 597-2400

If to the Parent or the Purchaser:	Novo Networks, Inc.
Attn: Mr. Steven W. Caple
2311 Cedar Springs Road, Suite 400
Dallas, TX 75201
Fax: (214) 777-4103

with a copy (which shall not constitute notice) to:	Andrews & Kurth LLP Attn: Victor B. Zanetti, Esq. 1717 Main Street, Suite 3700 Dallas, TX 75201 Fax: (214) 659-4890

     Section 9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. All actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware.

     Section 9.7 Consent to Jurisdiction; Venue; No Trial by Jury. Each of the Parties irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, for the purpose of any action or Proceeding arising out of or relating to this Agreement, and each of the Parties irrevocably agrees that all claims in respect to such action or Proceeding shall be heard and determined exclusively in any Delaware state or federal court. Each of the Parties agrees that a final judgment in any action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any action or Proceeding relating to the Transactions, on behalf of itself or its property, by the delivery of copies of such process to such Party in the same manner as notice is to be provided pursuant to Section 9.5. Nothing in this Section 9.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law. Each Party acknowledges and agrees that any controversy, which may arise under this Agreement, is likely to involve complicated and difficult issues, and therefore, each Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect to any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each Party certifies and acknowledges that (i) no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Party understands and has considered the implications of this waiver, (iii) each such Party makes this waiver voluntarily and (iv) each such Party has been induced to enter into this Agreement by, among other things, the waivers and certifications in this Section 9.7.

ASSET PURCHASE AGREEMENT — Page 30

     Section 9.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement. A signed signature page telecopied by one Party to another Party shall be deemed to constitute an original.

     Section 9.10 Expenses. Except as otherwise provided herein, the Parent, the Purchaser and Seller shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel.

     Section 9.11 Performance by the Purchaser. The Parent agrees to cause the Purchaser to comply with its obligations hereunder and to cause the Purchaser to consummate the Transactions as contemplated herein.

     Section 9.12 Public Announcements. The Parent and the Seller will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable regulation.

[signature page follows]

ASSET PURCHASE AGREEMENT — Page 31

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

SELLER:

BERLINER COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Richard M. Berliner
Name:	Richard M. Berliner
Title:	President & Chief Executive Officer

PURCHASER:

BCI COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Steven W. Caple
Name:	Steven W. Caple
Title:	President

PARENT:

NOVO NETWORKS, INC., a Delaware corporation

By:	/s/ Steven W. Caple
Name:	Steven W. Caple
Title:	President

ASSET PURCHASE AGREEMENT — Page 32

ANNEX C

Form of Voting Agreement

February 7, 2005

Dear________:

     This letter confirms our agreement (the “Voting Agreement”) regarding the shares ($0.00002 par value per share) of Common Stock (“Common Stock”); Series B Convertible Preferred Stock (the “Series B Stock”); Series D Convertible Preferred Stock (the “Series D Stock”); and Series E Convertible Preferred Stock to be issued to the Company (as defined below) (the “Series E Stock,” and together with the Series B Stock and the Series D Stock, the “Preferred Stock”) of Novo Networks, Inc., a Delaware corporation (the “Parent”), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock or Preferred Stock as to which you may hereafter acquire beneficial ownership. All of such shares of Common Stock and Preferred Stock beneficially owned by you, as reflected on Exhibit A hereto, are referred to herein as the “Shares.” In order to induce the Parent and Berliner Communications, Inc., a Delaware corporation (the “Company”), to enter into an Asset Purchase Agreement to be executed by and among the Parent, BCI Communications, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Sub”), and the Company (the “Purchase Agreement”), a working copy of which is attached hereto as Exhibit B, whereby the Sub will acquire all or substantially all of the assets and liabilities of the Company (the “Acquisition”), you, the Parent, and the Company, both as a party to the Purchase Agreement and in its capacity as a holder of Common Stock and as the sole holder of the Series E Stock, hereby agree as follows (capitalized terms used herein, but not otherwise defined, will have the meanings ascribed to them in the Purchase Agreement):

Approval of the Holders of the Common Stock, Together With the Holders of the Series D Stock and the Series E Stock, Voting as a Class, as Well as the Approval of the Holders of the Series B Stock, the Series D Stock, and the Series E Stock, Each Voting Separately as a Class

     If you are a holder of Shares of Common Stock, Series B Stock, Series D Stock, or Series E Stock, you hereby agree to vote or cause to be voted all of the Shares over which you have, or will have, voting power

(i)	in favor of the approval and adoption of the Purchase Agreement and the transactions contemplated thereby;

(ii)	in favor of the approval and adoption of the certificate of amendment to the Parent’s certificate of incorporation, a copy of which is attached hereto as Exhibit C (the “Certificate of Amendment”), which will, among other things, effect a name change of the Parent, increase the amount of authorized Common and Preferred Stock, and effect a reverse split of the Common and Preferred Stock;

(iii)	in favor of agreements with the holders of the Preferred Stock to amend the terms of the Preferred Stock as set forth in the Certificate of Amendment; and

(iv)	to cause the immediate conversion of all issued and outstanding Shares of Preferred Stock into Common Stock upon the filing of the Certificate of Amendment with the Delaware Secretary of State (the “Effective Time”).

Approval of the Holders of the Series D Stock, Voting as a Class

     If you are a holder of Shares of Series D Stock, you hereby further agree with respect to all such Shares

(i)	from and after the date of the closing of the Acquisition, you will be deemed to have (a) waived all of your future rights, as a holder of Series D Stock, to the quarterly dividends provided for in Section 1 of the Series D Certificate of Designation, and payable after December 31, 2004 (the “Series D Future Dividends”), without affecting your right to receive dividends that have accrued through December 31, 2004, regardless of whether the Series D Future Dividends are payable in cash or stock, and (b) release the Parent from its obligation to pay the Series D Future Dividends notwithstanding anything to the contrary in the Series D Certificate;

(ii)	for purposes of Section 2.4 of the Series D Certificate of Designation, you (a) acknowledge that the liquidation preference granted to the Series E Convertible Preferred Stock that the Parent will issue to the Company as consideration for the Acquisition (the “Series E Stock”) will not constitute a liquidation preference greater in amount than the purchase price of the Series E Stock, plus dividends, if any, accrued but unpaid on such purchase price and (b) waive any right that you have to challenge or otherwise dispute such a determination; and

(iii)	for purposes of Section 2.3(a) of the Series D Certificate of Designation, the Parent will not be required to treat the issuance of the Series E Stock to the Company as a liquidation, dissolution, or winding up of the affairs of the Parent.

Approval of the Holders of the Series B Stock and the Series D Stock, Each Voting Separately as a Class

     If you are a holder of Shares of Series B Stock or Series D Stock, with respect to all such Shares you hereby agree, consent to, and approve of the issuance of the Series E Stock to the Company.

Approval of the Holders of the Series B Stock, the Series D Stock, and the Series E Stock, Each Voting Separately as a Class

     If you are a holder of Shares of Series B Stock, the Series D Stock, and the Series E Stock, upon issuance, with respect to all such Shares you hereby approve, consent to, and agree that regardless of the provisions set forth in the respective certificates of designation for the Series B Stock, the Series D Stock, and the Series E Stock, as such provisions exist at the current time (and without affecting the obligations of the holders of the Preferred Stock to effect the conversion of the Preferred Stock into Common Stock upon the effectiveness of the Certificate of Amendment), in the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Parent (including a Deemed Liquidation as defined in the Series D Certificate of Designation), that prior to the holders of the Common Stock receiving any proceeds from such a liquidation event, the holders of the Preferred Stock will share ratably in the collective value of

(i)	the liquidation preference of the Series B Stock as of December 31, 2004;

(ii)	the liquidation preference of the Series D Stock as of December 31, 2004; and

(iii)	the agreed upon liquidation value of the Series E Stock as designated in the Purchase Agreement;

in the following percentages: 6.57% to the holders of the Series B Stock; 13.82% to the holders of the Series D Stock; and 79.61% to the holders of the Series E Stock.

Agreement Among the Holders of the Series B Stock and the Series D Stock

     If you are a holder of the Series D Stock, you hereby agree that, during the period beginning on the date of the closing of the Acquisition and until the Effective Time, you will exercise your right to designate one (1) of the three (3) members not selected by the Company to the Parent’s board of directors (the “Board”) in consultation with the holders of the Series B Stock.

Agreement Among the Holders of the Series B Stock, the Series D Stock, and the Company

     The Company hereby agrees that, for the period beginning on the Effective Time and continuing until the date that the current holders of the Series B Stock and the Series D Stock (the “Converted Preferred Stockholders”) collectively hold less than 30% of the shares of Common Stock held by the Converted Preferred Stockholders at the Effective Time, the Company will nominate for election, vote all shares of Parent’s Common Stock that the Company now holds or will hold in the future for, and otherwise support, one (1) individual designated by the holders of 75% of the Common Stock held by the Converted Preferred Stockholders to the Parent’s Board, assuming that there are five (5) directors, or such other number of director designees as will equal 20% of the total membership of the Parent’s Board in the event of any increase. The Company also hereby agrees not to vote to remove any such director designee unless such removal is requested in writing by holders of 75% of the Common Stock then held by the Converted Preferred Stockholders. If any such director designee ceases, for any reason, to serve as a member of the Parent’s Board during his or her term of office, the Company also hereby agrees to vote all shares of the Parent’s Common Stock that the Company now holds or will hold in the future for the election of such new director designee as will be recommended in writing by the holders of 75% of the Common Stock then held by such Converted Preferred Stockholders.

     Notwithstanding anything to the contrary in this Voting Agreement, nothing herein will require any of us to hold any shares of the Parent’s Common or Preferred Stock that we may own for any specified period of time or restrict or limit in any manner or rights to sell, pledge, transfer, distribute or otherwise dispose of such shares.

Granting Your Proxy

     In furtherance of your agreement herein to vote the Shares in accordance with the terms of this Voting Agreement, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to the Parent and the Company and such individuals or corporations as the Parent and the Company may reasonably designate an irrevocable proxy to vote all of the Shares in accordance with this paragraph on any matters that may be presented to stockholders of the Parent with respect to the matters referred to in the second paragraph above. You hereby acknowledge that the proxy granted by the foregoing sentence is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents and take such other action as the Parent and the Company may reasonably request to effectuate its proxy and voting rights under this paragraph. Notwithstanding anything to the contrary in this Voting Agreement, the obligation for you to vote the Shares and the proxy granted to the Parent and the Company hereby will automatically terminate and be of no further force and effect upon the Expiration Date (as defined below).

     Notwithstanding anything to the contrary in this Voting Agreement, the Parent and the Company understand and acknowledge that you will have no obligation, as a result of this Voting Agreement, to exercise stock options or other derivative securities exercisable, exchangeable, or convertible into shares of Common Stock.

Miscellaneous Provisions

     You hereby represent and warrant as to the Shares, except as otherwise disclosed on Schedule I hereto, that

(i)	you are the sole record and beneficial owner of and have full right, power, and authority to sell and vote the Shares, or if you are not the sole beneficial and record owner, you have the full right, power, and authority to vote the Shares, and in either event, this Voting Agreement is a valid and binding agreement, enforceable against you, in accordance with its terms;

(ii)	neither the execution of this Voting Agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with, or default under, any contract, commitment, agreement, understanding, arrangement, or restriction of any kind to which you are a party or by which you or the Shares are bound; and

(iii)	during the term of this Voting Agreement, the Shares will be held by you free and clear of all proxies, voting trusts, and other voting agreements, understandings, or arrangements providing for any right on the part of any person other than you to vote the Shares except any such understandings arising under this Voting Agreement.

     The Parent and the Company hereby represent and warrant that they have the corporate power and are duly authorized to enter into this Voting Agreement.

     We each hereby agree that you are not making any agreement or understanding herein in any capacity other than as a stockholder of the Parent or the Company. If you are, or any of your Affiliates, employees, or agents is an officer or member of the board of directors of the Parent or the Company, nothing herein will in any way limit or affect actions taken by you or them in such capacity, and no action taken in furtherance of your or their fiduciary duties as an officer or director of the Parent or the Company will be deemed to be a breach of the provisions of this Voting Agreement.

     We each hereby agree that this Voting Agreement creates legally binding commitments, enforceable in accordance with their terms. This Voting Agreement

(i)	constitutes the entire agreement among us with respect to the subject matter hereof;

(ii)	supersedes all other prior agreements and understandings, both written and oral, between us with respect to the subject matter hereof; and

(iii)	is not intended to confer upon any other person any rights or remedies hereunder.

     You hereby agree that, during the term hereof, this Voting Agreement, and your obligations hereunder, will attach to the Shares and will be binding upon any person or entity to which legal or beneficial ownership of the Shares may pass, whether by operation of law or otherwise, including, without limitation, and if applicable, your heirs, guardians, administrators, successors, and assigns, and that any subsequent holder of any Shares will take them subject to this Voting Agreement and will take all necessary actions to become a party hereto as reasonably requested by the Parent and the Company.

     This Voting Agreement will become effective and binding upon you, the Parent, the Company, and any other signatories as of the date that holders of 66.67% of the Series B Stock and holders of 66.67% of the Series D Stock become parties hereto, regardless of whether additional holders of the Common Stock, the Series B Stock, the Series D Stock, or the Series E Stock become additional parties hereto after such date. This Voting Agreement will terminate, and all rights and obligations of the parties hereto will terminate, upon the Expiration Date. For purposes of this Voting Agreement, we each hereby agree that the term “Expiration Date” will mean the date and the time of the earlier of

(i)	our written consent;

(ii)	the termination of the Purchase Agreement in accordance with its terms; or

(iii)	the Effective Time.

     No such termination will relieve any of us from liability for any willful breach of this Voting Agreement occurring prior to the Expiration Date.

     We each hereby agree that irreparable damage would occur in the event that any provision of this Voting Agreement is not performed in accordance with its terms or is otherwise breached. Accordingly, we hereby agree that each of us will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Voting Agreement and to enforce specifically the terms and provisions contained herein, in any court of the United States or any state having jurisdiction, this right being without prejudice to the remedies otherwise available at law or in equity. This Voting Agreement will be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware. We each hereby agree to pay our own expenses in connection with the execution and performance of this Voting Agreement.

     If any term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions contained herein will remain in full force and effect and will in no way be affected, impaired, or invalidated.

     This Voting Agreement may be signed in multiple counterparts. All of such executed counterparts, and each of them, will be deemed to be one and the same instrument. Signatures that are submitted via facsimile transmission will be deemed to be the equivalent of original signatures.

[Signature Pages Follow]

     Please indicate your agreement by signing this Voting Agreement in the space provided on the following page, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Very truly yours,

NOVO NETWORKS, INC.

By:	/s/ Steven W. Caple

Steven W. Caple President

BERLINER COMMUNICATIONS, INC.

By:	/s/ Richard M. Berliner

Richard M. Berliner
President & Chief Executive Officer

Acknowledged and agreed as of the date first written above.

Authorized Signature:

Title (if Applicable):

Name of Signatory:

Owner of Shares:

February 16, 2005

To All Holders of Our Series B, Series D, and Series E Convertible Preferred Stock:

      This letter is being sent to clarify two potential ambiguities in our agreement (the “Voting Agreement”) regarding the shares ($0.00002 par value per share) of common stock (the “Common Stock”), Series B Convertible Preferred Stock (the “Series B Stock”), Series D Convertible Preferred Stock (the “Series D Stock”), and Series E Convertible Preferred Stock (the “Series E Stock,” and together with the Series B Stock and the Series D Stock, the “Preferred Stock”), which will be issued to Berliner Communications, Inc. (the “Company”), of Novo Networks, Inc., a Delaware corporation, that are beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Common Stock or Preferred Stock as to which you may hereafter acquire beneficial ownership. Capitalized terms used herein, but not otherwise defined, will have the meanings ascribed to them in the Voting Agreement.

1.	Under the heading Miscellaneous Provisions in the Voting Agreement, we note that the representation and warranty under the first subsection (iii) should be construed only to be a representation and warranty as to the date that you executed the Voting Agreement, and will not be construed as continuing representation or warranty or covenant reaching past such execution date; and

2.	While the Voting Agreement will terminate, and all rights and obligations of the parties thereto will terminate, upon the Expiration Date, the provisions for the selection of a board designee set forth under the heading Agreement Among the Holders of the Series B Stock, the Series D Stock, and the Company in the Voting Agreement will not terminate and will survive the termination of the remaining provisions of the Voting Agreement until such time as the Converted Preferred Stockholders collectively hold less than 30% of the shares of Common Stock held by the Converted Preferred Stockholders at the Effective Time.

Very truly yours, NOVO NETWORKS, INC.
By:
Steven W. Caple
President

ACKNOWLEDGMENT

      IN WITNESS WHEREOF, the undersigned, Berliner Communications, Inc., hereby acknowledges and agrees to the matters set forth in paragraphs 1 and 2 of the notice, dated February 16, 2005, to the holders of Series B, Series D, and Series E Convertible Preferred Stock of Novo Networks, Inc., to which this Acknowledgment is attached.

BERLINER COMMUNICATIONS, INC.
By:	/s/ Richard M. Berliner
Richard M. Berliner
President & Chief Executive Officer

Dated: February 25, 2005

NOVO NETWORKS, INC.

SCHEDULE OF DIFFERENCES TO
EXHIBIT 9.2 — FORM OF VOTING AGREEMENT

Stockholder	Address	Authorized Signatory

Rock Creek Partners II, Ltd.	1200 Riverplace Blvd., Suite 902	By Rock Creek Capital II, Ltd.,
	Jacksonville, Florida 32207	its General Partner,
By Rock Creek Capital Group, Inc., its General Partner
By Ashton Hudson, Vice President

Goff Moore Strategic Partners, L.P.	777 Main Street, Suite 2250 Fort Worth, Texas 76201	By GMSP Operating Partners, L.P., its general partner By GMSP, L.L.C., its general partner By John C. Goff, Managing Principal

John C. Goff	c/o Goff Moore Strategic Partners, L.P.	John C. Goff
777 Main Street, Suite 2250
Fort Worth, Texas 76201

Hugh M. Balloch	c/o Goff Moore Strategic Partners, L.P. 777 Main Street, Suite 2250 Fort Worth, Texas 76201	Hugh M. Balloch

GNA Investments I, L.P.	c/o Goff Moore Strategic Partners, L.P.	By Goff Moore Strategic Partners, L.P.
	777 Main Street, Suite 2250	By GMSP Operating Partners, L.P., its general partner
	Fort Worth, Texas 76201	By GMSP, L.L.C., its general partner
By John C. Goff, Managing Principal

Darla D. Moore	c/o Goff Moore Strategic Partners, L.P.	Darla D. Moore
	777 Main Street, Suite 2250	By Melissa T. Parrish,
	Fort Worth, Texas 76201	Attorney-in-fact

Courtney E. Rainwater	c/o Goff Moore Strategic Partners, L.P.	Courtney E. Rainwater
	777 Main Street, Suite 2250	By Melissa T. Parrish,
	Fort Worth, Texas 76201	Attorney-in-fact

Matthew J. Rainwater	c/o Goff Moore Strategic Partners, L.P.	Matthew J. Rainwater
	777 Main Street, Suite 2250	By Melissa T. Parrish,
	Fort Worth, Texas 76201	Attorney-in-fact

R. Todd Rainwater	c/o Goff Moore Strategic Partners, L.P.	R. Todd Rainwater
	777 Main Street, Suite 2250	By Melissa T. Parrish,
	Fort Worth, Texas 76201	Attorney-in-fact

Stockholder	Address	Authorized Signatory

Richard E. Rainwater	c/o Goff Moore Strategic Partners, L.P.	Richard E. Rainwater
	777 Main Street, Suite 2250	By Melissa T. Parrish,
	Fort Worth, Texas 76201	Attorney-in-fact

Richard P. Ruocchio	c/o Goff Moore Strategic Partners, L.P.	Richard P. Ruocchio
777 Main Street, Suite 2250
Fort Worth, Texas 76201

Fayez Sarofim Investment Partnership No. 5 L.P.	Two Houston Center, Suite 2907 Houston, Texas 77010	By FSI No. 2 Corporation, its Managing General Partner By Raye G. White, Executive Vice President

CB Private Equity Partners, L.P.	c/o Crossbow Equity Partners One North Clematis Street, Suite 510 West Palm Beach, Florida 33401	By Crossbow Equity Partners L.P. By Stephen J. Warner

ANNEX D

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Berliner Communications, Inc.

We have audited the accompanying consolidated balance sheet of Berliner Communications, Inc. as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Berliner Communications, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

Woodbridge, New Jersey
May 6, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Berliner Communications, Inc.

We have audited the accompanying consolidated balance sheets of Berliner Communications, Inc. and subsidiaries as of December 31, 2003 and 2002,and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 and 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Berliner Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Grant Thornton, LLP

Philadelphia, Pennsylvania
July 1, 2004

BERLINER COMMUNICATIONS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2004	2003
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$453,818	$137,870
Accounts receivable, net of allowance for doubtful accounts of $106,061 in 2004 and $147,724 in 2003	3,384,904	5,495,679
Inventories	515,565	611,974
Prepaid expenses and other current assets	212,943	159,349

	4,567,230	6,404,872

LONG-TERM ASSETS
Fixed assets, net	557,317	780,032
Other assets	68,032	59,302

	$5,192,579	$7,244,206

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABLILITIES
Line of credit	$344,588	$435,995
Current portion of long-term debt	434,372	339,513
Current portion of capital lease obligations	56,573	114,704
Loan from shareholder	101,640	—
Accounts payable	1,704,187	1,989,142
Accrued liabilities	1,223,965	1,936,539
Deferred revenue	9,435	—
Income taxes payable	12,581	34,371

	3,887,341	4,850,264

LONG-TERM LIABILITIES
Long-term debt, net of current portion	404,484	624,765
Long-term capital lease obligations, net of current portion	26,977	58,568

	431,461	683,333

COMMITMENTS	—	—

STOCKHOLDERS’ EQUITY
Preferred stock - $0.01 par value, authorized 3,000,000 shares, none issued and outstanding	—	—
Common stock - $.01 par value, authorized 30,000,000 shares, 20,224,320 shares issued and outstanding	202,243	202,243
Additional paid-in capital	10,531,131	10,531,131
Accumulated deficit	(9,859,597)	(9,022,765)

	873,777	1,710,609

	$5,192,579	$7,244,206

The accompanying notes are an integral part of these statements.

BERLINER COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2004	2003	2002
Revenues	$15,285,904	$17,955,834	$22,939,479
Costs of revenues	9,604,839	13,098,669	18,435,786

Gross margin	5,681,065	4,857,165	4,503,693

Selling, general and administrative expenses	6,123,328	5,898,143	8,132,762
Depreciation and amortization	342,934	580,207	703,519
Impairment of goodwill	—	—	413,801
Impairment of deferred financing costs	—	—	81,741

Loss from operations	(785,197)	(1,621,185)	(4,828,130)

Other income (expense)
Interest expense	(46,813)	(34,112)	(61,215)
Interest income	1,639	12,763	43,542
Gain on extinguishment of debt	—	7,171,119	—
Gain (loss) on sale of fixed assets	9,699	(45,445)	(7,003)

Income (loss) before income taxes	(820,672)	5,483,140	(4,852,806)

Income tax expense	16,160	44,250	253,987

Net income (loss)	(836,832)	5,438,890	(5,106,793)

Preferred stock dividends and accretion	—	378,355	1,623,420

Net income (loss) applicable to common shareholders	$(836,832)	$5,060,535	$(6,730,213)

The accompanying notes are an integral part of these statements.

BERLINER COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

						Total
	Common Stock		Additional	Deferred	Accumulated	Stockholders’
	Shares	Amount	Paid-in Capital	Compensation	Deficit	Equity (Deficit)
Balance at December 31, 2001	12,134,591	$121,345	$8,573,480	$(29,000)	$(7,353,087)	$1,312,738

Deferred compensation	—	—	(19,666)	29,000	—	$9,334
Preferred stock dividends and accretion	—	—	—	—	(1,623,420)	$(1,623,420)
Net loss	—	—	—	—	(5,106,793)	$(5,106,793)

Balance at December 31, 2002	12,134,591	121,345	8,553,814	—	(14,083,300)	(5,408,141)

Stock issued under standstill voting and termination agreement (see Note 7)	8,089,729	80,898	1,977,317	—	—	2,058,215
Preferred stock dividends and accretion	—	—	—	—	(378,355)	(378,355)
Net loss	—	—	—	—	5,438,890	5,438,890

Balance at December 31, 2003	20,224,320	202,243	10,531,131	—	(9,022,765)	1,710,609

Net loss	—	—	—	—	(836,832)	(836,832)

Balance at December 31, 2004	20,224,320	$202,243	$10,531,131	$—	$(9,859,597)	$873,777

The accompanying notes are an integral part of these statements.

BERLINER COMMUNICATIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income (loss)	$(836,832)	$5,438,890	$(5,106,793)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operations
Depreciation	342,934	580,207	703,519
Impairment of deferred financing costs	—	—	81,741
Gain on extinguishment of debt	—	(7,171,119)	—
Impairment of goodwill	—	—	413,801
(Gain) loss on sale of fixed assets	(9,699)	45,445	7,003
Changes in operating assets and liabilities
Accounts receivable	2,110,775	(157,860)	5,330,711
Inventories	96,409	92,449	452,995
Prepaid expenses and other current assets	(53,594)	106,703	(71,766)
Other assets	(8,730)	4,561	896
Accounts payable	(284,955)	249,702	(2,664,680)
Accrued liabilities	(712,574)	(518,118)	517,508
Income taxes receivable and payable	(21,790)	34,371	462,974
Deferred revenues	9,435	(200,000)	200,000
Other liabilities	—	—	10,374

Net cash (used in) provided by operating activities	631,379	(1,494,769)	338,283

Cash flow from investing activities
Purchase of fixed assets	(80,358)	(219,765)	(330,699)
Proceeds from the sale of fixed assets	25,053	28,849	118,401

Net cash used in investing activities	(55,305)	(190,916)	(212,298)

Cash flows from financing activities
Payment of preferred stock dividends	—	(137,500)	(660,000)
Proceeds from line of credit	1,887,663	435,995	—
Proceeds from long-term debt	101,640	87,566	—
Repayment of line of credit	(1,979,070)	—	—
Repayment of long-term debt	(180,637)	(89,288)	—
Repayment of capital leases	(89,722)	(97,154)	(66,218)
Cash paid on debt extinguishment	—	(800,000)	—

Net cash used in financing activities	(260,126)	(600,381)	(726,218)

Net increase (decrease) in cash and cash equivalents	315,948	(2,286,066)	(600,233)

Cash and cash equivalents at beginning of year	137,870	2,423,936	3,024,169

Cash and cash equivalents at end of year	$453,818	$137,870	$2,423,936

Supplemental disclosure of cash flow information
Interest paid	$46,813	$35,776	$61,215

Income taxes paid	$9,789	$—	$167,631

Non-cash investing and financing activities
Preferred stock accretion	$—	$240,855	$963,420

Capital leases entered into	$55,215	$19,415	$342,018

The accompanying notes are an integral part of these statements.

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Berliner Communications Inc. (“BCI”, “we”, “us” and “our”), a Delaware corporation, headquartered in Elmwood Park, New Jersey, was formed in January 1995 and has two wholly owned subsidiaries: Wireless Systems Consulting, Inc. and Berliner Services, Inc. We operate in one business segment providing real estate acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modifications and project management services to wireless communications carriers.

BCI Southeast, Inc. (“BCISE”) provided consulting and construction services to wireless communications carriers and was dissolved in 2002. Vertical Wireless, Inc. began operations in late 2002 to sell and activate new cell telephones subscribers and discontinued operations in 2003.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of the more significant estimates being made include the allowance for doubtful accounts and percentage of completion of construction projects.

Principals of Consolidation

The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2004, cash and cash equivalents totaled $453,818 and consisted of bank balances and a money market account. We maintain our cash and cash equivalents with two financial institutions. A significant amount of the cash balance is in excess of the FDIC insurance limit. Cash equivalents are stated at cost, which approximates fair value.

Inventories

Inventories, which consist mainly of raw materials, are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method.

Prepaid Expenses and Other Assets

Prepaid expenses are recorded as assets and expensed in the period in which the related services are received. At December 31, 2004, current prepaid expenses and other assets classified as current totaled $212,943 and consisted mainly of insurance and rents. Non-current other assets of $68,032 are mainly deposits for our office and warehouse locations.

Risks and Uncertainties

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable. We routinely assess the financial strength of our customers and do not require collateral or other security to support customer receivables. Credit losses are provided for in our consolidated financial statements in the form of an allowance for doubtful accounts. Our allowance for doubtful accounts is based upon the expected collectibility of all our accounts receivable. We determine our allowance by considering a number of factors, including the length of time it is past due, our previous loss history and the customer’s current ability to pay its obligation. Accounts receivable are written off when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Property and Equipment

Property and equipment consist of automobiles and trucks, computer equipment, equipment, furniture and fixtures and leasehold improvements. Each class of assets is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. As of the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Long-lived Assets

Our long-lived assets consist of property and equipment. SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets, establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions.

We assess the recoverability of long-lived assets by determining whether the net book value of the assets can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which the impairment occurs.

Goodwill

Goodwill represents acquisition costs in excess of the fair value of the net assets of businesses purchased. Effective January 1, 2002 we adopted SFAS No. 142, Goodwill and Intangible Assets. In accordance with SFAS No. 142, the Company evaluates impairment annually for impairment, or earlier if indicators of potential impairment exist. The determination of whether Goodwill is impaired requires a significant level of judgment. An impairment loss would generally be recognized when the carrying amount of the reporting unit’s net assets exceeds the estimated fair value of the reporting unit. The estimated fair value of the reporting unit is determined using a discounted cash flow approach. If the Company determines that goodwill has been impaired, an impairment charge is recorded in the statement of operations. During 2002, due to the discontinuance of the BCISE operations, we wrote off the remaining $413,801 of goodwill associated with the purchase of that business.

Revenue Recognition

Revenue from radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modifications and project management services are recognized as work is performed. Revenue from real estate acquisition and zoning services is recognized upon the identification of an acceptable site and when the lease is signed between the landlord and customer. Revenue associated with multiple element contracts is allocated based on the relative fair value of the services included in the contract. Revenue from infrastructure equipment construction and installation contracts, which are generally completed within 90 days, is recorded under the percentage-of-completion method based on the percentage that total direct costs incurred to date bear to estimated total costs at completion. Losses on infrastructure equipment construction and installation contracts are recognized when such losses become known.

Unbilled receivables represent direct costs incurred and estimated gross profit on uncompleted infrastructure equipment construction and installation contracts that are not yet billed or billable, pursuant to contractual terms.

Income Taxes

We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using applicable tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such assets will not be recovered.

Stock Based Compensation

We apply the intrinsic value-based method of accounting prescribed by Accounting Principal Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for our employee-based stock options plan. As such, compensation expense would be recorded on the date of grant only if the current market price of underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based compensation. As permitted by SFAS No. 123, we have elected to continue to apply the intrinsic value-based method of accounting for our employee-based stock option grants and have adopted the disclosure requirements of SFAS No. 123.

Stock options and warrants granted to non-employees are recorded at fair value.

Stock options activity during the periods indicated is as follows:

	2000 Plan		1998 Plan		1997 Plan
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price
Outstanding at December 31, 2001	2,099,673	$2.95	18,744	$2.50	12,500	$1.50
Options granted at fair value value	80,000	$3.00	—		—
Options exercised	—		—		—
Options cancelled	(1,219,673)		(11,248)		—

Outstanding at December 31, 2002	960,000	$3.05	7,496	$2.50	12,500	$1.50
Options granted at fair value value	60,000	$3.00	—		—
Options exercised	—		—		—
Options cancelled	(392,550)		—		—

Outstanding at December 31, 2003	627,450	$3.07	7,496	$2.50	12,500	$1.50

Exercisable at December 31, 2003	627,450	$3.07	7,496	$2.50	12,500	$1.50

Options granted at fair value value	—		—		—
Options exercised	—		—		—
Options cancelled	(118,500)		(7,496)		(12,500)

Outstanding at December 31, 2004	508,950	$3.06	—	$—	—	$—

Exercisable at December 31, 2004	508,950	$3.06	—	$—	—	$—

3.	Accounts Receivable

Accounts receivable at December 31, 2004, and 2003 consist of the following:

	2004	2003
Accounts receivable	$2,788,188	$4,492,837
Unbilled receivables	702,777	1,150,566

	3,490,965	5,643,403
Allowance for doubtful accounts	(106,061)	(147,724)

Total	$3,384,904	$5,495,679

Unbilled receivables represents the value of services rendered to customers not billed as of the balance sheet date. Unbilled receivables are generally billed within three months subsequent to the provisions of services.

4.	Fixed Assets

Fixed assets at December 31, 2004, and 2003 consist of the following:

	2004	2003
Automobiles and trucks	$239,464	$813,713
Furniture and fixtures	500,322	276,047
Equipment	1,766,906	1,395,771
Computer equipment and software	81,490	110,132
Leasehold improvements	110,132	71,506

	2,698,313	2,667,169
Less accumulated for depreciation and amortization	(2,140,996)	(1,887,137)

Total	$557,317	$780,032

Depreciation and amortization expense on fixed assets for the years ended December 31, 2004, and 2003, was $342,934 and $580,207, respectively.

5.	Accrued Liabilities

Accrued liabilities at December 31, 2004, and 2003 consist of the following:

	2004	2003
Employee compensation	$141,838	$41,171
Constructions costs	975,969	1,862,469
Other	106,158	32,899

	$1,223,965	$1,936,539

6.	Income Taxes

Income tax (benefit) expense differed from amounts computed by applying the U.S. federal tax rate of 34% to pre-tax loss as a result of the following:

	2004	2003
Tax expense (benefit) of statutory rate of 34%	$(279,028)	$1,864,268
Increase in valuation allowance against deferred tax assets	305,009	899,512
State income tax expense (benefit), net of federal income tax benefit	(73,860)	(159,333)
Gain on extinguishment of debt	—	(2,438,180)
Other, net	64,039	(122,017)

Income tax expense	$16,160	$44,250

The tax effects of temporary differences tlat give rise to deferred tax assets and liabilities at December 31, 2004, and 2003 are as follows:

	2004	2003
Deferred tax assets
Allowance for doubtful accounts	$42,424	$59,090
Reserve for obsolete and slow moving inventory	6,084	15,102
Net operating loss carryforwards	3,402,205	3,062,334
Excess of financial statement depreciation over tax depreciation	—	9,178

Total gross deferred tax assets	3,450,713	3,145,704

Less valuation allowance	3,450,713	3,145,704

Net deferred tax assets	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

We have net operating loss carryforwards for federal and state income tax purposes of approximately $7,952,000 and $7,100,000, respectively, expiring in 2023 for federal income tax purposes and in 2010 for state income tax purposes, which may be applied against future taxable income.

7.	Stockholders’ Equity

Preferred Stock

Our authorized shares include 3,000,000 shares of $0.01 par value preferred stock, of which none were issued and outstanding at December 31, 2004, and 2003, respectively.

In March 2000, we completed the sale of 110,000 shares of Series A Senior Cumulative Participating Convertible Preferred Stock (“Series A Preferred Stock”) for aggregate proceeds of $11,000,000. In connection with sale of the Series A Preferred Stock, we granted warrants to purchase 1,100,000 shares of our common stock, subject to an adjustment, at an exercise price of $3.00 per share, by cash or through a cashless exercise, at the option of the warrant holder. The warrants were exercisable at any time, in whole or in part, and expired in five years.

On June 11, 2003, we signed a standstill voting and termination agreement whereby we and the Series A Preferred Stock holders agreed to exchange the existing securities for cash, promissory notes and shares of common stock. The holders of the Series A Preferred Stock received in exchange for 110,000 shares of Series A Preferred Stock and warrants to purchase 1,100,000 shares of our common stock the following: cash of $800,000, promissory notes of $966,000 and 8,089,729 shares of our common stock. We recorded a gain on extinguishment of debt in 2003 in the amount of $7,171,119. The gain was determined by valuing the cash, promissory notes and common stock issued in relation to the recorded value of the securities cancelled.

In 2003 and 2002, we declared and paid $137,500 and $660,000, respectively, in dividends.

Common Stock

As of December 31, 2004, and 2003, 1,913,950 and 2,160,694 shares of our common stock, respectively, have been reserved for issuance in connection with our outstanding warrants and stock options.

Warrants

At December 31, 2004, we had the following warrants outstanding and exercisable:

Year of Issuance	Shares	Exercise Price	Expiration
1999	5,000	$2.50	January 5, 2005
1999	900,000	$1.50	January 28, 2006
2000	200,000	$3.00	March 23, 2005
2000	300,000	$1.50	March 31, 2005

	1,405,000

Warrants to purchase 1,100,000 shares of common stock were granted in connection with the placement of the Series A Preferred Stock in 2000 (see Note 7). The aggregate fair value of the 1,100,000 warrants was determined by management to be $1,896,000 on the date of issuance and was recorded as additional paid-in capital with a corresponding reduction in the carrying amount of the Series A Preferred Stock. In addition, warrants to purchase 200,000 shares of common stock were granted as a finder’s fee in connection with the transaction. The fair value of the warrants was determined by management to be $346,900 and was recorded as additional paid-in capital with corresponding reduction in the carrying amount of the Series A Preferred Stock in the 2000 consolidated financial statements.

Stock Options Plans

We have adopted the 1997, 1998 and 2000 stock option plans (“Plans”) pursuant to which our Board may grant stock options to officers and key employees. The Plans authorize grants of stock options to purchase up to 100,000, 850,000 and 2,500,000 shares of authorized but unissued common stock, respectively. Stock options are granted with an exercise price equal to the fair value of the common stock at the date of grant and expire over various periods up to ten years from the date of issue and vest and become fully exercisable as specified by the Board. Fair value at the date of grant is derived by an analysis of the financial results of companies that we consider to have similar characteristics. In April 2000, we adopted the policy of vesting stock options granted over two years: one-third immediately, one-third at the end of the first year and one-third at the end of the second year.

During 2004, we did not grant any stock options under the Plans. During 2003, there were 60,000 stock options granted under the Plans. The per share weighted-average fair value of stock options granted during 2003 was $0.00, on the date of grant using a Black Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: expected dividend yield of 0%, risk-free interest rate of 3.07% and an expected life of five years.

We apply APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. The FASB issued SFAS No. 123, “Accounting for Stock Based Compensation,” which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees”. Entities electing to follow APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. We have elected to account for our stock-based compensation to employees under APB No. 25.

We have adopted the disclosure-only provision of SFAS 123, “Accounting for Stock Based Compensation.” SFAS 123 requires pro forma information to be presented as if we had accounted for the stock options granted during the fiscal periods presented using the fair value method. We will be required to comply with SFAS 123(R) that was issued in December of 2004, which will require us to record compensation expense in our results of operations for our fiscal year beginning after June 15, 2005.

8.	Revolving Credit Facility

In January of 2004, we entered into a revolving credit facility, which provides for borrowings up to $1,250,000. The credit facility is available for working capital, capital expenditures and general corporate purposes. The credit facility interest rate is prime plus two percent (2%) (as of December 31, 2004, the prime rate was 5.25%.) The credit facility is secured by substantially all our assets and the balance outstanding at December 31, 2004, and 2003, was $344,588 and $435,995, respectively. The revolving credit facility was for a period of one year with the ability to renew for an additional one year term.

9.	Long-Term Debt

Long-term debt consists of the following at December 31:

	2004	2003
Loans payable to financing companies, payable in monthly installments of $2,656, interest at -0-% and 7.99% annually, due May, 2008 through November, 2011, secured by automobilies	$114,354	$78,778

Notes payable to Greenhill Capital Partners LP and PWIBD Partners LP issued in 2003, payable in quarterly installments $80,500, not bearing interest, maturing in September 2006	724,502	885,500

	838,856	964,278

Less current maturities	(434,372)	(339,513)

	$404,484	$624,765

Aggregate maturities of long-term debt are as follows:

December 31,
2005	$434,372
2006	353,874
2007	31,872
2008	17,601
1,137

$838,856

10.	Capitalized Leases

We have entered into capital leases for certain automobiles and trucks that we previously owned. As of December 31, 2004, the total cost of the vehicles leased was $329,309 and the accumulated depreciation was $194,527. Substantially all of the gain on this transaction is deferred and is being amortized to income on a straight-line basis over the three year lease.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2004:

2005	$66,663
2006	27,832
2007	3,957

Future minumum lease payments	98,452
Amounts representing interest	14,902

Present value of net minimum lease payments	$83,550

11.	Loan from Shareholder

In November of 2004, we borrowed $100,00 from one of our shareholders. The loan was an on-demand unsecured note with interest at 12% annually. The loan was paid off in February of 2005.

12.	Commitments

We lease office and warehouse space under operating leases. Rent expense for the years ended December 31 2004, 2003, and 2002, was $440,686, $483,500 and $578,000, respectively.

Minimum amounts due under operating leases are as follows:

December 31,
2005	$348,161
2006	244,309
2007	173,076
2008	138,361

$903,907

13.	Employee Benefit Plan

We maintain a defined contribution plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may elect to defer a percentage of their salary, subject to defined limitations. We retain the right to provide for a discretionary matching contribution in addition to discretionary contributions based upon participants’ salaries. We have not made any contribution to the plan in 2004, 2003 or 2002.

14.	Concentration of Credit Risk

As of and for the year ended December 31, 2004, nine customers accounted for approximately 94% of revenues and 90% of accounts receivable. Of those customers, six of them individually represented greater than 5% of revenues, and four of them represented greater than 10% of revenues. During the year ended December 31, 2004, T-Mobile USA, Inc. (“T-Mobile”) represented approximately 32% of revenues, Nextel Communications, Inc. (“Nextel”) represented approximately 18% of revenues, Sprint Corp. (“Sprint”) represented approximately 13% of revenues and General Dynamics Corp. represented approximately 12% of revenues. As of and for the year ended December 31, 2003, four customers accounted for approximately 84% of revenues, each of which individually represented greater than 10% of such total, and 82% of accounts receivable. In 2003, Bechtel Corp. represented approximately 32% of revenues, Sprint represented approximately 22% of revenues, T-Mobile represented approximately 14% of revenues and Nextel represented approximately 12% of revenues. As of and for the year ended December 31, 2002, five customers accounted for approximately 90% of revenues, of which four individually represented greater than 10% and one represented greater than 5% of such total, and 58% of accounts receivable. The loss of these customers could have a material adverse effect on our operations.

15.	Related Party Transactions

We contract with RBI Real Estate, LLC (“RBI”) for the lease of certain vehicles used in our operations. This contract resulted in payment to RBI in an amount equal to $86,000 during 2004. RBI is owned equally by a current and a former senior executive officer of us.

16.	Subsequent Event

On February 18, 2005, we entered into an asset purchase agreement with Novo Networks, Inc. (“Novo”) and BCI Communications, Inc. (“BCIC”), a Delaware corporation and a wholly-owned subsidiary of Novo, whereby we transferred our operations, substantially all of our assets and our liabilities to BCIC in exchange for common and preferred stock of Novo. Subsequent to the transaction, we have a controlling interest in Novo.

ANNEX E

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Novo Networks, Inc.:

     We have audited the accompanying consolidated balance sheets of Novo Networks, Inc. and subsidiaries (a Delaware corporation) as of June 30, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Novo Networks, Inc. and subsidiaries as of June 30, 2004 and 2003, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. However, as discussed in Note 2 to the financial statements, the Company has no operations and no sources of capital to fund business opportunities. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

Grant Thornton LLP

Dallas, Texas
August 27, 2004

NOVO NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of June 30,
	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,764,370	$3,894,081
Note receivable and other receivables, net of allowance ($4,076,636 - 2004 and 2003)	—	—
Prepaid expenses	387,437	441,940

	2,151,807	4,336,021

NON-CURRENT ASSETS
Prepaid expenses	225,000	26,736
Deposits	5,745	5,745
Property and equipment, net	254,746	379,783
Equity investments	425,000	2,255,523

	910,491	2,667,787

	$3,062,298	$7,003,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$49,207	$5,935
Accrued expenses	144,646	496,443
Customer deposits	2,000	2,000

	195,853	504,378

COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.00002 par value, $1,000 liquidation preference per share, authorized 25,000,000 for 2004 and 2003, issued and outstanding 13,605 and 27,480 for 2004 and 2003, liquidation value - $13,605,000 and $27,480,000 for 2004 and 2003	—	—
Common stock, $0.00002 par value, authorized 200,000,000 for 2004 and 2003, issued and outstanding, 52,323,701 for 2004 and 2003	1,050	1,050
Additional paid-in capital	257,874,065	257,165,054
Accumulated deficit	(255,008,670)	(250,666,674)

	2,866,445	6,499,430

	$3,062,298	$7,003,808

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended June 30,
	2004	2003	2002
Revenues	$—	$—	$10,486,982
Operating expenses:
Direct costs	—	—	14,614,766
Selling, general and administrative expenses	2,153,187	3,205,607	14,750,870
Impairment loss	1,582,801	—	2,400,543
Depreciation and amortization	125,036	149,567	1,370,958

	3,861,024	3,355,174	33,137,137

Loss from operations, before other (income) expense	(3,861,024)	(3,355,174)	(22,650,155)
Other (income) expense
Interest income	(23,368)	(109,571)	(397,370)
Interest expense	—	—	466,965
Loss in equity investments	247,722	509,228	1,720,000
Foreign currency loss	—	—	98,135
Net gain on liquidation of debtor subsidiaries	(313,500)	(900,500)	(16,074,355)
Other (income) expense	(138,894)	(62,563)	(668,993)

	(228,040)	(563,406)	(14,855,618)

Net loss	(3,632,984)	(2,791,768)	(7,794,537)
Series D preferred dividends	(709,011)	(653,175)	(603,432)

Net loss allocable to common shareholders	$(4,341,995)	$(3,444,943)	$(8,397,969)

Net loss per share - (basic and diluted)	$(0.08)	$(0.07)	$(0.16)

Weighted average number of shares outstanding - (basic and diluted)	52,323,701	52,323,701	52,323,701

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional
					Paid-in	Accumulated	Deferred
	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Total
Balance, June 30, 2001	26,395	$—	52,323,701	$1,050	$255,908,447	$(238,823,763)	$(439,438)	$16,646,296
Amortization of deferred compensation	—	—	—	—	—	—	407,494	407,494
Series D Preferred Stock dividends	444	—	—	—	603,432	(603,432)	—	—
Net loss	—	—	—	—	—	(7,794,537)	—	(7,794,537)

Balance, June 30, 2002	26,839	—	52,323,701	1,050	256,511,879	(247,221,732)	(31,944)	9,259,253
Amortization of deferred compensation	—	—	—	—	—	—	31,944	31,944
Series D Preferred Stock dividends	641	—	—	—	653,175	(653,175)	—	—
Net loss	—	—	—	—	—	(2,791,768)	—	(2,791,768)

Balance, June 30, 2003	27,480	—	52,323,701	1,050	257,165,054	(250,666,675)	—	6,499,429
Series C Preferred Stock cancelled	(14,570)	—
Series D Preferred Stock dividends	695	—	—	—	709,011	(709,011)	—	—
Net loss	—	—	—	—	—	(3,632,984)	—	(3,632,984)

Balance, June 30, 2004	13,605	$—	52,323,701	$1,050	$257,874,065	$(255,008,670)	$—	$2,866,445

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended June 30,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,632,984)	$(2,791,768)	$(7,794,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	125,036	149,567	1,370,958
Other non-cash charges and credits:
Stock-based compensation	—	31,944	407,493
Bad debt expense	—	510,281	5,895,989
Loss in equity investments	247,722	509,228	1,720,000
Loss on sale of property and equipment	—	(1,661)	69,907
Impairment loss	1,582,801	—	2,400,543
Write off of VAT receivable	—	—	1,405,929
Net gain on liquidation of debtor subsidiaries	(313,500)	(900,500)	(16,074,355)
Gain on sale of subsidiary	—	—	(268,853)
Change in operating assets and liabilities:
Accounts receivable	—	—	(3,585,608)
Note receivable and other receivables	—	(510,282)	(167,310)
Prepaid expenses	(143,761)	(6,199)	317,765
Restricted cash	—	—	(186,070)
Accounts payable	43,272	(22,400)	9,613,825
Accrued expenses	(38,297)	(444,522)	(1,160,425)
Accrued interest payable	—	—	115,688
Customer deposits and deferred revenues	—	—	(257,693)

Net cash used in operating activities	(2,129,711)	(3,476,311)	(6,176,754)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits received	—	—	17,335
Purchase of property and equipment	—	(11,633)	(77,110)
Sale of property and equipment	—	10,720	241,605
Net cash resulting from dispositions	—	—	(102,300)
Distributions from (investments in) investments	—	(2,500,000)	391,478

Net cash provided by (used in) investing activities	—	(2,500,913)	471,008

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital leases	—	—	(1,119,486)

Net cash used in financing activities	—	—	(1,119,486)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(2,129,711)	(5,977,224)	(6,825,232)
CASH AND CASH EQUIVALENTS, beginning of year	3,894,081	9,871,305	16,696,537

CASH AND CASH EQUIVALENTS, end of year	$1,764,370	$3,894,081	$9,871,305

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Cash paid for interest	$—	$—	$496,839

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

(a) General

The company now known as Novo Networks (“Novo”, “we”, “us” and “our”) was originally incorporated in Delaware in 1987 as Adina, Inc. (“Adina”). Adina’s corporate existence was permitted to lapse in February of 1996 and was subsequently reinstated as eVentures Group, Inc., (“eVentures”) in August of 1999. During the Fall of 1999, eVentures completed a series of transactions whereby it became a holding company with two wholly-owned operating subsidiaries, e.Volve Technology Group, Inc. (“e.Volve”) and AxisTel Communications, Inc. (“AxisTel”), and made a strategic investment in Gemini Voice Solutions, Inc. (“Gemini Voice”), formerly PhoneFree.com, Inc. During the Spring of 2000, eVentures acquired Internet Global Services, Inc. (“iGlobal”) and made additional strategic investments. In December of 2000, eVentures changed its name to Novo Networks. Currently, we own a minority interest in Paciugo Management, LLC and Ad Astra Holdings LP and related entities. These entities own and manage a gelato manufacturing, retailing and catering business operated under the brand name “Paciugo.” This interest is referred to herein as the “Paciugo Interest.”

During the quarter ended December 31, 2003, we engaged in discussions with Paciugo that resulted in our entering into a sales agreement on January 13, 2004 (the “Sales Agreement”) with Ad Astra, PMLLC, and the Equity Owners, whereby we agreed, subject to customary closing conditions, to (i) sell and transfer to Ad Astra all of our right, title and interest in Ad Astra, (ii) sell and transfer to PMLLC all of our right, title and interest in PMLLC, and (iii) terminate our right to exercise the option to acquire the Subsequent Interest, all in exchange for a total proposed Sales Price of $1.25 million (the “Sales Price”), to be paid in cash at closing by Ad Astra and PMLLC. The closing of the Sales Agreement was expected to take place on or about May 12, 2004, unless extended as provided for in the Sales Agreement. The closing date was extended to July 11, 2004. Ad Astra, PMLLC and the Equity Owners breached the Sales Agreement by not closing the Sales Agreement on or before this date. Accordingly, we continue to own our 33% interest in Paciugo.

(b) Bankruptcy Proceedings

On April 2, 2001, our subsidiary iGlobal filed a voluntary petition under Chapter 7 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Texas Bankruptcy Court”) due to iGlobal’s inability to service its debt obligations, potential contingent liabilities and the Company’s inability to raise sufficient capital to fund operating losses at iGlobal. As a result of the filing, we recorded an impairment loss of $62.4 million for the year ended June 30, 2001, primarily relating to non-cash goodwill recorded in connection with the March 2000 acquisition of iGlobal.

On July 30, 2001, five of our direct and indirect wholly-owned subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”), in order to stabilize their operations and protect their assets while attempting to reorganize their businesses. The five subsidiaries that filed for bankruptcy protection were Novo Networks Operating Corp., AxisTel, e.Volve, Novo Networks International Services, Inc. and Novo Networks Global Services, Inc. On September 14, 2001, Novo Networks Metro Services, Inc., a subsidiary of AxisTel, also filed a voluntary petition under Chapter 11 of the Bankruptcy Code.

     Set forth below is a table summarizing the current status of our debtor subsidiaries.

Date
		Bankruptcy	Status as of	Subject to
		Protection	September 24,	Bankruptcy Plan or
Debtor Subsidiary(1)	Date Acquired(2)	Sought	2004(3)	Proceedings?
Novo Networks Operating Corp.	2/8/00(3)	7/30/01	Inactive	Yes, Chapter 11(5)
AxisTel Communications, Inc.	9/22/99	7/30/01	Inactive	Yes, Chapter 11(5)
Novo Networks International Services, Inc.	9/22/99	7/30/01	Inactive	Yes, Chapter 11(5)
Novo Networks Global Services, Inc.	9/22/99	7/30/01	Inactive	Yes, Chapter 11(5)
Novo Networks Metro Services, Inc.	9/22/99	7/30/01	Inactive	Yes, Chapter 11(5)
e.Volve Technology Group, Inc.	10/19/99	9/14/01	Inactive	Yes, Chapter 11(5)
Internet Global Services, Inc.	3/10/00	4/02/01	Inactive	Yes, Chapter 7
eVentures Holdings, LLC	9/7/99(3)	N/A	Active(4)	No

(1)	Web2Dial Communications, Inc., Novo Networks Metro Services Virginia, Inc., Novo Networks Media Services, Inc. and Novo Networks (UK) Ltd., which are not debtor subsidiaries, have been dissolved.

(2)	Indicates date of incorporation, if organized by the Company.

(3)	“Active” status indicates current operations within the respective entity; “Inactive” status indicates no current operations, but may include certain activities associated with the administration of an estate pursuant to a bankruptcy filing or plan.

(4)	This entity has no operations other than to hold certain equity interests.

(5)	Subsequently amended to a liquidating Chapter 11 proceeding.

As originally contemplated, the goal of the reorganization effort relating to our debtor subsidiaries that filed voluntary petitions under Chapter 11 of the Bankruptcy Code was to preserve the going concern value of the debtor subsidiaries’ core assets and to provide distributions to their creditors. However, based largely on the fact that the debtor subsidiaries ceased receiving traffic from their sole remaining customer, Qwest Communications Corporation (“Qwest”), we determined that the continued viability of the debtor subsidiaries was not realistic. Accordingly, the bankruptcy plan was amended. The amended plan and disclosure statement were filed with the Delaware Bankruptcy Court on December 31, 2001. The amended plan provides for a liquidation of substantially all of the assets of our debtor subsidiaries, pursuant to Chapter 11 of the Bankruptcy Code, instead of a reorganization as previously planned.

On January 14, 2002, the Delaware Bankruptcy Court approved the amended disclosure statement, with certain minor modifications, and on March 1, 2002, the Delaware Bankruptcy Court confirmed the amended plan, again with minor modifications. On April 3, 2002, the amended plan became effective and a liquidating trust was formed, with funding provided by the Company in the amount of $200,000. Assets to be liquidated of approximately $700,000 were transferred to the liquidating trust during the fourth quarter of fiscal 2002. The purpose of the liquidating trust is to collect, liquidate and distribute the remaining assets of the debtor subsidiaries and prosecute certain causes of action against various third parties, including, without limitation, Qwest Communications Corporation. No assurance can be given that the liquidating trust will be successful in liquidating substantially all of the debtor subsidiaries’ assets pursuant to the amended plan. Also, it is not possible to predict the outcome of the prosecution of causes of action against third parties, including, without limitation, Qwest, as described in the amended plan and disclosure statement. We previously guaranteed certain indebtedness of one or more of the debtor subsidiaries and, depending upon the treatment of and distributions to holders of such indebtedness under the amended plans, we may be liable for some or all of this indebtedness.

In connection with the bankruptcy proceedings, we provided our debtor subsidiaries with approximately $1.9 million in secured debtor-in-possession financing to fund their reorganization efforts. The credit facility made funds available to permit the debtor subsidiaries to pay employees, vendors, suppliers, customers and professionals consistent with the requirements of the Bankruptcy Code. In connection with the amended plan being confirmed by the Delaware Bankruptcy Court and becoming effective on April 3, 2002, the credit facility was converted into a new secured note. During fiscal 2003, we provided additional funding of $514,000 to the liquidating trust. The current balance on the new secured note is approximately $3.3 million that has been fully reserved due to the uncertainty surrounding the collection of this note. For further details regarding the funding provided to the debtor subsidiaries, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.”

We originally provided administrative services to its debtor subsidiaries pursuant to an administrative services agreement approved by the Delaware Bankruptcy Court. The agreement provided that the debtor subsidiaries pay us $30,000 per week for legal, accounting, human resources and other services. The original agreement expired on April 2, 2002, and an interim agreement was reached whereby, the liquidating trust, as successor-in-interest to the debtor subsidiaries, paid us $40,000 per month for the same services. The interim agreement expired on August 15, 2002. During the fourth quarter of fiscal 2003, we negotiated an on-going agreement with the liquidating trust, whereby we provided administrative services to our debtor subsidiaries on a per hour basis. Pursuant to the terms of this arrangement, the debtor subsidiaries owed us $653,000 at June 30, 2004. Due to the uncertainty surrounding the collection of this receivable, it has not been recorded in our financial statements.

It is not possible to predict the outcome or success of any bankruptcy proceeding or plan or the effects of such efforts on our business or the interests of its creditors or stockholders.

Our principal operating subsidiaries, AxisTel and eVolve, ceased operations in September 2001 and December 2001, respectively. We are not currently providing any products or services of any kind to any customers.

2. Liquidity And Capital Resources

General

At June 30, 2004, we had consolidated current assets of $2.1 million, including, without limitation, cash and cash equivalents of approximately $1.8 million and net working capital of $1.9 million. Historically, we funded our subsidiaries operations primarily through the proceeds of private placements of its common and preferred stock and borrowings under loan and capital lease agreements. We do not currently believe that either of these funding sources will be available in the near term. Principal uses of cash have been to fund (i) operating losses, (ii) acquisitions and strategic business opportunities, (iii) working capital requirements and (iv) expenses related to the bankruptcy plan administration process. Due to our financial performance, the lack of stability in the capital markets and the economy’s downturn, our only current source of funding is expected to be cash on hand.

Effectively, our only ability to satisfy our current obligations is our cash on hand. Our current obligations include funding working capital and the Qwest arbitration. We estimate that it will take approximately $1.0 million of our remaining cash to satisfy these obligations for the next six months. This would leave us with approximately $700,000 of cash available for use in any potential transaction for the redeployment of our remaining cash assets (a “Business Opportunity”). In the event we expend all of our $700,000 on a Business Opportunity and achieve no return or cash flow from that transaction before December 31, 2004, or if we incur other unanticipated expenses for operations, we would likely be required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under the Bankruptcy Code. We believe that under any liquidation scenario, our stockholders would not receive any recovery on or value for their holdings.

We currently anticipate that we will not generate any revenue from operations in the near term based on (i) the termination of the operations of our debtor subsidiaries, which historically provided all of our revenues on a consolidated basis and (ii) the uncertainties surrounding other potential Business Opportunities that we may consider, if any.

As noted above, we do not believe that any of the traditional funding sources will be available to us in the near future. Consequently, our failure to identify potential Business Opportunities, if any, will jeopardize our ability to continue as a going concern. Due to these factors, we are unable to determine whether current available financing will be sufficient to meet the funding requirements of our ongoing general and administrative expenses and the Qwest arbitration. No assurances can be given that adequate levels of financing will be available to us on acceptable terms, if at all.

3. Summary of Significant Accounting Policies

Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation and Accounting for Ownership in Subsidiaries

We have accounted for our ownership interests in subsidiaries under two methods: consolidation and equity method. The applicable accounting method is generally determined based on our voting interest in the subsidiary, as well as our degree of influence over each of the subsidiaries. All of the debtor subsidiaries were deconsolidated as of June 30, 2002, as the liquidating trust controls the assets of these entities. As of June 30, 2003, we have either recorded our share of the operating losses or impaired our interest equal to our investment in our other subsidiaries except the Paciugo Interest.

We account for our interest in Paciugo under the equity method of accounting. Under the equity method of accounting, Paciugo’s accounts are not reflected within the accompanying consolidated statements of operations. The Company’s proportionate share of Paciugo’s operating earnings and losses are included in the caption “Loss in equity investments” in the accompanying consolidated statements of operations. As of December 31, 2003 and June 30, 2004, we impaired our interest in Paciugo as of December 31, 2003 to reflect our carrying value in the assets equal to the Sales Price in the Sales Agreement and further impaired our carrying value at June 30, 2004 to equal our interest in the net book value of Paciugo.

The consolidated financial statements include the accounts of Novo and all of its wholly owned subsidiaries not in bankruptcy.

All significant inter company accounts have been eliminated.

Cash and Cash Equivalents

We consider all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. At June 30, 2004, cash equivalents totaled approximately $1.8 million and consisted of a money market account. We maintain our cash and cash equivalents with one financial institution. A significant amount of the cash balance is in excess of the FDIC insurance limit.

Prepaid Expenses

Prepaid expenses are recorded as assets and expensed in the period in which the related services are received. At June 30, 2004, current prepaid expenses totaled $387,000 and consisted mainly of insurance and expenses associated with the Qwest arbitration. Non-current prepaid expense of $225,000 is for insurance. We record prepaid items and amortize the cost over period covered by the expense.

Deposits

Deposits at June 30, 2004 and 2003, were for our corporate office space.

Long-lived Assets

Our long-lived assets consist of property and equipment. The Company evaluates impairment of its long-lived assets in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 supercedes SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of” and the accounting and reporting provisions of APB Opinion No. 30.

We assess the recoverability of long-lived assets by determining whether the net book value of the assets can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which the impairment occurs. During the fiscal year ended June 30, 2002, long-lived assets related to the debtor subsidiaries were written off by recording a charge of $7.5 million and is included in the net gain on liquidation of debtor subsidiaries account.

Property and Equipment

Property and equipment consist of leasehold improvements, computer equipment and furniture and fixtures. Each class of assets is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the term of the lease or the estimated useful life, whichever is shorter. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. As of the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. We will reduce the useful lives of our assets in fiscal 2005 due to going concern matters.

Accrued Liabilities

At June 30, 2003, an accrual of $314,000 was included in accrued liabilities, which represented the estimated costs of liquidating substantially all of the assets of the debtor subsidiaries. As of June 30, 2004, we did not have any such liabilities accrued since it was determined that the estimated costs of liquidating all of the assets of the liquidating subsidiaries was zero.

Revenue Recognition

During the fiscal years ended June 30, 2004 and 2003, we had no operations or sources of revenue.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on the deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not, that such assets will not be recovered.

Stock Based Compensation

The FASB issued SFAS No. 123, “Accounting for Stock Based Compensation,” which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees”. Entities electing to follow APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied. We have elected to account for our stock-based compensation to employees under APB No. 25.

We have adopted the disclosure-only provision of SFAS 123, “Accounting for Stock Based Compensation.” SFAS 123 requires pro forma information to be presented as if we had accounted for the stock options granted during the fiscal periods presented using the fair value method. We did not grant any stock options during fiscal 2002. The fair value for options granted during the fiscal years ended 2004 and 2003 were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Fiscal	Fiscal
	2004	2003
Expected volatility	2667.4%	4865.0%
Risk-free interest rate	0.9%	3.9%
Dividend yield	0.0%	0.0%
Expected life (years)	10.0	9.9

For purposes of pro forma disclosure, the estimated fair values of the options are amortized to expense over the options’ vesting period of one to three years.

Pro forma net loss	Fiscal 2004	Fiscal 2003	Fiscal 2002
Net loss allocable to common shareholders as reported	$(4,341,995)	$(3,444,943)	$(8,397,969)
Compensation expense recorded	—	31,944	407,494
Additional compensation expense under SFAS 123	(11,500)	(12,350,255)	(25,356,776)

Net loss allocable to common shareholders, pro forma	$(4,353,495)	$(15,763,254)	$(33,347,251)

Net loss per share, pro forma	$(0.08)	$(0.30)	$(0.64)
Net loss per share, basic and diluted, as reported	$(0.08)	$(0.07)	$(0.16)

Loss Per Share

We calculate earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share” (“EPS”). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS is computed as net income (loss) less preferred dividends divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debentures. Diluted EPS has not been presented, as the effect would be antidilutive. Accordingly, basic and diluted EPS did not differ for any period presented. Had the effect not been antidilutive due to losses for per share computation, 67,035,838, 68,580,645, and 71,227,758 shares would have been included in the diluted earnings per share calculation for the year ended June 30, 2004, June 30, 2003, and June 30, 2002, respectively.

Fair Value of Financial Instruments

The carrying value of cash equivalents approximated fair value as of June 30, 2004, and 2003 due to their short maturity.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

4. Property and Equipment

Property and equipment consists of the following:

	Useful	June 30,
	Life	2004	2003
Leasehold improvements	3 Yrs.	$22,929	$22,929
Computer equipment	3-5 Yrs.	302,941	302,941
Furniture and fixtures	3-7 Yrs.	479,882	479,882

		805,752	805,752
Accumulated depreciation and amortization		(551,006)	(425,969)

		$254,746	$379,783

During the years ended June 30, 2004, 2003 and 2002, depreciation and amortization expense totaled approximately $0.13 million, $0.15 million, and $1.4 million, respectively.

5. Equity Investments

Subsidiaries whose results are not consolidated, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether we exercise significant influence with respect to a subsidiary depends on an evaluation of several factors, including, without limitation, representation on the subsidiary’s governing board and ownership level, which is generally a 20% to 50% interest in the voting securities of the subsidiary, including voting rights associated with our holdings in common stock, preferred stock and other convertible instruments in the subsidiary. Under the equity method of accounting, the subsidiary’s accounts are not reflected in our consolidated financial statements. Our proportionate share of a subsidiary’s operating earnings and losses are included in the caption “Loss in equity of investments” in our consolidated statements of operations.

Currently, we have minority equity interests in Paciugo and certain development stage Internet and communications companies. During the second quarter of fiscal 2003, we purchased the Paciugo Interest. For further details regarding this transaction, see Note 1(a) “Business - General.” The Paciugo Interest is accounted for under the equity method.

During the fiscal years ended June 30, 2004, 2003 and 2002, we recorded equity losses totaling $248,000, $509,000 and $1.7 million, respectively. The value of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of losses incurred by the subsidiary up to the cost of that interest or from impairment losses. Due to declining market conditions, negative operating results of those companies, lack of subsidiary liquidity and other uncertainties surrounding the recoverability of those interests, we recorded impairment losses of $1.6 million, and $2.4 million in fiscal 2004 and 2002, respectively. We impaired our interest in Paciugo as of December 31, 2003 by $758,000 to reflect our carrying value in the assets equal to the Sales Price in the Sales Agreement and further impaired our carrying value at June 30, 2004 by $825,000 to equal our interest in the net book value of Paciugo when we determined that the Sales Price in the Sales Agreement would not be received. For those equity interests previously impaired completely, the Company ceased recording its share of losses incurred by the subsidiary.

Equity investments consists of the following at June 30, 2004 and 2003:

	% Ownership *		Accounting	Balance at June 30,
Company Name	Common	Preferred	Method	2004	2003
Paciugo Management LLC	33.3%	0.0%	Equity	$425,000	$2,225,523
Gemini Voice Solutions (f/k/a PhoneFree.com)	17.2%	31.7%	Equity	—	—
ORB Communications & Marketing, Inc.	19.0%	100.0%	Equity	—	—
FonBox, Inc.	14.0%	50.0%	Equity	—	—
Launch Center 39	0.0%	2.1%	Cost	—	—
Spydre Labs	5.0%	0.00%	Cost	—	—

				$425,000	$2,225,523

*	The percentage ownership reflects Novo Networks’ ownership percentage at June 30, 2004.

During fiscal 2003, ORB Communications & Marketing, Inc. filed for Chapter 7 bankruptcy and is in the process of liquidating that entity. During fiscal 2002, Novo Networks received a cash distribution from Launch Center 39 of approximately $765,000, of which $387,000 was recorded against the investment balance and $378,000 in other income.

For the fiscal years ended June 30, 2004 and 2003, Paciugo met the criteria for a “significant subsidiary” as set forth in Rule 1.02(w) of Regulation S-X. Summarized financial information for Paciugo as of and for the years ended June 30, 2004 and 2003 is as follows:

	2004	2003
Financial position information:
Current assets	$744,179	$1,285,028
Non-current assets	1,317,941	1,883,502
Current liabilities	281,459	558,487
Non-current liabilities	486,450	497,525
Net assets	1,294,211	2,112,518
Income statement information:
Revenues	2,062,389	1,893,523
Gross profit	1,602,037	1,576,340
Net loss	(1,088,307)	(1,420,299)
Our equity in Paciugo’s net loss	$(247,722)	$(244,477)
Impairment loss	$(1,582,801)	$—

6. Commitments and Contingencies

Operating Leases

We are a lessee under a non-cancelable operating lease. During the years ended June 30, 2004, 2003 and 2002, we incurred rental expense of approximately $83,000, $106,000 and $1.0 million, respectively. Future minimum lease payments under these non-cancelable operating leases are $66,000 for the fiscal year ended June 30, 2005.

Litigation

Eos Partners, LP, Eos Partners SBIC, LP, Eos Partners (Offshore), LP, Kuwait Fund for Arab Economic Development and TBV Holdings Ltd. (collectively, the “Plaintiffs”) filed a lawsuit against us, Fred Vierra, Barrett N. Wissman, Clark K. Hunt, Mark R. Graham, Olaf Guerrand-Hermes, Stuart Subotnick, Jan Robert Horsfall, Stuart Chasanoff, John Stevens Robling, Jr., Samuel Litwin, Mitchell Arthur, BDO Seidman, LLP, Hunt Asset Management, LLC, HW Partners, LP, HW Finance, LLC, HW Capital, LP and HW Group, LLC (collectively, the “Defendants”) in the 190th Judicial District Court of Harris County, Texas, on December 19, 2002. The lawsuit alleged breach of contract, fraud and conspiracy in connection with the Plaintiffs’ purchase of certain of our Series C Convertible Preferred Stock in December of 1999 and January of 2000. The Defendants denied the allegations and vigorously defended against the Plaintiffs’ claims and sought all other appropriate relief. The Plaintiffs claimed actual damages of approximately $17.4 million and requested additional exemplary damages, costs of court and attorneys’ fees. The Defendants submitted the claims to their insurance carriers. The district judge denied the

Plaintiffs’ motion to transfer the case to Dallas County and ruled that it should instead proceed in Harris County. However, it was reassigned to the 280th Judicial District Court. The Plaintiffs and the Defendants mediated the case on February 9, 2004, and the claims were settled at that time on terms in which we did not expend any cash or assets. As part of the settlement, we received all of the outstanding Series C Convertible Preferred Stock from the holders thereof, including the Plaintiffs, without any additional consideration, and the shares were subsequently retired.

We, along with the liquidating trust, filed a lawsuit on June 17, 2002, against Qwest, a former customer and vendor, and John L. Higgins, a former employee and consultant, in the Eighth Judicial District Court of Clark County, Nevada. The amended plan called for certain causes of action to be pursued by the liquidating trust against various third parties, including Qwest, in an attempt to marshal sufficient assets to make distributions to creditors. We were a co-proponent of the amended plan and suffered independent damages as a result of Qwest’s actions. Accordingly, we and the liquidating trust asserted, among other things, the following claims against Qwest: (i) breach of contract, (ii) conversion, (iii) misappropriation of trade secrets, (iv) breach of a confidential relationship, (v) fraud, (vi) breach of the covenant of good faith and fair dealing, (vii) tortious interference with existing and prospective business relations, (viii) aiding and abetting Mr. Higgins’s misconduct, (ix) civil conspiracy and (x) unjust enrichment. The following claims also have been asserted against Mr. Higgins: (i) breach of contract, (ii) breach of fiduciary duties, (iii) breach of a confidential relationship, (iv) fraud, (v) aiding and abetting Qwest’s misconduct, (vi) civil conspiracy and (vii) unjust enrichment. In addition to an award of attorneys’ fees, we and the liquidating trust are seeking such actual, consequential and punitive damages as may be awarded by a jury or other trier of fact. Qwest filed a motion to stay the litigation and compel arbitration on August 14, 2002. On March 13, 2003, a hearing was held to determine the proper forum for the various claims. After listening to oral arguments, the district judge granted Qwest’s motion. On April 2, 2003, we, along with the liquidating trust, filed a petition with the Supreme Court of Nevada, asking it to direct the district judge to reconsider her order. On August 13, 2003, our petition was denied. Accordingly, an arbitrator was appointed on December 30, 2003. He presided over a preliminary hearing on February 4, 2004, and he originally set the matter for a final hearing on July 7, 2004. On April 22, 2004, the arbitrator granted Qwest’s request to postpone the final hearing until September 27, 2004. On September 16, 2004, the arbitrator granted Qwest an additional continuance of the final hearing until November 1, 2004.

We and our subsidiaries are involved in other legal proceedings from time to time, including those described above of which the we believe, if decided adversely to us or our subsidiaries, would have a material adverse effect on our business, financial condition or results of operation.

Employment Agreements

We have previously entered into multi-year employment agreements or management contracts with two of our senior executives. The last of the agreements expired in April of 2004 and provided for annual salaries ranging between $180,000 and $190,000. In addition, these employees were granted options to purchase Novo Networks’ common stock. These options, if exercised, would represent the right to purchase 1,620,000 shares of common stock at various exercise prices ranging from $0.055 to $28.50 per share.

7. Income Taxes

There is no provision for income tax expense since we incurred net losses for all periods presented. At June 30, 2004, we had net operating loss carryforwards (“NOLs”) of approximately $92.9 million. The NOLs expire through 2024.

NOL’s generated from operations prior to the Initial Transaction may be reduced due to limitations on the annual amount of NOLs which can be utilized if certain changes in ownership occur. The NOL’s were reduced by $28.7 million in fiscal 2002 from the forgiveness of the debtor subsidiaries’ liabilities pursuant to Internal Revenue Code Section 108 (b).

Deferred tax assets and liabilities for fiscal 2004 and fiscal 2003 reflect the impact of carryforwards and temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences that give rise to deferred tax assets and liabilities at June 30, 2004, and June 30, 2003, are as follows:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$34,381,518	$33,779,984
Accounts receivable reserves	1,611,119	1,611,119
Investment basis difference	8,705,785	8,028,491
Total gross deferred tax assets	44,698,422	43,419,594
Less valuation allowance	(44,615,805)	(43,407,083)

Net deferred tax assets	82,617	12,511

Deferred tax liabilities:
Accelerated depreciation	82,617	12,511

Total gross deferred tax liabilities	82,617	12,511

Net deferred tax assets	$—	$—

Net deferred tax assets at June 30, 2004, and June 30, 2003, have been fully reserved by valuation allowances as it is more likely than not that we will not ultimately realize any benefits resulting from such deferred tax assets. Deferred tax assets resulting from net operating losses include $3.4 million relating to NOLs that we obtained through acquisitions.

A reconciliation setting forth the differences between our effective tax rate and the United States statutory rate is as follows:

	2004		2003		2002
Statutory federal income tax benefit	$1,235,215	34%	$949,201	34%	$2,650,143	34%
State tax rate, net of federal benefit	107,900	3%	82,916	3%	290,977	4%
Non-deductible expense	(170)	—	(11,262)	—	(141,439)	(2%)
Other	—	—	—	—	822,347	10%
NOLs not benefited	—	—	—	—	11,982,248	153%
NOL reduction	(134,223)	(3%)	(3,573,023)	(127%)	(10,627,035)	(136%)
Decrease (increase) in valuation allowance	(1,208,722)	(34%)	2,552,168	91%	(4,977,241)	(67%)

Effective rate, net	$—	—	$—	—	$—	—

8. Stockholders’ Equity

As of June 30, 2004, pursuant to the Amendment to our Amended and Restated Certificate of Incorporation dated November 13, 2000, we are authorized to issue 225,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.00002 per share, and (ii) 25,000,000 shares of preferred stock, par value $0.00002 per share.

Preferred Stock

Our Board of Directors is authorized to establish and designate series of preferred stock, to fix the number of shares constituting each series, and to fix the designations and the preferences, limitations, and relative rights, including voting rights, of the shares of each series. As of June 30, 2004, our Board of Directors had designated four series of preferred stock consisting of the following:

Series A Convertible Preferred Stock ($.00002 par value, 5,000 shares authorized, 0 shares issued and outstanding at June 30, 2004). Holders of Series A Convertible Preferred Stock are not entitled to vote, except as provided by law and are not entitled to receive any dividends. In the event of liquidation, holders of Series A Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders.

Series B Convertible Preferred Stock ($.00002 par value, 25,000 shares authorized, 4,500 shares issued and outstanding at June 30, 2004). Holders of Series B Convertible Preferred Stock are not entitled to vote, except as provided by law and are not entitled to receive any dividends. In the event of liquidation, holders of Series B

Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders under the same terms as the holders of any outstanding shares of Series A Convertible Preferred Stock.

Series C Convertible Preferred Stock ($.00002 par value, 30,000 shares authorized, 0 shares issued and outstanding at June 30, 2004). Holders of Series C Convertible Preferred Stock are not entitled to vote, except as provided by law and are not entitled to receive any dividends. In the event of liquidation, holders of Series C Convertible Preferred Stock are entitled to receive $1,000 per share out of the assets available for distribution to our stockholders under the same terms as the holders of any outstanding shares of Series A and Series B Convertible Preferred Stock.

Series D Convertible Preferred Stock (50,000 shares authorized, 9,105 shares issued and outstanding at June 30, 2004). The par value of shares of Series D Convertible Preferred Stock is $0.00002 with a liquidation value of $1,000 per share. Holders of Series D Convertible Preferred Stock are entitled to vote on all matters to be voted on by our stockholders. Each share of Series D Convertible Preferred Stock shall have one vote for each share of common stock into which it may be converted.

On December 5, 2000, we issued 7,000 shares of Series D Convertible Preferred Stock and 450,001 shares of our common stock for approximately $7.0 million in cash and a minority interest in a private communications company. The shares of Series D Convertible Preferred Stock are convertible into shares of our common stock at a price of $7.00 per share. During fiscal 2004, 2003 and 2002 an additional 695, 641 and 444 shares of Series D Convertible Preferred Stock were reserved for payment of dividends, respectively.

Stock Options

At June 30, 2004, we sponsored two stock option plans, the 1999 Omnibus Securities Plan (“the 1999 Plan”) and the 2001 Equity Incentive Plan (“the 2001 Plan”). We have elected to account for those plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.”

The 1999 Plan provides for the grant of incentive stock options and non-qualified stock options. The terms of the options are set by our Board of Directors. The options expire no later than ten years after the date the stock option is granted. The number of shares authorized for grants under the Plan is 15% of the total outstanding common stock, provided that no more than 4 million options can be “incentive” stock options. The 2001 Plan provides for the grant of a maximum of 12 million incentive stock options that expire no later than ten years after the date the stock option is granted.

During February of 2004, we issued 75,000 options to our directors under the 1999 Plan. Our three members of the Board of Directors were issued 25,000 shares each, which vested immediately. The exercise price for all of the options granted is $0.027. The options expire no later than ten years after the date the stock option is granted. A summary of stock option activity is presented below:

	2001 Plan		1999 Plan		Non-Plan
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of Shares	Price	of Shares	Price	of Shares	Price
Options Outstanding at June 30, 2001	6,946,125	$4.63	3,313,165	$13.24	6,253,907	$22.50
Options Cancelled	(184,125)	$4.63	(1,991,665)	$8.87	(60,333)	$23.00

Options Outstanding at June 30, 2002	6,762,000	$4.63	1,321,500	$19.84	6,314,240	$21.73

Options exercisable at June 30, 2002	5,541,000	$4.63	1,009,540	$18.61	5,326,549	$22.23

Options Granted
At Fair Market Value	—	$—	1,600,000	$0.06	—	$—
Options Cancelled	(1,184,949)	$4.63	(661,500)	$22.04	(382,500)	$23.00

Options Outstanding at June 30, 2003	5,577,051	$4.63	2,260,000	$5.19	5,811,074	$21.73

Options exercisable at June 30, 2003	5,213,311	$4.63	1,085,000	$10.29	5,811,074	$22.23

Weighted average fair value of options granted during fiscal 2003		$—		$0.06		$—

Options Granted
At Fair Market Value	—	$—	75,000	$0.03	—	$—
Options Cancelled	(200,000)	$4.63	(375,000)	$0.06	(200,000)	$18.00

Options Outstanding at June 30, 2004	5,377,051	$4.63	1,960,000	$5.97	5,611,074	$22.62

Options exercisable at June 30, 2004	5,377,051	$4.63	1,460,000	$8.00	5,611,074	$22.62

Weighted average fair value of options granted during fiscal 2004		$—		$0.03		$—

At June 30, 2004, the range of exercise prices, weighted average exercise price and weighted average remaining contractual life for options outstanding are as follows:

					Options Outstanding		Options Exercisable
					Weighted	Weighted		Weighted
				Number	Average	Average	Number	Average
	Option Price			of	Exercise	Remaining	of	Exercise
	Range			Shares	Price	Contractual Life	Shares	Price
2001 Plan			$4.63	5,377,051	$4.63	6.81 years	5,377,051	$4.63
1999 Plan	$0.03	to	$0.06	1,300,000	$0.05	8.93 years	800,000	$0.05
	$5.01	to	$10.00	350,000	$10.00	5.96 years	350,000	$10.00
	$15.01	to	$20.00	60,000	$16.88	7.00 years	60,000	$16.88
	$25.01	to	$30.00	250,000	$28.50	6.71 years	250,000	$28.50
Non-Plan	$10.01	to	$15.00	191,574	$12.00	6.25 years	191,574	$12.00
	$20.01	to	$25.00	5,419,500	$23.00	5.79 years	5,419,500	$23.00

We follow APB 25 in accounting for our stock options, and, accordingly, in fiscal 2000, recorded deferred compensation of approximately $3.3 million equal to the intrinsic value of options granted to employees that had an exercise price lower than the market price of the underlying stock on the day of the grant. The deferred compensation was amortized over the related vesting periods and amortization of $31,900 and $407,000 is included in selling, general and administrative expenses in the statement of operations during fiscal periods 2003 and 2002.

At June 30, 2004, the Company had no remaining deferred compensation.

Warrants and Options Issued in Connection with the iGlobal Acquisition

In connection with the iGlobal acquisition on March 10, 2000, we issued 139,378 warrants to purchase shares of our common stock to holders of iGlobal warrants. The warrants have exercise prices of $0.01384 and $9.6899 and expire from 2004 through 2006. The fair value of the warrants on March 10, 2000, of approximately $3.8 million was included in the initial cost of the iGlobal acquisition. Additionally, we issued 209,732 options to purchase our common stock in exchange for fully vested options of iGlobal. The fair value of the options of approximately $5.5 million was included in the initial cost of the iGlobal acquisition. The fair value of the warrants and options was determined using the Black-Scholes option-pricing model.

9. Related Party Transactions

Administrative Expenses

We originally provided administrative services to our debtor subsidiaries pursuant to an administrative services agreement approved by the Delaware Bankruptcy Court. The agreement provided that our debtor subsidiaries pay to us $30,000 per week for legal, accounting, human resources and other services. The original agreement expired on April 2, 2002, and an interim agreement was reached whereby, the liquidating trust, as successor-in-interest to the debtor subsidiaries, paid us $40,000 per month for the same services. The interim agreement expired on August 15, 2002. During the fourth quarter of fiscal 2003, we negotiated an on-going agreement with the liquidating trust, whereby we provide administrative services to its debtor subsidiaries on a per hour basis. Pursuant to the terms of this arrangement, the debtor subsidiaries owed us $653,000 at June 30, 2004. Due to the uncertainty surrounding the collection of this receivable, it has not been recorded in our financial statements.

During fiscal 2002, we paid a former e.Volve employee approximately $64,000 for consulting services.

10. Unaudited Quarterly Results of Operations

The following table presents unaudited summary data relating to our results of operations for each quarter of the fiscal years ended June 30, 2004, 2003 and 2002:

	For the Fiscal Year Ended June 30, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(unaudited)
Revenues	$—	$—	$—	$—	$—
Loss from operations before other (income) expense	$(665,594)	$(1,281,906)	$(484,710)	$(1,428,814)	$(3,861,024)
Net loss	$(734,872)	$(1,431,049)	$(501,974)	$(965,089)	$(3,632,984)
Net loss allocable to common shareholders	$(907,821)	$(1,607,485)	$(681,968)	$(1,144,721)	$(4,341,995)
Net loss per share (basic and diluted)	$(0.02)	$(0.03)	$(0.01)	$(0.02)	$(0.08)
Avg. shares outstanding (basic and diluted)	52,323,701	52,323,701	52,323,701	52,323,701	52,323,701

	For the Fiscal Year Ended June 30, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(unaudited)
Revenues	$—	$—	$—	$—	$—
Loss from operations before other (income) expense	$(761,888)	$(832,567)	$(1,071,654)	$(689,065)	$(3,355,174)
Net loss	$(909,727)	$(544,349)	$(958,573)	$(379,119)	$(2,791,768)
Net loss allocable to common shareholders	$(1,069,506)	$(707,349)	$(1,121,245)	$(546,843)	$(3,444,943)
Net loss per share (basic and diluted)	$(0.02)	$(0.01)	$(0.02)	$(0.01)	$(0.07)
Avg. shares outstanding (basic and diluted)	52,323,701	52,323,701	52,323,701	52,323,701	52,323,701

	For the Fiscal Year Ended June 30, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(unaudited)
Revenues	$8,687,677	$1,799,305	$—	$—	$10,486,982
Loss from operations before other (income) expense	$(7,485,041)	$(6,326,113)	$(1,958,837)	$(6,880,164)	$(22,650,155)
Net income (loss)	$(7,655,136)	$8,412,975	$(4,128,002)	$(5,027,806)	$(8,397,969)
Net income (loss) per share (basic and diluted)	$(0.14)	$0.16	$(0.08)	$(0.10)	$(0.16)
Avg. shares outstanding (basic and diluted)	52,323,701	52,323,701	52,323,701	52,323,701	52,323,701

NOVO NETWORKS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	June 30, 2004
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,980,714	$1,764,370
Note receivable and other receivables, net of allowance (-0- at December 31, 2004 and $4,076,839 at June 30, 2004)	—	—
Prepaid expenses	261,536	387,437

	2,242,250	2,151,807

LONG-TERM ASSETS
Prepaid expenses	213,042	225,000
Deposits	5,745	5,745
Property and equipment, net	—	254,746
Equity investments	256,395	425,000

	475,182	910,491

	$2,717,432	$3,062,298

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$—	$49,207
Accrued liabilities	215,114	144,646
Customer deposits	2,000	2,000

	217,114	195,853

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Preferred stock, $0.00002 par value, $1,000 liquidation preference per share, authorized 25,000,000, issued and outstanding 13,973 and 13,605, liquidation value — $13,973,000 and $13,605,000, respectively	—	—
Common stock, $0.00002 par value, authorized 200,000,000, issued and outstanding, 52,323,701 shares	1,046	1,050
Additional paid-in capital	258,252,332	257,874,065
Accumulated deficit	(255,753,060)	(255,008,670)

	2,500,318	2,866,445

	$2,717,432	$3,062,298

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Six Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Operating expenses:
General and administrative expenses	$438,506	$491,761	$1,042,331	$1,122,409
Impairment loss	—	757,801	—	757,801
Depreciation and amortization	127,374	32,344	254,746	67,290

	565,880	1,281,906	1,297,077	1,947,500

Loss from operations, before other (income) expense	(565,880)	(1,281,906)	(1,297,077)	(1,947,500)

Other (income) expense:
Interest income	(5,338)	(5,870)	(10,104)	(14,182)
Loss in equity investments	108,936	142,290	168,605	247,722
Other (income) expense	(1,091,850)	12,723	(1,089,450)	(15,119)

	(988,252)	149,143	(930,949)	218,421

Net income (loss)	422,372	(1,431,049)	(366,128)	(2,165,921)

Series D preferred dividends	(191,021)	(176,436)	(378,267)	(349,385)

Net income (loss) allocable to common shareholders	$231,351	$(1,607,485)	$(744,395)	$(2,515,306)

Net income (loss) per share — (basic and diluted)	$0.00	$(0.03)	$(0.01)	$(0.05)

Weighted average number of shares outstanding — (basic and diluted)	52,323,701	52,323,701	52,323,701	52,323,701

The accompanying notes are an integral part of these financial statements.

NOVO NETWORKS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	December 31,
	2004	2003
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(366,128)	(2,165,921)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	254,746	67,290
Other non-cash charges and credits:
Loss in equity investments	168,605	247,722
Impairment loss	—	757,801
Change in operating assets and liabilities:
Prepaid expenses	137,859	(326,917)
Accounts payable	(49,207)	(5,935)
Accrued liabilities	70,469	18,026

Net cash provided by (used in) operating activities	216,344	(1,407,934)

NET CHANGE IN CASH AND CASH EQUIVALENTS	216,344	(1,407,934)
CASH AND CASH EQUIVALENTS, beginning of period	1,764,370	3,894,081

CASH AND CASH EQUIVALENTS, end of period	$1,980,714	$2,486,147

The accompanying notes are an integral part of these financial statements.

NECESSARY DEFINITIONS

Novo Networks, Inc. is a holding company incorporated under the laws of the State of Delaware that is registered under the Securities Exchange Act of 1934. Throughout this quarterly report (this “Quarterly Report”), we refer to Novo Networks, Inc. as “Novo Networks,” “we,” “us” and “our.” All of our operating subsidiaries (except Internet Global Services, Inc.), which previously provided telecommunications services, have filed voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code (as hereinafter defined). Internet Global Services filed a voluntary petition for protection under Chapter 7 of the United States Bankruptcy Code (as hereinafter defined). We refer to these subsidiaries collectively as our “debtor subsidiaries” throughout this Quarterly Report. Currently, we own a minority interest in Paciugo Management, LLC and Ad Astra Holdings, LP and related entities. These entities own and manage a gelato manufacturing, retailing and catering business operated under the brand name “Paciugo.” We refer to this interest as the “Paciugo Interest” throughout this Quarterly Report.

We have been pursuing a “Business Opportunity” or “Strategic Combination” during fiscal 2004 and the six months ended December 31, 2004, that would likely be conditioned upon our completion of a “Recapitalization Event” (as hereinafter defined in the section entitled “Business — Plan of Operation”).

NOVO NETWORKS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business

General

The company now known as Novo Networks was originally incorporated in Delaware in 1987 as Adina, Inc. (“Adina”). Adina’s corporate existence was permitted to lapse in February of 1996 and was subsequently reinstated as eVentures Group, Inc., (“eVentures”) in August of 1999. During the Fall of 1999, eVentures completed a series of transactions whereby it became a holding company with two wholly-owned operating subsidiaries, e.Volve Technology Group, Inc. (“e.Volve”) and AxisTel Communications, Inc. (“AxisTel”), and made a strategic investment in Gemini Voice Solutions, Inc. (“Gemini Voice”), formerly PhoneFree.com, Inc. During the Spring of 2000, eVentures acquired Internet Global Services, Inc. (“iGlobal”) and made additional strategic investments. In December of 2000, eVentures changed its name to Novo Networks. Currently, we own a minority interest in Paciugo Management, LLC and Ad Astra Holdings, LP and related entities. These entities own and manage a gelato manufacturing, retailing and catering business operated under the brand name “Paciugo.”

Plan of Operation

Prior Plan of Operation. We expended considerable time and resources in fiscal 2004 pursuing a plan of operation focused on locating, negotiating and, if possible, consummating a potential transaction for the redeployment of our remaining cash assets (a “Business Opportunity”). Unfortunately, our efforts did not result in such an outcome, with negotiations ceasing prior to the actual consummation of any of the various Business Opportunities that we have pursued to date.

Revised Plan of Operation. Considering our current cash on hand and the funding needed to satisfy our obligations for the next six months, it remains highly unlikely that we will be able to consummate a Business Opportunity with our remaining free cash assets and current capital structure, particularly when such a transaction must be capable of producing positive cash flow for us in the immediate future. We shifted our focus during the third quarter of fiscal 2004 and began to pursue a revised plan of operation because of our liquidity position, our lack of a viable Business Opportunity and our belief that under any liquidation scenario our stockholders would not receive any recovery on or value for their holdings. Given our current situation, we believe that the most beneficial transaction for our stockholders would involve the exchange of a certain amount of our common stock for the equity of a privately held company that values our assets, including, without limitation, our cash, and our status as a reporting company under the Securities Exchange Act of 1934, as amended (a “Strategic Combination”). In pursuing the best Strategic

Combination possible, we believe that it will be necessary to effect a Recapitalization Event (as hereinafter defined). It should be noted, however, that the pursuit of a Strategic Combination is not guaranteed to benefit us or any specific holder of our equity securities. With our limited cash, the most likely form of Strategic Combination would involve a substantial portion of the consideration being paid in the form of common stock. Furthermore, a Strategic Combination may require the approval of the holders of our common stock, and perhaps, our outstanding preferred stock. We can offer no assurances that we could obtain such stockholder approval even if we were able to locate a suitable Strategic Combination.

During the three months ended March 31, 2004, we contemplated a possible recapitalization that would have resulted in all of the holders of our preferred stock electing to convert their shares into common stock, at a negotiated and substantially reduced conversion price (a “Recapitalization Event”). Despite significant efforts, we were unable to accomplish such Recapitalization Event in the third quarter of our fiscal 2004. Our belief is that we would be in a better position to consummate a Strategic Combination if we were able to achieve such a Recapitalization Event. Accordingly, we proposed another Recapitalization Event on January 6, 2005, and discussions with the holders of our preferred stock are ongoing.

Even if we entered into a Strategic Combination, the consummation of such a transaction would likely cause significant dilution in the holdings of our existing common, and possibly, our preferred stockholders. If accomplishing a Recapitalization Event is a condition to the completion of a Strategic Combination, then the holders of our existing common stock would likely experience significant material dilution of their holdings both at the time of such a Recapitalization Event as well as upon the consummation of the Strategic Combination. Similarly, our preferred stockholders, if converted as part of a Recapitalization Event, would also experience significant material dilution of their holdings as a result of the Strategic Combination.

On June 7, 2004, we engaged Oasis Capital Partners, LLC (“Oasis”) to serve as our financial consultant and advisor in the identification and implementation of a comprehensive merger or acquisition based upon the long-term strategic objectives as outlined above. Oasis is advising and assisting us in (i) identifying a suitable merger or acquisition candidate, (ii) completing due diligence, (iii) structuring and negotiating acceptable terms and (iv) closing the transaction. As previously disclosed, the term of the engagement was for three months, at a monthly rate of $15,000, with the ability to extend on a month-to-month basis. In October of 2004, Oasis agreed to continue providing such services for as long as it takes to consummate a Strategic Combination in exchange for an additional payment of $30,000. If a transaction is consummated, Oasis will also be entitled to receive warrants, which will be exercisable for a period of two years, to purchase one percent of our issued and outstanding post-transaction common stock at an exercise price equal to the average of the mean between the closing bid and ask prices for our common stock for the fifteen business days immediately subsequent to the closing date of the transaction.

While we continue to explore potential Strategic Combinations, including ongoing discussions with entities that might be likely candidates for such a transaction, we have not entered into any agreement or binding letter of intent that involves a Strategic Combination and a possible Recapitalization Event as of the date of this Quarterly Report. Unless we can achieve these objectives on or before June 30, 2005, we will likely be required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under the Bankruptcy Code (as hereinafter defined).

Qwest Settlement

On June 17, 2002, we, along with the liquidating trust, filed a lawsuit seeking damages resulting from numerous disputes over business dealings and agreements with Qwest, a former customer and vendor, and John L. Higgins, a former employee and consultant. Qwest filed a motion to stay the litigation and compel arbitration on August 14, 2002. On March 13, 2003, a hearing was held to determine the proper forum for the various claims. After listening to oral arguments, the district judge granted Qwest’s motion. On April 2, 2003, we, along with the liquidating trust, filed a petition with the Supreme Court of Nevada, asking it to direct the district judge to reconsider her order. On August 13, 2003, our petition was denied. Accordingly, an arbitrator was appointed on December 30, 2003. He presided over a preliminary hearing on February 4, 2004, and he originally set the matter for a final hearing on July 7, 2004. On April 22, 2004, the arbitrator granted Qwest’s request to postpone the final hearing until September 27, 2004. On September 16, 2004, the arbitrator granted Qwest an additional continuance of the final hearing until November 1, 2004. In October of 2004, we entered into settlement discussions with Qwest that resulted in us receiving $1,150,000, in December of 2004, which has been included in other income in the accompanying Statement of Operations. Since we funded the costs of prosecuting the Qwest claim and provided financing and administrative services to the liquidating trust and the debtor subsidiaries during their bankruptcy proceedings, all of which required repayment, the settlement proceeds were paid to us instead of the liquidating trust in accordance with the amended plan. However, we may still be required to pay certain of the expenses of the remaining efforts of the liquidating trust. For further details regarding this litigation, see Note 9 entitled “Legal Proceedings.”

2. Liquidity and Capital Resources

At December 31, 2004, we had consolidated current assets of $2.2 million, including, without limitation, cash and cash equivalents of approximately $2.0 million and net working capital of $2.0 million. Historically, we funded our subsidiaries operations primarily through the proceeds of private placements of our common and preferred stock and borrowings under loan and capital lease agreements. We do not currently believe that either of these funding sources will be available in the near term. Principal uses of cash have been to fund (i) operating losses, (ii) acquisitions and strategic business opportunities, (iii) working capital requirements and (iv) expenses related to the bankruptcy plan administration process. Due to our financial performance, the lack of stability in the capital markets and the economic downturn, our only current source of funding is expected to be cash on hand.

Again, our ability to satisfy our current obligations is dependent upon our cash on hand. Our current obligations consist of funding working capital. We estimate that it will take approximately $600,000 of our remaining cash to satisfy these obligations for the next six months. We also expect to incur legal and advisory fees in connection with our efforts to locate and consummate a Strategic Combination. In addition, we may have to fund certain expenses of the liquidating trust. Accordingly, we will be left with approximately $1.2 million or less of cash available for use in a Strategic Combination. In the event we expend all $1.2 million or less on a Strategic Combination and achieve no return or cash flow from that transaction before June 30, 2005 or if we incur other unanticipated expenses for operations, we would likely be required to cease operations altogether and pursue other alternatives, such as liquidating or filing a voluntary petition for relief under the Bankruptcy Code (as hereinafter defined). We believe that under any such liquidation scenario, our stockholders would not receive any recovery on or value for their holdings.

We currently anticipate that we will not generate any revenue from operations in the near term based on (i) the termination of the operations of our debtor subsidiaries, which historically provided all of our revenues on a consolidated basis and (ii) the uncertainties surrounding other potential Strategic Combinations that we may consider, if any.

As noted above, we do not believe that any of the traditional funding sources will be available to us in the near future. Consequently, our failure to identify potential Strategic Combinations, if any, will jeopardize our ability to continue as a going concern. Due to these factors, we are unable to determine whether current available financing will be sufficient to meet the funding requirements of our ongoing general and administrative expenses and our other obligations. No assurances can be given that adequate levels of financing will be available to us on acceptable terms, if at all.

3. General

The accompanying consolidated financial statements as of December 31, 2004, and for the three and six month periods ended December 31, 2004, and 2003, respectively, have been prepared by us, without audit, pursuant to the interim financial statements rules and regulations of the United States Securities and Exchange Commission (“SEC”). In our opinion, the accompanying consolidated financial statements include all adjustments necessary to present fairly the results of our operations and cash flows at the dates and for the periods indicated. The results of operations for the interim periods are not necessarily indicative of the results for the full fiscal year. The accompanying consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2004.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

As of June 30, 2002, the assets and liabilities of the debtor subsidiaries were deconsolidated, as a liquidating trust controls their assets. For further details regarding the bankruptcy proceedings, see Note 2 entitled “Management’s Discussion of Financial Condition and Results of Operations — Bankruptcy Proceedings.” The estimated realizable values and settlement amounts may be different from the proceeds ultimately received or payments ultimately made.

4. Basis of Presentation

The accompanying consolidated financial statements for the three and six months ended December 31, 2004, include our accounts and the accounts of our wholly owned subsidiaries that are not involved in the bankruptcy plan administration process.

Revenues. We do not expect to generate any revenues from operations until such time, if any, as we successfully redeploy some or all of our remaining cash assets in a Strategic Combination, if at all.

General and Administrative Expenses. These expenses include general corporate expenses, management salaries and benefits, professional fees, travel expenses, rent and administrative expenses. Currently, we maintain our corporate headquarters in Dallas, Texas.

Depreciation and Amortization. Depreciation and amortization represents the depreciation of property and equipment and amortization of leasehold improvements. Due to going concern considerations, we reduced the useful lives of our assets in fiscal 2005, and we have fully depreciated our assets as of December 31, 2004.

Loss in Equity Investments. Loss in equity investments results from our minority ownership interest in Paciugo, which is accounted for under the equity method of accounting. Under the equity method, our proportionate share of each subsidiary’s operating loss is included in loss in equity investments. In December of 2002, we purchased the Initial Interest in Paciugo (as hereinafter defined). For further details regarding Paciugo, see Item 2 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisition of the Initial Interest in Paciugo.” The values of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary to the cost of that interest or from impairment losses. On February 14, 2003, ORB Communications & Marketing, Inc. filed for protection under Chapter 7 of the Bankruptcy Code (as hereinafter defined), and in August of 2003, Gemini Voice Solutions, Inc. obtained the approval of its stockholders to begin the process of winding-up its affairs. We do not expect to record future charges related to those losses, as the interests have no carrying value. We expect Paciugo to continue in the near future to incur operating losses and we will continue to record our proportionate share of those operating losses.

Other Income. Other income, net of other expense, in the three and six months ended December 31, 2004, resulted from our receipt of $1,150,000 from the Qwest settlement. Other income, net of other expense, in the three and six months ended December 31, 2003, resulted from the Support Services we provided to Paciugo, pursuant to the Purchase Agreement. There can be no assurances as to the continuation of these payments, as Paciugo has not made a payment since September of 2003, due to disagreements between us and Paciugo regarding the Support Services. For further details regarding the payments, see Item 2 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisition of the Initial Interest in Paciugo”.

5. Long-lived Assets

     Our long-lived assets consist of property and equipment. The Company evaluates impairment of its long-lived assets in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 establishes one accounting model to be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions.

We assess the recoverability of long-lived assets by determining whether the net book value of the assets can be recovered through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which the impairment occurs.

6. Income (Loss) Per Share

We calculate earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share” (“EPS”). SFAS No. 128 requires dual presentation of basic EPS and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS is computed as net income (loss) less preferred dividends divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and convertible debentures. Diluted EPS has not been presented, as the effect would be antidilutive. Accordingly, basic and diluted EPS did not differ for any period presented. Had the effect not been antidilutive due to losses for the per share computation, 67,111,320 and 67,826,400 shares would have been included in the diluted earnings per share calculation for the three and six months ended December 31, 2004, and 2003, respectively.

7. Equity Investments

Subsidiaries whose results are not consolidated, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether we exercise significant influence with respect to a subsidiary depends on an evaluation of several factors, including, without limitation, representation on the subsidiary’s governing board and ownership level, which is generally a 20% to 50% interest in the voting securities of the subsidiary, including voting rights, without limitation, associated with our holdings in common stock, preferred stock and other convertible instruments in the subsidiary. Under the equity method of accounting, the subsidiary’s accounts are not reflected in our consolidated financial statements. Our proportionate share of a subsidiary’s operating earnings and losses are included in the caption “Loss in equity investments” in our consolidated statements of operations.

Currently, we have minority equity interests in Paciugo and certain development stage Internet and communications companies. The values of those equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of prior period losses incurred by each subsidiary to the cost of that interest or from impairment losses. During the second quarter of fiscal 2003, we purchased the Paciugo Interest. For further details regarding this transaction, see the Item 2 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisition of the Initial Interest in Paciugo.” The Paciugo Interest is accounted for under the equity method.

During the six months ended December 31, 2004 and 2003, we recorded equity losses totaling $168,600 and $247,700, respectively. During the three months ended December 31, 2004 and 2003, we recorded equity losses totaling $108,900 and $142,300, respectively. As previously mentioned, the value of our outstanding equity interests, other than Paciugo, have been reduced to zero either by recording our proportionate share of losses incurred by the subsidiary up to the cost of that interest or from impairment losses. As of June 30, 2004, we impaired our interest in Paciugo to equal our interest in the net book value of Paciugo when we determined that the Sales Price (as hereinafter defined) in the Sales Agreement (as hereinafter defined) would not be received. For further details regarding the Sales Agreement, see Item 2 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Acquisition of the Initial Interest in Paciugo.” For the equity interests that were previously impaired completely, we ceased recording our share of losses incurred by the subsidiary.

Equity investments consists of the following at December 31, 2004:

	% Ownership *		Accounting	Carrying
Company Name	Common	Preferred	Method	Value
Paciugo Management LLC	33.3%	0.0%	Equity	$256,395
Gemini Voice Solutions, Inc. (f/k/a PhoneFree.com)**	17.2%	31.7%	Equity	—
ORB Communications & Marketing, Inc.***	19.0%	100.0%	Equity	—
FonBox, Inc	14.0%	50.0%	Equity	—
Launch Center 39	0.0%	2.1%	Cost	—
Spydre Labs	5.0%	0.0%	Cost	—

				$256,395

*	Reflects our ownership percentage at December 31, 2004.

**	Gemini Voice began the process of winding up its affairs in August of 2003.

***	ORB filed a voluntary petition under Chapter 7 of the bankruptcy code in February of 2003.

For the six months ended December 31, 2004, and 2003, Paciugo met the criteria for a “significant subsidiary” as set forth in Rule 1.02(w) of Regulation S-X. Summarized financial information for Paciugo as of and for the six months ended December 31, 2004, and 2003, is as follows:

	December 31,
	2004	2003
Financial position information:
Current assets	$548,143	$656,852
Non-current assets	1,100,263	1,654,157
Current liabilities	392,714	411,031
Non-current liabilities	479,970	484,081
Net assets	1,230,026	1,397,397
Income statement information:
Revenues	957,445	1,004,655
Gross profit	736,664	788,395
Net loss	(529,926)	(715,121)

Our equity in Paciugo’s net loss	$168,605	$247,722

8. Stock Options

At December 31, 2004, we sponsored two stock option plans, the 1999 Omnibus Securities Plan (“the 1999 Plan”) and the 2001 Equity Incentive Plan (“the 2001 Plan”). We have elected to account for those plans under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.”

The FASB issued SFAS No. 123, “Accounting for Stock Based Compensation,” which defines a fair value based method of accounting for stock-based compensation. However, SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees”. Entities electing to follow APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting defined in SFAS No. 123 had been applied. We have elected to account for our stock-based compensation to employees under APB No. 25.

We have adopted the disclosure-only provision of SFAS 123, “Accounting for Stock Based Compensation.” SFAS 123 requires pro forma information to be presented as if we had accounted for the stock options granted during the fiscal periods presented using the fair value method. We will be required to comply with SFAS 123(R) that was adopted in December of 2004, which will require us to record compensation expense in our results of operations for the first reporting period after June 15, 2005. The fair value for options granted during the fiscal years ended 2004 and 2003 were estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the six months ended
	December 31,
	2004	2003
Expected volatility	2667.4%	2667.4%
Risk-free interest rate	0.9%	0.9%
Dividend yield	0.0%	0.0%
Expected life (years)	10.0	10.0

For purposes of pro forma disclosure, the estimated fair values of the options are amortized to expense over the options’ vesting periods of one to three years.

	For the three months ended		For the six months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Pro Forma Net Income (Loss)
Net income (loss) allocable to common shareholders as reported	$231,351	$(1,607,485)	$(744,395)	$(2,515,306)
Compensation recorded	—	—	—	—
Add: stock based compensation expense determined under intrinsic value method
Less: stock-based compensation expense determined under fair value-based method	$2,500	$2,500	$6,000	$5,000

Pro forma net income (loss)	$233,851	$(1,604,985)	$(738,395)	$(2,510,306)

Net income (loss) per share, pro forma	$0.00	$(0.03)	$(0.01)	$(0.05)

Net income (loss) per share, basic and diluted, as reported	$0.00	$(0.03)	$(0.01)	$(0.05)

9. Legal Proceedings

We, along with the liquidating trust, filed a lawsuit on June 17, 2002, against Qwest, a former customer and vendor, and John L. Higgins, a former employee and consultant, in the Eighth Judicial District Court of Clark County, Nevada. The amended plan called for certain causes of action to be pursued by the liquidating trust against various third parties, including Qwest, in an attempt to marshal sufficient assets to make distributions to creditors. We were a co-proponent of the amended plan and suffered independent damages as a result of Qwest’s actions. Accordingly, we and the liquidating trust asserted, among other things, the following claims against Qwest: (i) breach of contract, (ii) conversion, (iii) misappropriation of trade secrets, (iv) breach of a confidential relationship, (v) fraud, (vi) breach of the covenant of good faith and fair dealing, (vii) tortious interference with existing and prospective business relations, (viii) aiding and abetting Mr. Higgins’s misconduct, (ix) civil conspiracy and (x) unjust enrichment. The following claims also have been asserted against Mr. Higgins: (i) breach of contract, (ii) breach of fiduciary duties, (iii) breach of a confidential relationship, (iv) fraud, (v) aiding and abetting Qwest’s misconduct, (vi) civil conspiracy and (vii) unjust enrichment. In addition to an award of attorneys’ fees, we and the liquidating trust are seeking such actual, consequential and punitive damages as may be awarded by a jury or other trier of fact. Qwest filed a motion to stay the litigation and compel arbitration on August 14, 2002. On March 13, 2003, a hearing was held to determine the proper forum for the various claims. After listening to oral arguments, the district judge granted Qwest’s motion. On April 2, 2003, we, along with the liquidating trust, filed a petition with the Supreme Court of Nevada, asking it to direct the district judge to reconsider her order. On August 13, 2003, our petition was denied. Accordingly, an arbitrator was appointed on December 30, 2003. He presided over a preliminary hearing on February 4, 2004, and he originally set the matter for a final hearing on July 7, 2004. On April 22, 2004, the arbitrator granted Qwest’s request to postpone the final hearing until September 27, 2004. On September 16, 2004, the arbitrator granted Qwest an additional continuance of the final hearing until November 1, 2004. In October of

2004, we entered into settlement discussions with Qwest that resulting in us receiving $1,150,000 in December, 2004. Since we funded the costs of prosecuting the Qwest claim and provided financing and administrative services to the liquidating trust and the debtor subsidiaries during their bankruptcy proceedings, all of which required repayment, the settlement proceeds were paid to us instead of the liquidating trust in accordance with the amended plan. However, we may still be required to pay certain of the expenses of the remaining efforts of the liquidating trust.

We have previously disclosed in other reports filed with the SEC certain other legal proceedings pending against us and our subsidiaries. Consistent with the rules promulgated by the SEC, descriptions of these matters have not been included in this Quarterly Report because they have neither been terminated nor has there been any material developments during the fiscal quarter ended December 31, 2004. Readers are encouraged to refer to our prior reports for further information concerning other legal proceedings affecting us and our subsidiaries.

We and our subsidiaries are involved in other legal proceedings from time to time, none of which we believe, if decided adversely to us or our subsidiaries, would have a material adverse effect on our business, financial condition or results of operations.

ANNEX F

NOVO NETWORKS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Novo Networks, Inc. (“Novo,” “we,” “us,” or “our”) and Berliner Communications, Inc. (“Berliner Communications”) after giving effect to our Asset Purchase Agreement and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. We acquired the operations, substantially all of the assets and liabilities of Berliner Communications on February 18, 2005.

Since Novo was a shell company prior to its acquisition of the assets and assumption of liabilities of Berliner Communications, purchase accounting has not been applied and the transaction is being accounted for as a recapitalization of Berliner Communications. The accompanying unaudited pro forma condensed combined balance sheet is presented as if the recapitalization of Berliner Communications occurred on December 31, 2004. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 are presented as if the recapitalization of Berliner Communications had occurred on January 1, 2004. All material adjustments to reflect the recapitalization are set forth in the column “Pro Forma Adjustments.”

The pro forma data is for informational purposes only and may not necessarily reflect future results of operations or financial position or what the results of operations or financial position would have been had Novo and Berliner Communications been operating as combined entities for the periods presented. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements, including the notes thereto, of Novo included in our Form 10-K for the year ended June 30, 2004, and in our Form 10-Q’s for the quarters ended September 30, 2004, and December 31, 2004, and the historical financial statements included elsewhere in this Form 8-K/A.

NOVO NETWORKS, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
December 31, 2004

	Historical		Pro Forma
	Berliner	Novo	Adjustments		Combined
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$453,818	$1,980,714	$(100,000	) (1)	$2,334,532
Accounts receivable, net of allowance for doubtful accounts of $106,061 in 2004 and $147,724 in 2003	3,384,904	—			3,384,904
Inventories	515,565	—			515,565
Prepaid expenses and other current assets	212,943	261,536			474,479

	4,567,230	2,242,250			6,709,480

LONG-TERM ASSETS
Prepaid expenses	—	213,042			213,042
Fixed assets, net	557,317	256,395			813,712
Other assets	68,032	5,745			73,777

	$5,192,579	2,717,432	$(100,000)		$7,810,011

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABLILITIES
Line of credit	$344,588	—	$—		$344,588
Current portion of long-term debt	434,372	—			434,372
Current portion of capital lease obligations	56,573	—			56,573
Loan from shareholder	101,640	—			101,640
Accounts payable	1,704,187	—			1,704,187
Accrued liabilities	1,223,965	217,114			1,441,079
Deferred revenue	9,435	—			9,435
Income tax payable	12,581	—			12,581

	3,887,341	217,114			4,104,455

LONG-TERM LIABILITIES
Long-term debt, net of current portion	404,484	—			404,484
Long-term capital lease obligations, net of current portion	26,977	—			26,977

	431,461	—			431,461

COMMITMENTS	—	—			—

STOCKHOLDERS’ EQUITY	873,777	2,500,318	(100,000	) (1)	3,274,095

	$5,192,579	$2,717,432	$—		$7,810,011

The accompanying notes are an integral part of this statement.

NOVO NETWORKS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2004

	Historical		Pro Forma
	Berliner	Novo	Adjustments		Combined
Revenues	$15,285,904	$—	$—		$15,285,904
Costs of revenues	9,604,839	—			9,604,839

Gross margin	5,681,065	—			5,681,065

Selling, general and administrative expenses	6,123,328	2,073,109	(535,000	) (2)	7,510,437
			(151,000	) (3)
Depreciation and amortization	342,934	312,492			655,426
Impairment of loss	—	825,000			825,000

Loss from operations	(785,197)	(3,210,601)	686,000		(3,309,798)

Other income (expense)
Interest expense	(46,813)	—			(46,813)
Interest income	1,639	19,290			20,929
Loss on equity investments	—	(168,605)			(168,605)
Gain on extinguishment of debt	—	313,500	(313,500	) (4)	—
Gain (loss) on sale of fixed assets	9,699	—			9,699
Other income (expense)	—	1,213,225	(1,150,000	) (2)	63,225

Income (loss) before income taxes	(820,672)	(1,833,191)	(777,500)		(3,431,363)

Income tax expense	16,160	—			16,160

Net income (loss)	(836,832)	(1,833,191)	(777,500)		(3,447,523)

Preferred stock dividends and accretion	—	(737,893)			(737,893)

Net income (loss) applicable to common shareholders	$(836,832)	$(2,571,084)	$(777,500)		$(4,185,416)

Net income (loss) per share — basic and diluted					$(0.02)

Weighted average number of shares outstanding — basic and diluted					200,000,000

The accompanying notes are an integral part of this statement.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The following unaudited pro forma condensed combined balance sheet is derived from the balance sheets of Berliner Communications and us at December 31, 2004. The unaudited pro forma condensed combined balance sheet reflects our purchase of the operations, substantially all the assets and liabilities of Berliner Communications by our wholly owned subsidiary, BCI Communications, Inc. The transaction is being accounted for as a recapitalization of Berliner Communications since Novo was a shell company. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004 gives effect to the recapitalization of Berliner Communications as if it occurred on January 1, 2004.

In accordance with the rules and regulations of the SEC, unaudited financial statements may omit or condense information and disclosures normally required for a complete set of financial statements prepared in accordance with generally accepted accounting principles. However, management believes that the notes to the financial statements as presented contain disclosures adequate to make the information presented not misleading.

The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been made based on available information and in the opinion of management are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial data is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project the financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined financial data should be read in conjunction with the notes hereto.

2. Berliner Acquisition

Pursuant to our asset purchase agreement (the “Purchase Agreement”) with Berliner Communications, a privately held Delaware corporation, we acquired the operations, and substantially all of the assets and liabilities. Under the terms of the Purchase Agreement, we issued 147,676,299 shares of our common stock and 3,913,699 shares of our Series E Convertible Preferred Stock. The estimated value of our common and preferred stock issued was $3,032 based upon the par value of the securities issued by us.

Since we have had no operations since December of 2001 and classified as a shell company, the acquisition of Berliner Communications has been accounted for as a recapitalization of Berliner Communications. The assets acquired and liabilities assumed were recorded at their historical book value as if the transaction occurred on December 31, 2004 with the difference charged to additional paid in capital.

3. Accounting Acquirer Stockholder’s Equity

The stockholders’ equity section reflects the recapitalization of Berliner Communications. Our common shares and our Series E Preferred shares issued to Berliner Communications were recorded as a deemed retroactive stock split, which resulted in the issuance of 147,676,299 shares of our common stock and 3,913,669 shares of our Series E Preferred Stock as discussed in Footnote above.

We will record a deemed dividend to our Series B Preferred Stock in the amount of $6.4 million and our Series D Preferred Stock in the amount of $13.5 million at the time of the filing of the Certificate of Amendment and the adoption of the Charter Amendments with the Delaware Secretary of State. The deemed dividend was computed based upon the additional common shares each class of preferred stock will receive due to the reduced conversion price in the Voting Agreement at the market price on the measurement date, which was February 18, 2005. Our Series B and D Preferred Stock shareholders will receive approximately 996.8 million shares in the aggregate of our common stock before the proposed reverse stock split of one share for each 300 shares as part of the Voting Agreement. The deemed dividend is expected to occur prior to August 31, 2005.

4. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(1)	Reflects the recapitalization of Berliner Communications as of December 31, 2004
	Elimination of cash that was not acquired in the transaction	$(100,000)
	Elimination of the Berliner Communications equity	$(873,777)
	Record Novo securities issued to Berliner Communications at par value	3,032
	Net assets acquired charged to additional paid in capital (see footnote 2)	870,745

		$(100,000)

(2)	Reflects the elimination of other income and associated costs related to settlement of litigation pertaining to business of Novo
	Settlement amount	$1,150,000

	Associated costs in 2004	$535,000

(3)	Reflects the elimination of certain general and administrative expenses not expected to continue with the new business	$151,000

(4)	Reflects the elimination of the gain on extinguishment of debt related to the Liquidating Trust for Novo’s subsidiaries that were liquidation as part of a bankruptcy process	$313,500